CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[*]”.

AMGEN INC. BEIGENE SWITZERLAND GMBH and BEIGENE, LTD. Dated October 31, 2019
COLLABORATION AGREEMENT

CONTENTS
Page

ARTICLE I. DEFINITIONS	2

ARTICLE II. SCOPE AND GOVERNANCE	25

Section 2.1	Purpose of the Collaboration 25

Section 2.2	Committees and Teams 25

Section 2.3	Joint Steering Committee 27

Section 2.4	Joint Alliance Committee 28

Section 2.5	Designated Officers 30

Section 2.6	Reporting 31

Section 2.7	No Authority to Amend or Modify 31

Section 2.8	Alliance Managers 31

Section 2.9	Non-Collaboration Territory Activities 31

ARTICLE III. DEVELOPMENT AND REGULATORY	32

Section 3.1	Development Matters 32

Section 3.2	Regulatory Matters 33

Section 3.3	Sharing of Data and Know-How 36

Section 3.4	Cooperation with Audit and Inspection 36

ARTICLE IV. MANUFACTURING	36

Section 4.1	Manufacturing Lead 36

Section 4.2	Manufacturing and Supply 37

Section 4.3	Supply and Quality Agreements 37

Section 4.4	Distribution 37

Section 4.5	Brand Security and Anti-Counterfeiting 37

ARTICLE V. COMMERCIALIZATION	38

Section 5.1	Commercialization of In-Line Products and Pipeline Products 38

Section 5.2	Commercial Lead 41

Section 5.3	Allocation of Commercial Responsibility 41

Section 5.4	Training 41

Section 5.5	Information Concerning Products 42

Section 5.6	Promotional Materials 42

Section 5.7	Commercial Reporting, Records, Costs and Audits 43

ARTICLE VI. PERFORMANCE STANDARDS	44

Section 6.1	Collaborative Activities 44

Section 6.2	Diligence Standards 44

Section 6.3	Fair Value Pricing 44

Section 6.4	Proper Conduct Practices Standards 44

Section 6.5	Violation of Laws 45

Section 6.6	Use of Affiliates and Third Party Contractors 45

Section 6.7	Management of Personnel 47

Section 6.8	Obligation to Notify 47

ARTICLE VII. FINANCIAL CONSIDERATION	47

Section 7.1	Global Development Cost Sharing 47

Section 7.2	Profit Sharing 48

Section 7.3	Example 50

Section 7.4	Calculation of Net Revenues 50

Section 7.5	Excluded Losses 51

Section 7.6	Manufacturing Costs Calculation and True-Up 51

Section 7.7	Final Balancing Payments 51

Section 7.8	Commercialization Budget Deadlocks 52

Section 7.9	Overruns 52

Section 7.10	Royalties 52

Section 7.11	Payments 54

ARTICLE VIII. PAYMENTS	54

Section 8.1	Appropriate Measure of Value 54

Section 8.2	No Other Compensation 55

Section 8.3	Currency 55

Section 8.4	Audits 56

Section 8.5	Blocked Currency 57

Section 8.6	Taxes 58

Section 8.7	Late Payment 60

Section 8.8	Change in Accounting Periods 60

ARTICLE IX. DISTRACTING PRODUCTS	61

Section 9.2	Pre-Clinical Development Activities 62

Section 9.3	Distracting Transactions; Notice 62

Section 9.4	Reasonable Restrictions 63

ARTICLE X. INTELLECTUAL PROPERTY	63

Section 10.1	Program Intellectual Property Ownership 63

Section 10.2	Copyright Ownership 64

Section 10.3	Product Trademarks 64

Section 10.4	Joint Ownership 65

Section 10.5	License Grant by Amgen 65

Section 10.6	License Grant by BeiGene 65

Section 10.7	Prosecution and Maintenance of Patents 65

Section 10.8	Defense and Settlement of Third Party Claims of Infringement and Other Proceedings 66

Section 10.9	Enforcement 66

Section 10.10	Patent Term Extensions 67

Section 10.11	Trademarks 67

Section 10.12	Personnel Obligations 69

Section 10.13	No Prejudicial Action. 70

ARTICLE XI. CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES	70

Section 11.1	Confidentiality; Exceptions 70

Section 11.2	Authorized Disclosure 70

Section 11.3	Confidential Treatment of Terms and Conditions 71

Section 11.4	Press Releases 71

Section 11.5	Confidential Information Exchanged Prior to the Effective Date 72

Section 11.6	Publications and Program Information 72

Section 11.7	Attorney-Client Privilege 72

ARTICLE XII. REPRESENTATIONS, WARRANTIES AND COVENANTS	73

Section 12.1	Mutual Representations and Warranties 73

Section 12.2	Amgen Representations and Warranties 74

Section 12.3	BeiGene Representations and Warranties Regarding Blocking IP 74

Section 12.4	Mutual Covenants 75

Section 12.5	Privacy and Data Protection 76

Section 12.6	Information Security 76

Section 12.7	Disclaimer of Warranties 77

Section 12.8	Limitation of Liability 77

ARTICLE XIII. INDEMNIFICATION AND INSURANCE	78

Section 13.1	Indemnity by BeiGene 78

Section 13.2	Indemnity by Amgen 78

Section 13.3	Claim for Indemnification 79

Section 13.4	Defense of Third Party Claims 79

Section 13.5	Insurance 81

Section 13.6	Guarantee 81

ARTICLE XIV. TERM AND TERMINATION; REVERSION OF PRODUCTS; CAPABILITY BUILD	81

Section 14.1	Term 81

Section 14.2	Mutual Termination Rights for the Agreement 82

Section 14.3	Failure to Obtain Waiver 83

Section 14.4	Mutual Termination Rights for a Product 83

Section 14.5	Mutual Termination Rights for Commercial Viability in the Collaboration Territory 84

Section 14.6	Termination Rights for Suspension of a Pipeline Product 84

Section 14.7	General Effects of Product Reversion, Expiration or Termination 86

Section 14.8	Product Reinstatement. 87

Section 14.9	Additional Surviving Provisions 87

Section 14.10	Transition Obligations. 88

Section 14.11	Ordinary Course of Business 89

Section 14.12	Capability Build Services 89

ARTICLE XV. MISCELLANEOUS	89

Section 15.1	Assignment; Change of Control 89

Section 15.2	Compliance with Laws 91

Section 15.3	Change in Applicable Law 91

Section 15.4	Governing Law; Dispute Resolution 93

Section 15.5	Construction 94

Section 15.6	Counterparts 94

Section 15.7	Entire Agreement 94

Section 15.8	Force Majeure 94

Section 15.9	Further Assurances 95

Section 15.10	Headings 95

Section 15.11	No Set-Off 95

Section 15.12	Notices 95

Section 15.13	Relationship of the Parties 96

Section 15.14	Severability 96

Section 15.15	Third Party Beneficiaries 96

Section 15.16	Waivers and Modifications 96

SCHEDULES
Applicable Retail Baseline Price
Capability Build Services
Collaboration Profit Share Example
Distracting Products
Information Security Requirements
Initial JSC Membership
Initial Product Transfer Requirements
Initial Product Transition Services
Press Releases
Privacy and Data Protection
Products
Product Reversion Transition Services
Supply Price

Supply Term Sheet

EXHIBITS
Compliance Certification
Guarantee Agreement

COLLABORATION AGREEMENT
This Collaboration Agreement (this “Agreement”) is entered into as of October 31, 2019 (the “Execution Date”) by and between Amgen Inc., a Delaware corporation with a principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320 USA (“Amgen”), BeiGene Switzerland GmbH, a Swiss corporation with a principal place of business at Aeschenvorstadt 5, 4051 Basel, Switzerland (“BeiGene”) and, solely with respect to Section 13.6, BeiGene, Ltd., a Cayman Islands exempted company incorporated with limited liability with its registered offices c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands (“BeiGene Parent”). Amgen and BeiGene are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Amgen is a global biopharmaceutical company that researches, develops, manufactures and commercializes therapeutic products to treat grievous illness;
WHEREAS, BeiGene Parent is a global biopharmaceutical company and one of the leading companies in pharmaceutical innovation in the Collaboration Territory (as defined below) and is engaged in research and development, manufacturing, and commercialization of pharmaceutical products in the Collaboration Territory;
WHEREAS, Amgen has developed certain proprietary Products (as defined below) for the treatment of oncology-related diseases and conditions;
WHEREAS, on or before the Effective Date, Amgen will make a 20.5% equity investment in BeiGene Parent and designate a director to serve on the Board of Directors of BeiGene Parent pursuant to the terms of a Share Purchase Agreement by and between BeiGene Parent and Amgen (the “Share Purchase Agreement”);
WHEREAS, Amgen and BeiGene desire to collaborate on the commercialization of certain Products approved (or soon to be approved) in the Collaboration Territory and the global development funding and the clinical development and commercialization of certain clinical-stage pipeline Products in the Collaboration Territory; and
WHEREAS, in connection with such collaboration activities and the return to Amgen of certain Products hereunder, BeiGene will provide Amgen assistance in the building of certain of its development, regulatory and commercial capabilities in the Collaboration Territory with respect to such returned Products as set forth in more detail herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1“Access and Pricing Plan” means, with respect to a given Product, the Collaboration Territory-specific plan for such Product prepared by BeiGene and reviewed by the JSC that calculates the Applicable Retail Baseline Price, launch timing ranges and target population for a Product.
Section 1.2    “Affected Party” has the meaning set forth in Section 9.3 (Distracting Transactions Notice).
Section 1.3    “Affiliate” means, with respect to a Party, any Person which controls, is controlled by or is under common control with such Party. For purposes of this definition only, “control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the securities entitled to be voted generally or in the election of directors of such Person, or by contract or otherwise. Notwithstanding the foregoing, for the purposes of Article IX (Distracting Products) and Section 1.61 (“Distracting Transaction”) only, the ownership threshold included in the definition of “control” will be fifty percent (50%) or more, rather than more than fifty percent (50%).
Section 1.4    “Agreement” has the meaning set forth in the Preamble.
Section 1.5    “Aggregate Global Development Cost-Share Cap” has the meaning set forth in Section 7.1.2(b) (Global Development Cost-Share).
Section 1.6    “Alliance Manager” has the meaning set forth in Section 2.8 (Alliance Managers).
Section 1.7    “Allocable Manufacturing Overhead” means, with respect to the Manufacturing Actual Costs for any Products intended for the Collaboration Territory, the Costs incurred by Amgen or for its account, in accordance with GAAP, including [*] and which are specifically allocated (and properly attributable) to such Product’s Manufacturing activity (pursuant to this Agreement) within a given company department(s) based on a properly allocable portion of space occupied or headcount or other activity-based method consistent with Amgen’s internal accounting principles consistently applied by Amgen, or a standard rate if agreed by the Parties. “Allocable Manufacturing Overhead” shall not include [*].
Section 1.8    “Amgen” has the meaning set forth in the Preamble.
Section 1.9    “Amgen Costs” has the meaning set forth in Section 7.2.2 (Amgen Costs).
Section 1.10    “Amgen Housemarks” means (i) the corporate logo of Amgen, (ii) the trademark “Amgen”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word “Amgen” and (iv) any other trademark or service mark associated with goods or services of Amgen or its Affiliates, but excluding the Product Trademarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.
Section 1.11    “Amgen Indemnitees” has the meaning set forth in Section 13.1 (Indemnity by BeiGene).
Section 1.12    “Amgen Intellectual Property” means any Know-How, Patent, electronic media registrations (including domain names, usernames, websites, blogs and the like), or Copyrights Controlled by Amgen or its Affiliates that (i) as of the Effective Date are being used in connection with the research and development of any of the Products, or (ii) are used (but is not generated or conceived) during the Term by either Party or its Affiliates in the performance of this Agreement.
Section 1.13    “Amgen Pipeline Product Global Development Costs” means all Costs incurred by Amgen and its Affiliates during the Term in connection with the development of Pipeline Products in accordance with the Global Development Plan and Global Development Budget, including:
(a)    all Costs incurred by Amgen or its Affiliates in performing development activities which have been designated to Amgen in furtherance of the Global Development Plan (including [*]);
(b)    all Costs incurred by Amgen or its Affiliates associated with obtaining, maintaining and renewing Regulatory Filings and Regulatory Approvals pertaining to a Pipeline Product;
(c)    all manufacturing Costs not otherwise included in Manufacturing Standard Cost or Manufacturing Actual Costs, including [*];
(d)    for any clinical supply of Pipeline Products, (i) the Manufacturing Standard Cost, if it is manufactured in Amgen’s (or its designee’s) clinical manufacturing facility, or (ii) all Manufacturing Actual Costs, if it is manufactured in Amgen’s (or its designee’s) non‑clinical (i.e., commercial) manufacturing facility;
(e)    Medical Affairs Activities Costs to the extent relevant to clinical development;
(f)    [*]; and
(g)    all Costs incurred by Amgen or its Affiliates for other materials (such as non‑Party comparator drugs and placebo) obtained or made for use in Clinical Studies of or related to a Pipeline Product.
For clarity, Amgen Pipeline Product Global Development Costs shall include Costs incurred by Amgen to manage any of (a) through (g) above to the extent performed by any contract research organization by or on behalf of Amgen, but shall exclude any Cost subject to an indemnification obligation under Article XIII.
Section 1.14    “Amgen Program Intellectual Property” has the meaning set forth in Section 10.1 (Program Intellectual Property Ownership).
Section 1.15    “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including the U.S. Foreign Corrupt Practices Act (FCPA), Criminal Law applicable in the Collaboration Territory, Anti-Unfair Competition Law applicable in the Collaboration Territory and similar laws intended to prohibit corruption and bribery, regardless of whether those laws pertain to corruption and bribery involving public or private individuals or entities.
Section 1.16    “Applicable Retail Baseline Price” means the applicable base list price under which BeiGene may Commercialize a Product in the Collaboration Territory as determined by the methodology set forth in the Applicable Retail Baseline Price Schedule or as otherwise agreed in writing by Amgen in its sole discretion.
Section 1.17    “Applicable Law” means, individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Governmental Authorities, courts, tribunals, agencies other than Governmental Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder, including, to the extent applicable, Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP), including all applicable data protection and privacy laws, rules and regulations, Anti-Corruption Laws and Healthcare Compliance Requirements.
Section 1.18    “Assisting Party” has the meaning set forth in Section 13.4.1 (All Third Party Claims except Infringement and Invalidity Claims).
Section 1.19    “Audited Party” has the meaning set forth in Section 8.4.1 (Accounting).
Section 1.20    “Auditing Party” has the meaning set forth in Section 8.4.1 (Accounting).
Section 1.21    “BeiGene” has the meaning set forth in the Preamble.
Section 1.22    “BeiGene Costs” has the meaning set forth in Section 7.2.1 (BeiGene Costs).
Section 1.23    “BeiGene Development Cost Savings” means, with respect to any Clinical Study, a portion of which is conducted by BeiGene for the Development of any Pipeline Product pursuant to the Global Development Plan and Global Development Budget, the positive difference between (i) the budgeted Costs applicable to such Clinical Study which reflects Amgen’s existing planned costs to conduct such Clinical Study [*] and (ii) the actual Cost to conduct such Clinical Study.
Section 1.24    “BeiGene Housemarks” means (i) the corporate logo of BeiGene, (ii) the trademark of BeiGene’s corporate name, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word of BeiGene’s corporate name, and (iv) any other trademark or service mark associated with goods or services of BeiGene or its Affiliates, but excluding the Product Trademarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.
Section 1.25    “BeiGene Indemnitees” has the meaning set forth in Section 13.2 (Indemnity by Amgen).
Section 1.26    “BeiGene Intellectual Property” means BeiGene Other Intellectual Property and BeiGene Pre-Existing Intellectual Property.
Section 1.27    “BeiGene Other Intellectual Property” means any Know-How, Patents, electronic media registrations (including domain names, usernames, websites, blogs and the like), or Copyrights Controlled by BeiGene or its Affiliates that are used (but not generated or conceived) by BeiGene or its Affiliates or are authorized by BeiGene for use by Amgen or its Affiliates, during the Term in the performance of this Agreement.
Section 1.28    “BeiGene Pipeline Product Development Costs” means all Costs incurred by BeiGene and its Affiliates in or for the Collaboration Territory during the Term in connection with the Development of Pipeline Products in accordance with the Global Development Plan and the Global Development Budget, including:
(a)    all Costs incurred by BeiGene or its Affiliates in performing development activities which have been designated to BeiGene (including the costs of Clinical Studies and related support to obtain Regulatory Approval for a Pipeline Product);
(b)    all Costs incurred by BeiGene or its Affiliates for other materials (such as non‑Party comparator drugs and placebo) reasonably required to be obtained or made for use in Clinical Studies of or related to a Pipeline Product;
(c)    all Costs incurred by BeiGene or its Affiliates associated with obtaining, maintaining and renewing Regulatory Filings and Regulatory Approvals for a Pipeline Product; and
(d)    Medical Affairs Activities Costs to the extent relevant for clinical development.
For clarity, BeiGene Pipeline Product Development Costs shall include any Costs incurred by BeiGene or its Affiliates to manage any of (a) through (d) above to the extent performed by any CROs by or on behalf of BeiGene, but shall exclude any Cost subject to an indemnification obligation under Article XIII.
Section 1.29    “BeiGene Pre-Existing Intellectual Property” means any Know-How, Patents, electronic media registrations (including domain names, usernames, websites, blogs and the like), or Copyrights Controlled by BeiGene or its Affiliates in existence as of the Effective Date that specifically relates to the composition of matter of a Product, a method of using a Product, or a method of treatment with a Product.
Section 1.30    “Change of Control” with respect to a Party, is deemed to have occurred if any of the following occurs after the Effective Date:
(a)    any “person” or “group” (as such terms are defined below) who (i) becomes or acquires the right to become (including, by way of a tender or exchange offer) the “beneficial owner” (as such term is defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party, (ii) acquires the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”), or (iii) otherwise has the ability to direct or cause the direction of the management or operation of the Party; or
(b)    such Party enters into any merger, consolidation, other business combination or similar transaction with another Person (whether or not such Party is the surviving entity), unless immediately after such merger, consolidation, other business combination or similar transaction (i) the members of the Board of Directors of such Party constituting at least a majority of the members of the Board of Directors of such Party immediately prior to such transaction continue to constitute a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction and (ii) the Persons that beneficially owned, directly or indirectly, at least a majority of the shares of Voting Stock of such Party immediately prior to such transaction continue to beneficially own (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving Person), directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or
(c)    such Party sells, transfers, leases or otherwise conveys to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or
(d)    the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.
For the purpose of this definition of Change of Control, (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (ii) a “beneficial owner” is determined in accordance with Rule 13d-3 under the aforesaid Act; (iii) the terms “beneficially owned” and “beneficially own” have meanings correlative to that of “beneficial owner”; and (iv) the term “Party” means both the Party and the Person that controls such Party (as control is defined in Section 1.3).
Section 1.31    “Clinical Study” means a research study (including interventional and observational studies) in which data from one or more human subjects is collected to evaluate health-related biomedical outcomes, including a Phase 4 Study.
Section 1.32    “Collaboration Activities” means the following activities to the extent conducted in or for the Collaboration Territory during the Term (i) pre-clinical and Clinical Studies, regulatory activities, and clinical supply activities for Products, (ii) establishment of the importation specifications and performance of importation testing (in each case, for clinical and commercial purposes), (iii) CMC or manufacturing process development for a Product to the extent required, or determined by the Parties, to support development or commercialization activities specifically for the Collaboration Territory as set forth in the Global Development Plan or Commercialization Plan, (iv) life cycle management activities or other related activities with respect to the Products for the Collaboration Territory and (v) commercialization activities described in the definition of “Commercialization and Related Costs.”
Section 1.33    “Collaboration Profits” has the meaning set forth in Section 7.2.7 (Calculation of Collaboration Profits).
Section 1.34    “Collaboration Scope” means, with respect to a particular Product, any and all human uses of such Product in the Collaboration Territory.
Section 1.35    “Collaboration Territory” means the People’s Republic of China, but not including Hong Kong Special Administrative Region (SAR), Macao Special Administrative Region (SAR), or Taiwan.
Section 1.36    “Commercial Lead” has the meaning set forth in Section 5.2 (Commercial Lead).
Section 1.37    “Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution, or sale of a Product.
Section 1.38    “Commercialization Budget” means the applicable budget prepared by BeiGene and approved by the JSC for the Commercialization of each Product in the Collaboration Territory in accordance with the applicable Commercialization Plan (which budget will be updated annually, will cover a period of at least five (5) years and will include quarterly budgets for a period of at least one (1) year for the current year).
Section 1.39    “Commercialization and Related Costs” means all Costs incurred by a Party and its Affiliates during the Term in connection with the Commercialization of Products in the Collaboration Territory, including:
(a)    selling expenses, or other Costs and expenses associated with marketing of the Product for Commercialization in the Collaboration Territory, including Sales Force Costs calculated in accordance with Section 5.7.1 (Calculation of Sales Force Costs and Other Personnel Costs);
(b)    costs for preparing and reproducing Commercialization materials, including [*];
(c)    Costs of sales and marketing data, costs associated with training of the sales representatives incurred in accordance with Section 5.4 (Training), sales activity reporting and work on target customer accounts;
(d)    [*];
(e)    marketing Costs and Medical Affairs Activities Costs incurred in connection with launch readiness activities in or for the Collaboration Territory prior to commercialization and during commercialization;
(f)    all Costs incurred by the Parties or their respective Affiliates associated with any recalls of a Product in the Collaboration Scope and in or for the Collaboration Territory;
(g)    all Costs incurred by the Parties or their respective Affiliates with respect to product liability claims for Products in the Collaboration Scope in the Collaboration Territory;
(h)    all Costs incurred by the Parties or their respective Affiliates associated with any returns and withdrawals of a Product in the Collaboration Scope in the Collaboration Territory;
(i)    all Costs incurred by the Parties or their respective Affiliates in [*];
(a)    all defense, enforcement, settlement and cooperation Costs incurred by the Parties or their respective Affiliates within or materially related to the Collaboration Scope, to the extent such defense, enforcement, settlement and cooperation are conducted in or for the Collaboration Territory, in accordance with Section 13.4.1 (All Third Party Claims except Infringement and Invalidity Claims), Section 13.4.2 (Infringement and Invalidity Claims) and Section 10.9 (Enforcement) (but, in each case, not including defense Costs incurred by a Party in fulfilling its indemnification obligations);
(b)    all Costs incurred by the Parties or their respective Affiliates in connection with Prosecution and Maintenance of Amgen Intellectual Property and Program Intellectual Property within or materially related to the Collaboration Scope, to the extent such Prosecution and Maintenance are conducted in or for the Collaboration Territory, in accordance with Section 10.7 (Prosecution and Maintenance);
(c)    any amounts paid by either Party or their respective Affiliates to Third Parties for rights to manufacture, use or sell a Product within the Collaboration Scope (“Third Party IP Payments”) to the extent not already included in Manufacturing Actual Costs; and
(d)    all unrecovered Indirect taxes, including, for the avoidance of doubt, unrecovered VAT surcharge, incurred by either Party arising with respect to payments to be made under Section 7.2.7 (Calculation of Collaboration Profits);
in each case solely to the extent (i) not previously deducted from gross invoiced amounts in determining Net Revenues hereunder and (ii) with respect to (a) through (e) and (i), included in the Commercialization Plan and Commercialization Budget.
Such Costs may include all Costs for outside services and expenses (e.g., consultants, agency fees, etc.). Commercialization and Related Costs shall not include [*]or any Cost subject to an indemnification obligation under Article XIII.
Section 1.40    “Commercialization Plan” means a rolling strategic and operational commercialization plan for the applicable Product in the Collaboration Territory (which plan will be a detailed plan for the first year and a rolling [*]high level plan for all subsequent years and will be updated and approved on a periodic basis but no less than annually by the JSC), which sets forth, among other things, (i) a multi-year Commercialization strategy that includes plans for [*], (ii) a multi-year communications strategy that includes plans for [*], and (iii) an operating plan for the implementation of such strategies on an annual basis, including information related to [*], all as developed and approved by the JSC and JAC.
Section 1.41    “Commercially Reasonable Efforts” means, with respect to a Party and/or its Affiliates and an activity under this Agreement, the efforts and expenditures that would be employed, in good faith and in accordance with Applicable Law, by a reasonably prudent company in the pharmaceutical industry, which prudent company is performing such activity for their pharmaceutical products that are of similar commercial potential to the Product, but in no event less than the standards and level, consistent with commercially reasonable practices, commonly applied by other biopharmaceutical companies to their biopharmaceutical products of a similar stage of development or commercialization, safety, efficacy, intellectual property profile, commercial potential, actual or anticipated Governmental Authority approved labeling, and cost and likelihood of obtaining Regulatory Approval, but specifically excluding (i) [*] and (ii) [*].
Section 1.42    “Compensating Payment” has the meaning set forth in Section 7.2.7 (Calculation of Collaboration Profits).
Section 1.43    “Confidential Information” has the meaning set forth in Section 11.1 (Confidentiality; Exceptions).
Section 1.44    “Contract Interest Rate” means [*], or, if lower, the maximum rate permitted by Applicable Law.
Section 1.45    “Control” or “Controlled” means, with respect to any intellectual property right, that a Party owns or has a license (other than a license granted to such Party under this Agreement) to such right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such other Party on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense.
Section 1.46    “Copyrights” means all right, title, and interest in and to all copyrightable works and any copyright registration or corresponding legal right.
Section 1.47    “Core Data Sheet” means the internal Amgen-developed document that sets forth the efficacy and safety profile for a Product.
Section 1.48    “Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the FTE Rate and Sales Force FTEs at the Sales Force FTE Rate).
Section 1.49    “Cover” means, with respect to a given Product, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the using, offering to sell, selling, importing or exporting of such Product. Cognates of the word “Cover” shall have correlative meanings.
Section 1.50    “Critical Matters” means, with respect to a decision of the Parties, JSC or JAC, (i) decisions that are likely to [*]; (ii) decisions that are likely to [*]; (iii) decisions with respect to the approval (or amendment) of [*] for each Product; (iv) decisions to approve [*] for each Product, [*] and any changes to [*]; and (v) decisions that are reasonably likely to [*] for any Product [*].
Section 1.51    “Defending Party” has the meaning set forth in Section 13.4 (Defense of Third Party Claims).
Section 1.52    “Designated Amgen Activities” means those Collaboration Activities for which Amgen (or its Affiliates) is responsible pursuant to this Agreement, including such activities allocated to it by any of the committees and teams established under this Agreement.
Section 1.53    “Designated BeiGene Activities” means those Collaboration Activities for which BeiGene (or its Affiliates) is responsible pursuant to this Agreement, including such activities allocated to it by any of the committees and teams established under this Agreement.
Section 1.54    “Designated Officer” means (i) with respect to BeiGene, (a) with respect to commercial matters, the General Manager of China and (b) with respect to all other matters, Senior Vice President and Head of APAC Clinical Development and (ii) with respect to Amgen, (a) with respect to commercial matters, the Head of Global Commercial and (b) with respect to all other matters, the Head of Research and Development.
Section 1.55    “Develop” or “Development” means all activities relating to research, non-clinical and preclinical testing and trials, clinical testing and trials, including Clinical Studies, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to regulatory authorities of applications relating to Products.
Section 1.56    “Development Costs” means Amgen Pipeline Product Global Development Costs and BeiGene Pipeline Product Development Costs.
Section 1.57    “Dispute” has the meaning set forth in Section 15.4.2.
Section 1.58    “Distracted Party” means a Party that conducts or participates in, advises, assists, or enables any of its Affiliates or any Third Party to conduct or participate in, any Distracting Program or enters into any Distracting Transaction.
Section 1.59    “Distracting Product” has the respective meanings set forth on the Distracting Products Schedule, provided that “Distracting Product” shall not include (i) solely with respect to the ROW, (a) any product that corresponds to a Product which is a Suspended Product or (b) any product that corresponds to a Product which is a Suspended Product that is terminated from this Agreement with respect to the ROW only, or (ii) any product that corresponds to a Product that is terminated from this Agreement worldwide.
Section 1.60    “Distracting Program” means [*]of any Distracting Product.
Section 1.61    “Distracting Transaction” means any transaction entered into by a Party or its Affiliates on or after the Effective Date whereby a Third Party that is engaged in a Distracting Program either (i) becomes an Affiliate of such Party or any of its Affiliates or (ii) sells, transfers or assigns all or substantially all of its assets to such Party or any of its Affiliates.
Section 1.62    “Distribution” means, with respect to each Product in the Collaboration Scope, distribution and supply chain management, including through sub-distributors, wholesalers and pharmacies, up to and including delivery to the customer or clinical site.
Section 1.63    “Divest” means, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, Know-How, intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest, reversion rights or other similar rights typical of a licensor in an exclusive license agreement) in such Distracting Program by the relevant Party or its Affiliates. When used as a noun, each of “Divestiture” and “Divestment” has a corresponding meaning.
Section 1.64    “Effective Date” has the meaning set forth in Section 14.1 (Term).
Section 1.65    “Expected NRDL List Price” means the NRDL List Price that [*] which is reasonably likely to be approved by the applicable Governmental Authority in the Collaboration Territory.
Section 1.66    “Exclusivity Period” means, except as set forth in Article IX, with respect to a given Product (i) with respect to the Collaboration Territory, the period from the Effective Date through the date of termination of this Agreement with respect to such Product (subject to any reinstatement pursuant to Section 14.7) or Suspended Product, as applicable, and (ii) with respect to the ROW, the period from the Effective Date through the earlier of (x) the date the Product becomes a Suspended Product (subject to Section 9.1.4(c)) and (y) the date of termination of this Agreement with respect to such Product (subject to any reinstatement pursuant to Section 14.7).
Section 1.67    “Exploit” means, with respect to a Product, to research, develop, commercialize, make, have made, use, market, offer for sale, sell, import, export, manufacture, have manufactured or otherwise exploit, distribute, promote, or transfer possession of or title in such Product. Cognates of the word “Exploit” shall have correlative meanings.
Section 1.68    “First Commercial Sale” means, with respect to a Product, the first sale for end use or consumption of such Product after Regulatory Approval and pricing approval have been granted.
Section 1.69    “First Party” has the meaning set forth in Section 8.6.4(b) (Cooperation and Actions Requiring Consent).
Section 1.70    “Force Majeure” has the meaning set forth in Section 15.8 (Force Majeure).
Section 1.71    “FTE” means, with respect to a person (other than an employee that is a Sales Force FTE), the equivalent of the work of one (1) employee full time for one (1) year (consisting of at least a total of (i) [*] weeks or (ii) [*] hours per year in the ROW (excluding vacations and holidays) or [*] hours per year in the Collaboration Territory (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. No one person shall be permitted to account for more than one FTE.
Section 1.72    “FTE Rate” means for any employee of BeiGene or Amgen (i) conducting Development activities [*], increasing by [*] each January 1st beginning on January 1, 2021 and (ii) conducting Commercialization activities (excluding Sales Force activities but including Other Personnel activities) [*], increasing by the rate of [*] beginning on January 1, 2021. The Parties hereby agree to discuss in good faith appropriate adjustments to the FTE Rate which consider relevant China benchmarks not less than once every [*] years beginning on the second anniversary of the Effective Date. The FTE Rate includes costs associated with salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overhead (e.g., facilities, operating supplies, travel and training). No one person shall be permitted to account for more than one FTE.
Section 1.73    “GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.
Section 1.74    “Generic/Biosimilar Market Entry Threshold” means a condition where, with respect to a particular Product in a particular country, (i) a Generic/Biosimilar Product is being marketed or sold in such country by a Third Party; and (ii) the aggregate Net Revenues of such Product in that country during any [*] following the calendar quarter of the first commercial sale of the applicable Generic/Biosimilar Product (the “Generic Launch Quarter”) are lower than the aggregate Net Revenues of such Product in such country during the last [*]immediately prior to the Generic Launch Quarter by [*].
Section 1.75    “Generic/Biosimilar Product” means, with respect to a given Product in a particular country, after Regulatory Approval of such Product in such country, any other therapeutic drug product designated for human use which (A) (i) contains the same or highly similar principal molecular structural features as (but not necessarily all of the same structural features as) such Product except for minor differences in clinically inactive components, (ii) has no clinically meaningful differences from such Product in terms of purity, potency, safety, mechanism of action, route of administration, dosage form and strength, and (iii) is approved for use pursuant to a Regulatory Approval process in such country that is based on the indications and conditions of use on an unrelated party’s previously approved version of that same product (i.e., a product meeting the standards set forth in the foregoing clauses (i) and (ii)), whether or not such regulatory approval was based upon data generated by the Parties filed with the applicable governmental authority in such country or was obtained using an abbreviated, expedited or other process, and (iv) is authorized for sale or sold in the same country (or is commercially available in the same country via import from another country) as the Product by a Party or any Third Party, as applicable or (B) (i) contains the same active ingredient as the Product and is approved for use in such country by a regulatory authority through an Abbreviated New Drug Application as defined in the FD&C Act, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any other countries; or (ii) contains the same active ingredient as the Product and is approved for use in such country by a regulatory authority through a regulatory pathway referencing clinical data first submitted by Amgen its Affiliates for obtaining Regulatory Approval for such Product.
Section 1.76    “Global Brand Plan” means, with respect to a given Product, the global, cross-functional commercialization plan for such Product prepared by Amgen, including any applicable Global Payer Plan.
Section 1.77    “Global Development Budget” means the applicable budget prepared by Amgen and reviewed at the JAC and JSC for the Development of each Product in accordance with the applicable Global Development Plan (which budget will be updated by Amgen annually and will cover a period of at least five (5) years).
Section 1.78    “Global Development Cost-Share Payments” has the meaning set forth in Section 7.1.2(a) (Global Development Cost-Share).
Section 1.79    “Global Development Plan” means the applicable global plan prepared by Amgen and submitted to the JAC and JSC for each Product (which plan will be updated annually and will cover a period of at least [*]) covering: (i) the research and development of the Products, including observational research and payer evidence generation (including economic value); (ii) the preparation and submission of Regulatory Filings; and (iii) the obtaining and maintenance of Regulatory Approvals of the Products.
Section 1.80    “Global Distracting Product Royalty Term” means with respect to a Distracting Product on a country-by-country basis the period of time beginning on the First Commercial Sale of such Distracting Product in such country and expiring on the latest of (i) the date on which the Exploitation of such Distracting Product is no longer Covered by a Valid Claim of any Patents owned or exclusively Controlled by Amgen in such country; (ii) the expiration of Regulatory Exclusivity for such Distracting Product in such country; and (iii) the earlier of eight (8) years from the date of First Commercial Sale of such Distracting Product in such country and (y) twenty (20) years from the date of First Commercial Sale of the Product anywhere in the world.
Section 1.81    “Global Payer Plan” means the global plan for a Product prepared by Amgen that sets forth the strategic direction, positioning, value proposition and reimbursement for such Product.
Section 1.82    “Governmental Authority” means any government or supranational administrative agency, commission or other governmental or supranational authority, regulatory body or other instrumentality, or any federal, state, local, domestic or foreign governmental or supranational regulatory body.
Section 1.83    “Government Official” means (i) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (ii) any political party or official thereof, or any candidate for political office, in the Collaboration Territory or any other country, or (iii) any official or employee of any public international organization, or any family member of any of the foregoing individuals identified in the foregoing clauses (i), (ii) and (iii).
Section 1.84    “Healthcare Compliance Requirements” means the healthcare fraud and abuse laws and regulations and industry codes of conduct (for the Collaboration Territory, RDPAC) related to promotional and non‑promotional activities concerning a company’s pipeline and approved pharmaceutical, biologic and medical device products, transparency and reporting of relationships with and transfers of value to healthcare providers and other members of the healthcare community, coverage, reimbursement, pricing and price reporting for approved pharmaceutical, biologic and medical device products and interactions with healthcare professionals and members of the healthcare community.
Section 1.85    “Housemarks” means the Amgen Housemarks or the BeiGene Housemarks, as the case may be.
Section 1.86    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).
Section 1.87    “HSR Filing” means a filing by each of Amgen and BeiGene with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as defined in the HSR Act) with respect to the matters set forth in the Share Purchase Agreement, together with all required documentary attachments thereto.
Section 1.88    “Indemnified Party” has the meaning set forth in Section 13.3 (Claim for Indemnification).
Section 1.89    “Indemnifying Party” has the meaning set forth in Section 13.3 (Claim for Indemnification).
Section 1.90    “Indirect Taxes” means value added taxes, business taxes, sales taxes, consumption taxes and other similar taxes, and any surcharge levied on such taxes pursuant to Applicable Law.
Section 1.91    “Infringement or Invalidity Claim” has the meaning set forth in Section 10.8 (Defense and Settlement of Third Party Claims of Infringement and Other Proceedings).
Section 1.92    “In-Line Products” means the products set forth on the Products Schedule under the heading “In-Line Products.”
Section 1.93    “Insolvency Event” means, with respect to any Party, the occurrence of any of the following: (i) such Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (ii) an involuntary case is commenced against such Party and the petition is not dismissed within sixty (60) days after commencement of the case; (iii) a court-supervised custodian is appointed for, or takes charge of, all or substantially all of the property of such Party or such Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Party or there is commenced against such Party any such proceeding which remains undismissed for a period of sixty (60) days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) such Party is adjudicated insolvent or bankrupt; (vi) such Party suffers any appointment of any court-appointed custodian, receiver or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of sixty (60) days; (vii) such Party makes a general assignment for the benefit of creditors; (viii) the governing body or executive management of such Party shall make a duly authorized statement that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) such Party shall call a meeting of its creditors generally with a view to arranging a compromise or adjustment of its debts; or (x) any corporate, limited liability company, partnership or individual action, as applicable, is taken by such Party for the specific purpose of effecting any of the foregoing.
Section 1.94    “International Trade Laws” means all applicable import, export, reexport and foreign trade control statutes, laws, regulations, enactments, directives and ordinances of any Governmental Authority with jurisdiction over any operations or activities of a Party under this Agreement then in effect.
Section 1.95    “Joint Alliance Committee” or “JAC” means the alliance committee established pursuant to Article II (Scope and Governance).
Section 1.96    “Joint Claim” has the meaning set forth in Section 13.4.1 (All Third Party Claims except Infringement and Invalidity Claims).
Section 1.97    “Joint Development Data” has the meaning set forth in Section 3.1.5 (Ownership of Development and Safety Data).
Section 1.98    “Joint Steering Committee” or “JSC” means the steering committee established pursuant to Article II (Scope and Governance).
Section 1.99    “Key Regulatory Filings and Material Communications” means Regulatory Filings and correspondence intended to apply to data driven submissions versus administrative correspondence. Examples of data driven submissions are Regulatory Filings, responses to questions, briefing books, and minutes to agency meetings.
Section 1.100    “Know-How” means all tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, processes, knowledge, know‑how, conclusions, skill, experience, standard operating procedure, test data and results (including pharmacological, toxicological, manufacturing, and clinical test data and results), regulatory documentation, analytical and quality control data, results or descriptions, software and algorithms, including works of authorship and Copyrights, and materials, including biological materials, compositions and the like. Know-How does not include Patents, Product Trademarks, Amgen Housemarks or BeiGene Housemarks.
Section 1.101    “Losses” has the meaning set forth in Section 13.1 (Indemnity by BeiGene).
Section 1.102    “Manufacture” means all activities related to the manufacturing of a Product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of Product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.
Section 1.103    “Manufacturing Actual Costs” means, with respect to a Product (i) the Costs (including Allocable Manufacturing Overhead) to Manufacture such Product including [*] and (ii) [*] under this Agreement. Manufacturing Actual Costs will be calculated consistently with other products manufactured by Amgen and in accordance with GAAP. For clarity, (a) in the event that Amgen uses a contract manufacturer to perform any manufacturing activities under this Agreement, Manufacturing Actual Costs for such activities will be the price Amgen pays such contract manufacturer for such activities, plus the Costs to manage and to process materials obtained from such contract manufacturer, (b) to the extent that any Manufacturing Actual Cost relates to a Product and any other product(s) of Amgen, the Manufacturing Actual Cost will be allocated by Amgen among such Product and other product(s)).
Section 1.104    “Manufacturing Lead” has the meaning set forth in Section 4.1 (Manufacturing Lead).
Section 1.105    “Manufacturing Standard Costs” means, with respect to a Product, the clinical standard cost for such Product as of the time of manufacture as calculated in a manner consistent with Amgen’s other products. For clarity, (i) Amgen’s internal clinical standard cost methodology for clinical product is calculated [*], and (ii) in the event that Amgen uses a contract manufacturer to perform any Manufacturing activities under this Agreement, Manufacturing Standard Cost for such activities will be the price Amgen pays such contract manufacturer for such activities, plus the Costs to manage and to process materials obtained from such contract manufacturer.
Section 1.106    “Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or support clinical studies regarding, a Product, as established by the applicable Party’s internal policies and procedures and as documented by the applicable Global Development Plan or Commercialization Plan, which includes by way of example: (i) activities of Medical Liaisons; (ii) grants to support continuing independent medical education (including independent symposia and congresses); and (iii) development, publication and dissemination of scientific and clinical information in support of an approved indication for a Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email or other means of communication agreed by the Parties in writing.
Section 1.107    “Medical Affairs Activities Costs” means Costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement associated with Medical Affairs Activities in the Collaboration Territory to the extent incurred in accordance with the applicable Global Development Budget. For the avoidance of doubt, Medical Affairs Activities Costs with respect to a Product shall be included in [*] until the First Commercial Sale of the Product in the Collaboration Territory and shall be included as [*] thereafter.
Section 1.108    “Medical Liaisons” means those health care professionals employed or engaged by a Party with sufficient health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Product and are not sales representatives or otherwise engaged in direct selling or promotion of a Product.
Section 1.109    “Net Present Value Payment” means, with respect to a Pipeline Product, a payment made as a lump sum, which payment will be equivalent to the net present value of the expected cash flows that would have been received and paid (i) [*] and (ii) [*].
Section 1.110    “Net Revenues” means, with respect to a certain period of time, the aggregate of the gross invoiced sales prices for Products that are sold or transferred for value by or for either Party or their respective Affiliates in arms-length transactions to Third Parties in the Collaboration Territory or the ROW, as applicable (but not including sales relating to transactions between either Party or their respective Affiliates and agents) during such time period, less the total of the following charges or expenses as determined in accordance with GAAP and each to the extent not already deducted when calculating Manufacturing Actual Costs (regardless of the period in which such amounts are incurred or paid):
(a)    trade, cash, prompt payment and/or quantity discounts;
(b)    returns, allowances, rebates, chargebacks and fees or payments to government agencies, including any amounts imposed or due under Section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48);
(c)    retroactive price reductions applicable to sales of such Product;
(d)    fees paid to distributors, wholesalers, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;
(e)    credits or allowances for product replacement, whether cash or trade;
(f)    non-recovered sales taxes (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties;
(g)    [*] included in the gross invoiced sales price; and
(h)    [*] percent ([*]%) of gross sales to cover items such as bad debt, freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges.
Section 1.111    “Non-Collaboration Territory Agreement” means any agreement whereby Amgen has granted rights to a Third Party under any intellectual property rights, Know-How, Regulatory Filings or regulatory approvals with respect to a Product outside the Collaboration Territory, and any agreements ancillary thereto, such as a safety agreement.
Section 1.112    “NRDL List Price” means, with respect to a product, the National Reimbursement Drug List price published by the applicable Governmental Authority in the Collaboration Territory.
Section 1.113    “Other Personnel” means any personnel other than Sales Force Representatives performing Commercialization activities as well as Medical Liaisons and access and pricing and field based marketing personnel in or for the Collaboration Territory in accordance with this Agreement.
Section 1.114    “Party” or “Parties” has the meaning set forth in the Preamble.
Section 1.115    “Patent Coordinator” means those employees of each of the Parties appointed to serve as each such Party’s primary liaison with the other Party on matters relating to intellectual property as described in this Agreement.
Section 1.116    “Patent Extensions” has the meaning set forth in Section 10.10 (Patent Term Extensions).
Section 1.117    “Patents” means the issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, refilings, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and patent term extensions thereof, and all international or foreign counterparts of any of the foregoing (including supplemental protection certificates, patents of addition and the like).
Section 1.118    “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
Section 1.119    “Phase 4 Study” means any non-registrational clinical study initiated in the Collaboration Territory for a Product following the first Regulatory Approval for the sale of such Product in the Collaboration Scope for the indication being studied. Phase 4 Studies may include clinical and epidemiological studies, modeling and pharmacoeconomic studies, and post-marketing surveillance studies, as well as any clinical study or research study sponsored and conducted by an individual not employed by or on behalf of either Party.
Section 1.1120    “Pipeline Products” means the product candidates set forth on the Products Schedule under the heading “Pipeline Products.”
Section 1.121    “Product” means any pharmaceutical product or product candidate listed on the Products Schedule.
Section 1.122    “Product Intellectual Property” means Amgen Intellectual Property, BeiGene Intellectual Property and Program Intellectual Property.
Section 1.123    “Product Reinstatement Notice Date” has the meaning set forth in 14.7.1.
Section 1.124    “Product Reversion” has the meaning set forth in Section 14.9.3 (Transition Period Obligations).
Section 1.125    “Product Trademarks” means any trademark, trade name or service mark, social media accounts and domain names (whether registered or is being filed for registration) selected by BeiGene in accordance with Section 10.3 (Product Trademarks) to be utilized by BeiGene in the Collaboration Territory (as indicated in the applicable Global Brand Plan) for use on, with, or to refer to a Product (other than Amgen Housemarks and BeiGene Housemarks, as applicable) or used with patient support or other information or services or Promotional Materials associated with a Product in the Collaboration Territory during the Term, and all intellectual property rights residing in the foregoing.
Section 1.126    “Profit” means for each Product in the Collaboration Territory, Net Revenues minus Manufacturing Actual Costs, minus Commercialization and Related Costs.
Section 1.127    “Program Intellectual Property” means any Know-How, Patents, Product Trademark, trademark application, electronic media registrations (including domain names, usernames, websites, blogs and the like), or Copyrights generated or conceived by Amgen, BeiGene or their respective Affiliates, whether solely or jointly (or together with a Third Party), during the Term as a result of carrying out the Designated Amgen Activities or the Designated BeiGene Activities, as applicable. For clarity, Program Intellectual Property includes (i) Amgen Program Intellectual Property; (ii) Promotional Materials; (iii) training materials relating to Products in the Collaboration Scope; (iv) all information, data and results of Clinical Studies (including Phase 4 Studies) for the Product in the Collaboration Scope, including case report forms and investigator’s reports; and (v) safety information for Products in the Collaboration Scope.
Section 1.128    “Promotional Materials” has the meaning set forth in Section 5.6 (Promotional Materials).
Section 1.129    “Proper Conduct Practices” means, in relation to any Person, such Person and each of its Representatives, not, directly or indirectly, (i) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official or Governmental Authority, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (a) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (b) pay for favorable treatment for business secured, (c) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Applicable Law, (d) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (e) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (f) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (ii) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (iii) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (iv) violating any provision of applicable Anti-Corruption Laws; (v) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Applicable Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (vi) if such Person or any of its Representatives is a Government Official or Governmental Authority, improperly using his, her or its position as a Government Official or Governmental Authority to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself, herself or itself from any participation as a Government Official or Governmental Authority in decisions relating to such Person, its Representatives or any of their business operations.
Section 1.130    “Prosecution and Maintenance” means the preparation, filing, and prosecution of patent and trademark applications and maintenance of patents and trademarks, as well as re‑examinations and reissues with respect to patents, together with the conduct of interferences, post-grant proceedings and the defense of oppositions with respect to patent or trademark applications or patents and trademarks; and “Prosecute and Maintain” has the correlative meaning.
Section 1.131    “Quality Agreement” means any quality agreements between the Parties related to Products supplied pursuant to this Agreement for clinical or commercial use. For clarity, “Quality Agreement” shall include any three-party quality agreements among Amgen, BeiGene, and a Third Party contract manufacturer or a Third Party test laboratory.
Section 1.132    “Quality and Compliance Standards” means the quality and compliance standards approved by the JAC (but ultimately subject to Amgen final approval if there are any disagreements) from time to time, including manufacturing standards, such as international Good Clinical Practices (GCP), international Good Manufacturing Practices (GMP), quality standards, supply chain standards, such as NMPA, international Good Supply Practice (GSP), distribution standards, such as WHO Good Distribution Practice (GDP), safety and healthcare compliance standards and generally accepted national and international pharmaceutical industry codes of practice (including guidelines under the International Conference on Harmonization (ICH)).
Section 1.133    “Recoveries” means all monies received by either Party from a Third Party in connection with the final, non-appealable judgment (or judgment with respect to which the time period for appeal has expired), award or settlement of any enforcement with respect to any Product Intellectual Property, to the extent such judgment, award or settlement pertains to activities within the Collaboration Scope.
Section 1.134    “Referenceable List Price” means, with respect to a Product, [*].
Section 1.135    “Regulatory Approval” means an approval for a Product or a Distracting Product, as applicable, from a regulatory authority necessary for the marketing or sale of such Product or a Distracting Product, as applicable.
Section 1.136    “Regulatory Exclusivity” means, with respect to a Product or a Distracting Product, as applicable, in a country, any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority in such country with respect to the Product or Distracting Product, as applicable, other than a Patent.
Section 1.137    “Regulatory Authority(ies)” means the National Medical Products Administration (NMPA), and any successor agencies thereto.
Section 1.138    “Regulatory Filing” means any filing with any regulatory authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product. For clarity, the term “Regulatory Filing” shall not mean, or apply to, any submission to any regulatory authority of adverse event reports, periodic safety reports, or other similar safety submissions, which shall each be governed by the Safety Agreement.
Section 1.139    “Regulatory Lead” has the meaning set forth in Section 3.2.1.
Section 1.140    “Renminbi” or “RMB” means the lawful currency of the Collaboration Territory.
Section 1.141    “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
Section 1.142    “Retained In-Line Product” has the meaning set forth in Section 5.1.5(a).
Section 1.143    “Retained Pipeline Product(s)” has the meaning set forth in Section 5.1.5(b).
Section 1.144    “Reverse Transition Services Agreement” has the meaning set forth in Section 5.1.4.
Section 1.145    “ROW” means all countries in the world other than the Collaboration Territory.
Section 1.146    “Safety Agreement” means any safety agreements between the Parties regarding adverse event reporting with respect to Products manufactured by Amgen pursuant to this Agreement.
Section 1.147    “Sales Force” or “Sales Force Representatives” means all sales force representatives that Commercialize the Product in the Collaboration Territory in accordance with this Agreement.
Section 1.148    “Sales Force Costs” means BeiGene’s or any of its Affiliates’ Costs for the Sales Force in or for the Collaboration Territory, calculated in accordance with Section 5.7.3 (Calculation of Sales Force Costs and Other Personnel Costs).
Section 1.149    “Sales Force FTE” means a full-time equivalent Sales Force Representative (i.e., one fully-dedicated or multiple partially-dedicated Sales Force Representatives aggregating to one full-time sales representative employed or contracted by BeiGene based upon a total of [*] per calendar year. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the Sales Force FTE contribution. Sales Force FTE also includes full-time equivalent sales managers (district sales managers, regional sales managers, national sales managers) with direct management responsibility for sales representatives.
Section 1.150    “Sales Force FTE Rate” means for any Sales Force Representative of BeiGene [*], increasing by the rate of [*] on each January 1st beginning on January 1, 2021. The Sales Force FTE Rate includes costs associated with salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overhead (e.g., facilities, operating supplies, travel and training).
Section 1.151    “Sanctioned Country” means Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine, and any other country or region subject to comprehensive sanctions under U.S., Swiss, or China law.
Section 1.152    “Sanctioned Person” means any natural or legal person (i) identified on the Specially Designated Nationals and Blocked Persons List administered by the U.S. Department of Treasury Office of Foreign Assets Control (OFAC), on the Entity List, the Unverified List, or the Denied Persons List administered by the U.S. Department of Commerce Bureau of Industry and Security (BIS), or on any equivalent lists maintained by the United Nations; (ii) fifty percent (50%) or greater owned, directly or indirectly, in the aggregate, or otherwise controlled by a person or persons described in clause (i); or (iii) that is organized, resident, or located in a Sanctioned Country.
Section 1.153    “Scientific Exchange” means the provision of scientific support and scientific information to health care providers and other relevant stakeholders in the Collaboration Territory (it being understood and agreed that there will be a clear distinction between Promotional Material and medical information requests, in compliance with local regulations).
Section 1.154    “Segregate” means, with respect to two (2) programs: (i) to restrict and prevent all program-related contacts and communications between personnel (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the Collaboration Territory (for the purposes of this definition, “Personnel”)) working on or involved with the development or commercialization of the first program and Personnel working on or involved with the development or commercialization of the second program; (ii) to ensure that Personnel that are working on the first program will not simultaneously work on the second program and vice versa; (iii) to ensure that confidential information relating to the first program is not shared with or accessed by Personnel that are working on the second program and vice versa; and (iv) from time-to-time, upon the reasonable request of the Affected Party, to provide information requested relating to the foregoing items (i) through (iii), and to reasonably cooperate to enable the Affected Party to verify that such restrictions are in place and sufficient to achieve the foregoing. For clarity, the foregoing restrictions will not prevent employees of the Distracted Party that are general managers or that are at or above the vice president level from providing high-level oversight of both programs, provided that such employees do not perform day-to-day responsibilities for either program and that the Distracted Party ensures such employees understand and comply with their obligations of confidentiality and non-use as set forth herein.
Section 1.155    “Supply Agreement” means any supply agreements between the Parties regarding the clinical or commercial supply of Products manufactured by Amgen pursuant to this Agreement (which Supply Agreement shall be subject to the terms and conditions included in the Supply Term Sheet Schedule).
Section 1.156    “Supply Price” means, with respect to a unit of Product, [*].
Section 1.157    “Supply Price Percentage” has the meaning set forth in Section 1.156 (“Supply Price”).
Section 1.158    “Suspended Product” means any Product for which (i)(a) [*] and (b) Amgen and its Affiliates have [*] if and only if, Amgen and its Affiliates [*] or (ii) Amgen and its Affiliates have [*].
Section 1.159    “Taxes” means any direct or indirect tax, excise or duty and any surcharge thereon levied by any Governmental Authority in accordance with Applicable Law.
Section 1.160    “Technical Feasibility” means, with respect to any manufactured Product, the first date on which, in the good-faith determination of Amgen, there is a high probability that (i) such Product will obtain Regulatory Approval and (ii) the related costs will be recoverable through the Commercialization of such manufactured Product.
Section 1.161    “Term” means, on a Product-by-Product basis, the period commencing on the Effective Date and continuing in perpetuity unless terminated by either Party pursuant to this Agreement.
Section 1.162    “Third Party” means any Person that is not a Party, or an Affiliate of a Party.
Section 1.163    “Third Party Claim” means any claim, action, lawsuit, or other proceeding brought by any Third Party. Third Party Claim includes any Infringement or Invalidity Claim.
Section 1.164    “Third Party IP Payments” has the meaning set forth in Section 1.39(l).
Section 1.165    “Transition Services Agreement” has the meaning set forth in Section 5.1.2(b).
Section 1.166    “United States” or “U.S.” means the United States of America and its territories and possessions.
Section 1.167    “US$” means United States Dollars, the lawful currency of the United States.
Section 1.168    “Valid Claim” means (a) any claim of an issued and unexpired Patent owned or exclusively Controlled by Amgen that has not been disclaimed, abandoned or dedicated to the public or held unenforceable, unpatentable, invalid or revoked by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal or (b) a pending claim of an unissued, pending patent application, which application has not been pending for more than [*] since its earliest claimed priority date.
Section 1.169    “Withholding Party” has the meaning set forth in Section 8.6.1 (Withholding).

ARTICLE II.

SCOPE AND GOVERNANCE
Section 2.1    Purpose of the Collaboration. The purpose of the collaboration is for the Parties to collaborate in the Commercialization of the In-Line Products and Development and Commercialization of the Pipeline Products in the Collaboration Scope, all as described in more detail herein. It is the intent of the Parties that, regardless of the Party with the primary responsibility for execution of the Collaboration Activity or the Party holding the tie-breaking vote with respect to any matter, both Parties will actively collaborate in the conduct of the regulatory, Development, Commercialization, government affairs, distribution, compliance, financial oversight and audit activities hereunder within the Collaboration Territory. Notwithstanding the immediately preceding sentence, Amgen will have sole responsibility for manufacturing of the Products and, subject to the express terms of Article IX (Intellectual Property), prosecution, maintenance and enforcement of intellectual property. With respect to all activities and expenses reported under this Agreement, each Party covenants and agrees to reasonably, fairly and accurately reflect the underlying substance of such activities and expenses.
Section 2.2    Committees and Teams.
2.2.1     Formation. Promptly but not later than sixty (60) days following the Effective Date, the Parties will establish (i) a single, cross-functional Joint Steering Committee (“JSC”); and (ii) a single, cross‑functional Joint Alliance Committee (“JAC”). The JSC and the JAC will each have the right to establish subcommittees or working teams with respect to issues within its area of responsibility as it sees fit (e.g., Product-based, development, regulatory, access, manufacturing, commercial, finance or operations).
2.2.2     Membership. The JSC will be comprised of six (6) members, three (3) appointed by each of the Parties or such other number of members as agreed by the Parties. The JSC will be led by two (2) co-chairs, one (1) appointed by each of the Parties. The initial members of the JSC are listed in Initial JSC Membership Schedule attached hereto. Each Party will designate such number of members to the JAC as it deems appropriate in order to accomplish the activities for which it is responsible. Each Party will ensure that the JSC and JAC members appointed by it have (i) the appropriate level of seniority and decision-making authority commensurate with the responsibilities of the committee or team to which they are appointed, and (ii) a range of expertise in the development, manufacture and commercialization of therapeutic products to enable an efficient cross-functional committee or team structure. Each Party will have the right to replace its committee or team members by written notice to the other Party. In the event any committee or team member becomes unwilling or unable to fulfill his or her duties hereunder, the Party that appointed such member will promptly appoint a replacement by written notice to the other Party.
2.2.3     Meetings. The JSC will meet semi-annually, via teleconference or videoconference or otherwise (with at least one (1) meeting per calendar year being in person), or as otherwise agreed by the Parties. Any in-person meetings of the JSC will be held on an alternating basis between BeiGene’s offices located in Shanghai or Beijing, and Amgen’s headquarters, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to such JSC and JAC meetings and relating to any subcommittees or working teams. Either Party may also call for special meetings of the JSC or JAC as reasonably required to resolve a Critical Matter escalated to the JSC pursuant to Section 2.3.2 or the JAC pursuant to Section 2.4.3 (JAC Deadlocks); provided that the requesting Party provides at least ten (10) business days’ prior written notice to the co-chair of the JSC or JAC appointed by the other Party and such notice includes a proposed agenda for such meeting. The JAC and each subcommittee established hereunder will establish a meeting frequency and meeting protocol necessary to coordinate and conduct the activities for which it is responsible, as agreed by the Parties. As appropriate, other employee representatives of the Parties may attend such meetings as non‑voting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. All committee meetings must have at least two (2) members appointed by each Party in attendance. All documents (including Global Development Plans, Global Development Budgets, Commercialization Plans, Commercialization Budgets, Clinical Study protocols, regulatory filing plans, Global Brand Plans, and Access and Pricing Plans) for such committee and team meetings for the collaboration will be in English, unless otherwise agreed by the Parties. The co-chairs of each of the JAC and the JSC shall ensure the preparation and issuance of written minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions and decisions of such meeting.
2.2.4     Decision-Making. Subject to the terms of this Agreement (including Sections 2.4.3 (JAC Deadlocks) and 2.3.2 (JSC Deadlocks)), the decisions of the JSC, JAC and any subcommittees established hereunder will be made by consensus of the members thereof, with each Party having one (1) vote. The Parties will mutually agree on the Quality and Compliance Standards from time to time and the Parties’ compliance therewith, provided that in the event of any disagreement related to such Quality and Compliance Standards, such matter shall be escalated to the JSC and Amgen shall, after consultation with the JSC, have the tie-breaking vote on such matter. Notwithstanding anything to the contrary herein, Amgen shall retain all decision rights with respect to its Global Development Plan and, except as expressly provided herein or otherwise agreed by the Parties for activities in the Collaboration Territory, with respect to global development activities with respect to In-Line Products and Pipeline Products.
Section 2.3    Joint Steering Committee.
2.3.1     Responsibilities. Both Parties shall be entitled through the JSC to actively participate in matters related to the development of, distribution and commercialization of, and government affairs, compliance and regulatory matters related to, the Products in the Collaboration Territory (regardless of which Party has tie-breaking decision making rights). Specifically, the JSC will (i) oversee the activities of the Parties hereunder generally, JAC and any subcommittees or working teams established hereunder, (ii) establish subcommittees and working teams as necessary to coordinate and conduct its activities hereunder, and (iii) be responsible for:
(a)    the following development and regulatory matters: (i) reviewing Amgen’s Global Development Plan and Global Development Budget for each Product in the Collaboration Territory and annual updates thereto; and (ii) making such decisions as are specified in Article III (Development and Regulatory) to be made by the JSC;
(b)    the following operations matters: making such decisions as are specified in Article IV (Manufacturing) to be made by the JSC; and
(c)    the following commercialization matters: (i) reviewing Amgen’s Global Brand Plan; (ii) reviewing and approving the Commercialization Plan, Commercialization Budgets and Access and Pricing Plan for the applicable Product prepared by BeiGene and annual updates thereto, prior to the end of each calendar year with final approval by the end of the last month of the then-current year; (iii) reviewing the global launch of Products; and (iv) making such decisions as are specified in Article V (Commercialization) to be made by the JSC.
2.3.2 JSC Deadlocks.
(a)    Non-Critical Matters. If the JSC is unable to reach consensus on a non-Critical Matter, the decision will be made by the members of the JSC, (i) appointed by BeiGene if such matter is primarily related to Commercialization (including [*], promotion, marketing, market access and reimbursement) (except as otherwise provided for under Section 5.6 (Promotional Materials)) or Distribution (subject to (ii) below and except as otherwise provided for under Section 4.4 (Distribution) and Section 6.6 (Use of Affiliates and Third Party Contractors)) of the Products in the Collaboration Scope, (ii) appointed by Amgen if such matter is primarily related to Manufacturing (including product quality), safety or compliance matters (including Quality and Compliance Standards and Applicable Law and compliance with any of the foregoing), (iii) appointed by Amgen if such matter is primarily related to the Development of the Products in the Collaboration Territory, and (iv) appointed by BeiGene if such matter is primarily related to a regulatory matter with respect to the Products in the Collaboration Territory (including the timing of Regulatory Filings and listing of indications in Regulatory Filings), in each case so long as such decision is consistent with the applicable Commercialization Plan, Access and Pricing Plan, Commercialization Budget, Global Brand Plan, Global Development Plan and Global Development Budget.
(b)    Critical Matters. If the JSC is unable to reach consensus on any Critical Matter, the members of the JSC appointed by either Party will have the right to require that such issue be escalated to the Designated Officers for determination; provided that if, in the good faith determination of either Party, resolution of such Critical Matter requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on a Product or a Party or patients, (i) the members of the JSC appointed by BeiGene will have the right to make an interim decision pending Designated Officer determination if such matter is primarily related to Commercialization (including pricing that is above the Applicable Retail Baseline Price, promotion, marketing, market access and reimbursement) (subject to (ii) below and except as otherwise provided for under Section 5.6 (Promotional Materials)) or Distribution (except as otherwise provided for under Section 4.4 (Distribution) and Section 6.6 (Use of Affiliates and Third Party Contractors)) of the Products in the Collaboration Territory, (ii) the members of the JSC appointed by Amgen will have the right to make an interim decision pending Designated Officer determination if such matter is related to Manufacturing (including product quality), safety or compliance matters (including Quality and Compliance Standards and Applicable Law and compliance with any of the foregoing), (iii) the members of the JSC appointed by Amgen will have the right to make an interim decision pending Designated Officer determination if such matter is related to Development with respect to the Products in the Collaboration Territory and (iv) the members of the JSC appointed by BeiGene will have the right to make an interim decision pending Designated Officer determination if such matter is related to regulatory matters with respect to the Products in the Collaboration Territory, in each case so long as such decision is consistent with the applicable Commercialization Plan, Access and Pricing Plan, Commercialization Budget, Global Brand Plan, Global Development Plan and Global Development Budget.
Section 2.4    Joint Alliance Committee.
2.4.1     Responsibilities. Except for decisions expressly reserved to the JSC pursuant to Section 2.3 (Joint Steering Committee), the JAC will (a) establish subcommittees and working teams as is necessary to coordinate and conduct its activities hereunder; (b) coordinate with and oversee the activities of any such subcommittees and working teams; and (c) be responsible for coordinating all operational matters regarding the Development, Manufacture and Commercialization of the Products in the Collaboration Territory, including:
(a)    the following Development and regulatory matters: (i) reviewing Amgen’s Global Development Plan with respect to the applicable Product in the Collaboration Territory and annual updates (or any other updates) thereto; (ii) preparing the [*] expense budget for Commercialization activities set forth in the Commercialization Plan, including a schedule of FTE expenses (the “Commercialization Budget”) and annual updates (or any other updates) thereto; (iii) reviewing the clinical research organizations (CROs) to be engaged in conjunction with the development of the applicable Product and study design and protocols for Clinical Studies in the Collaboration Territory for such Product; (iv) providing for communication and discussion between the Parties to optimize the efficacy and safety of the Development of such Product in the Collaboration Territory; (v) reviewing and monitoring the activities and progress against the Global Development Plan and any Commercialization Plan; (vi) proposing observational research and any payer and economic value evidence generation plans for inclusion in the Global Development Plan; (vii) reviewing requirements for clinical supplies of the Products in the Collaboration Territory; (viii) communicating with the Parties regarding all of the foregoing; and (ix) making such decisions as are specified in Article III (Development and Regulatory) to be made by the JAC;
(b)    the following operations matters: (i) overseeing supply of the applicable Product for the Collaboration Territory (in accordance with the applicable Quality Agreement); (ii) reviewing the portion of the [*] Global Development Budget prepared by Amgen for manufacturing activities to be undertaken with respect to Collaboration Activities for such Product in the Collaboration Territory and annual updates (or any other updates) thereto; (iii) reviewing other operational issues relating to the manufacture, quality (based on the quality control data of such Product that Amgen shall provide reasonably in advance of the expected date of filing for Regulatory Approval in the Collaboration Territory) or supply of such Product for the Collaboration Territory and any related devices; (iv) reviewing matters related to the Clinical Studies for the Products in the Collaboration Territory, including inspection and audit findings; and (v) making such decisions as are specified in Article IV (Manufacturing) to be made by the JAC;
(c)    the following Commercialization matters: (i) reviewing Amgen’s Global Brand Plan for the applicable Product and annual updates (or any other updates) thereto; (ii) reviewing the Commercialization Plan, Commercialization Budget, and Access and Pricing Plan for the applicable Product prepared by BeiGene and annual updates (or any other updates) thereto; (iii) establishing a process for reviewing and commenting on Promotional Materials and training materials and programs for each Product for the Collaboration Scope; and (iv) making such decisions as are specified in Article V (Commercialization) to be made by the JAC; and
(d)    overseeing and coordinating other activities described in the definitions of “Development Costs” and “Commercialization and Related Costs,” related to the Collaboration Territory.
2.4.2     Information Sharing. Each Party will provide, through its participation in the JAC, information on the status and progress of Collaboration Activities, including information such as progress versus plan, spend versus budget, notable protocol deviations and safety and efficacy findings and inspection and audit findings. In addition, each Party shall promptly make available to the other Party such information about material Collaboration Activities as may be reasonably requested by the other Party.
2.4.3     JAC Deadlocks. If the JAC is unable to reach consensus on a non-Critical Matter, the decision will be made by the members of the JAC (i) appointed by BeiGene if such matter is primarily related to Commercialization (e.g., [*], promotion, marketing, market access and reimbursement) (except as otherwise provided for under Section 5.6 (Promotional Materials)) or Distribution (except as otherwise provided for under Section 4.4 (Distribution) and Section 6.6 (Use of Affiliates and Third Party Contractors)) of the Products in the Collaboration Scope, (ii) appointed by Amgen if such matter is primarily related to Manufacturing (including product quality), safety or compliance matters (including Quality and Compliance Standards, the Core Data Sheet, and Applicable Law and compliance with any of the foregoing), (iii) appointed by Amgen if such matter is primarily related to a Development matter with respect to the Products in the Collaboration Territory, and (iv) appointed by BeiGene if such matter is primarily related to a regulatory matter with respect to the Products in the Collaboration Territory, in each case so long as such decision is consistent with the Global Development Plan, Global Brand Plan, applicable Commercialization Plan, Access and Pricing Plan, and Commercialization Budget. If the JAC is unable to reach consensus on any Critical Matter, the members of the JAC appointed by either Party will have the right to require that such issue be escalated to the JSC for determination; provided that if, in the good faith determination of either Party, resolution of such Critical Matter requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on a Product or a Party or patients, (a) the members of the JAC appointed by BeiGene will have the right to make an interim decision pending JSC determination if such matter is primarily related to Commercialization (except as otherwise provided for under Section 5.6 (Promotional Materials)) or Distribution matters (except as otherwise provided for under Section 4.4 (Distribution) and Section 6.6 (Use of Affiliates and Third Party Contractors)) with respect to the Products in the Collaboration Territory, (b) the members of the JAC appointed by Amgen will have the right to make an interim decision pending JSC determination if such matter is primarily related to Manufacturing (including product quality), safety or compliance matters (including Quality and Compliance Standards and Applicable Law and compliance with any of the foregoing), (c) the members of the JAC appointed by Amgen will have the right to make an interim decision pending JSC determination if such matter is primarily related to Development matters with respect to the Products in the Collaboration Territory, and (d) the members of the JAC appointed by BeiGene will have the right to make an interim decision pending JSC determination if such matter is primarily related to regulatory matters with respect to the Products in the Collaboration Territory, in each case so long as such decision is consistent with the applicable Commercialization Plan, Access and Pricing Plan, Commercialization Budget, Global Brand Plan, Global Development Plan and Global Development Budget.
Section 2.5 Designated Officers. Either Party may call for a special meeting of the Designated Officers reasonably required in order to resolve a Critical Matter escalated to the Designated Officers pursuant to Section 2.3.2 (JSC Deadlocks) above; provided that the requesting Party provides at least ten (10) business days’ prior written notice to the co-chair of the JSC appointed by the other Party and such notice includes a proposed agenda for such meeting. For clarity, all decisions of the Designated Officers will be made by consensus, except with respect to compliance, product safety or quality matters (which will be made by the Amgen Designated Officer). Notwithstanding anything in this Section 2.5 to the contrary, BeiGene shall not be required to sell Products or otherwise distribute Products in the Collaboration Territory if it, in good faith, believes that there is a significant concern involving (i) patient safety, (ii) product quality or (iii) a material intellectual property constraint on such Products.
Section 2.6 Reporting. Each Party will keep the applicable committee or team informed of key progress and key results of activities for which it is responsible or that it is permitted to conduct hereunder through its members on such committee or team and as otherwise provided herein.
Section 2.7 No Authority to Amend or Modify. Notwithstanding anything herein to the contrary, neither the JSC, the JAC or any other committee or team will have any authority to amend, modify or waive compliance with this Agreement or any other agreement between the Parties.
Section 2.8 Alliance Managers. Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties between meetings of the committees and teams established hereunder (each, an “Alliance Manager”). The Alliance Mangers will have the right to attend all meetings of the JSC, the JAC and any subcommittees and working teams established hereunder, as non-voting participants at such meetings. Each Party may in its sole discretion replace its Alliance Manager at any time by notice in writing to the other Party.
Section 2.9 Non-Collaboration Territory Activities.
2.9.1    No Rights Outside Collaboration Territory. BeiGene acknowledges that, notwithstanding anything in this Agreement to the contrary, (i) other than the right to royalties on the Pipeline Products for the ROW, no rights are granted hereunder to BeiGene with respect to any Product in any country outside the Collaboration Territory, and (ii) that BeiGene will have no authority with respect to the research, development, manufacture or commercialization of, or any regulatory or safety matters concerning, any Product outside the Collaboration Territory. As between the Parties, Amgen or its licensees will have the sole right to research, develop, manufacture and commercialize Products outside the Collaboration Territory.
2.9.2     Non-Collaboration Territory Agreements. Amgen shall be permitted to share with any Third Party that is a counter-party under a Non-Collaboration Territory Agreement any Program Intellectual Property, regulatory filings, regulatory approvals, safety data, clinical data, and results for the Products as necessary for Amgen to comply with its obligations under any such Non-Collaboration Territory Agreement. BeiGene shall provide Program Intellectual Property to Amgen as reasonably requested by Amgen in order for Amgen to fulfill its obligations under any such Non-Collaboration Territory Agreement. Amgen shall use good faith reasonable efforts to obtain from any Third Party that is a counter-party under a Non-Collaboration Territory Agreement a similar right to use such Third Party’s intellectual property, data and results for a Product generated outside the Collaboration Territory for use by the Parties in the Collaboration Territory. For clarity, nothing in this Section 2.9.2 shall prohibit BeiGene from contracting for services with a Third Party that is located outside the Collaboration Territory, and sharing with such Third Party any safety data, clinical data, and results for the Products, to the extent necessary for such Third Party to provide such services; provided that such Third Party is providing services related to BeiGene’s obligations under this Agreement with respect to the Products and such Third Party is approved in accordance with Section 6.6.

ARTICLE III.
DEVELOPMENT AND REGULATORY
Section 3.1    Development Matters.
3.1.1     Transition and Development of Products. Amgen shall (i) transition the mutually agreed upon Development activities with respect to each Product pursuant to the Initial Product Transition Services Schedule or a transition plan and timeline agreed upon by the JAC within thirty (30) days following the Effective Date, as applicable, and (ii) no later than thirty (30) days following the Effective Date, provide to the JSC an initial Global Development Plan and Global Development Budget for each of the Products. Amgen and BeiGene will collaborate on the Development of the Products in the Collaboration Territory in accordance with the applicable Global Development Plan and Global Development Budget.
3.1.2     Development Lead. Amgen will oversee Development activities for all Products in the Collaboration Scope; provided that the Parties will collaborate on a local development strategy and plan in the Collaboration Territory and BeiGene will oversee the conduct of mutually-agreed-upon Development activities in or for the Collaboration Territory, in each case, in alignment with the Global Development Plan and Global Development Budget. In order to meet Amgen’s requirements for data security, integrity and compatibility, prior to the transition of Development activities for each of the Pipeline Products pursuant to Section 3.1.1, all Development activities of BeiGene which will contribute to the global database for a Product must be conducted using Amgen systems, processes and policies, including quality and compliance systems, standard operating procedures, processes and policies, unless otherwise mutually agreed. Each Party will use Commercially Reasonable Efforts to conduct the Development activities assigned to it pursuant to the foregoing.
3.1.3     Selection and Engagement of CROs. The selection and engagement of one or more contract research organizations (“CROs”) that are to be used for Development activities for Products specific to the Collaboration Territory will be approved by the JAC, subject to Section 2.4.3 (JAC Deadlocks).
3.1.4     Sharing of Materials. In the event that it becomes necessary for one Party to provide the other Party with tangible research or biological materials (other than a Product for clinical or commercial use), the Parties will enter into an appropriate material transfer agreement related thereto, which agreement will be subject to this Agreement and will be interpreted consistent with the terms hereof.
3.1.5     Ownership of Development and Safety Data. The Parties shall jointly own all clinical data generated during the Term by the Parties or their respective designees in Development activities conducted hereunder pursuant to the performance of Collaboration Activities (“Joint Development Data”); provided that such Joint Development Data shall constitute Amgen Program Intellectual Property and be licensed to BeiGene under Section 10.5 (License Grant by Amgen), as applicable, and may be used by Amgen in the filing of Patents. Notwithstanding the foregoing, as between the Parties, Amgen will own the global safety database for each Product throughout the Product’s lifecycle, including Commercialization. Amgen shall provide to BeiGene such information from the safety data base as required to satisfy BeiGene’s legal obligations, or as provided under the terms of any Safety Agreement for use by BeiGene in connection with this Agreement. Amgen shall retain copies of Clinical Study data, non‑clinical data, and manufacturing data of Products for a period of at least [*] after receipt of Regulatory Approval in the Collaboration Territory for such Product or such longer period as required by Applicable Law. Notwithstanding the foregoing, BeiGene shall not use any Joint Development Data other than to exercise its rights or perform its obligations under this Agreement.
Section 3.2    Regulatory Matters.
3.2.1     Transition to Support Regulatory Activities in the Collaboration Territory. Amgen shall transition the regulatory activities related to the Products pursuant to the Initial Product Transition Services Schedule or a transition plan and timeline agreed at the JAC within thirty (30) days following the Effective Date, as applicable.
3.2.2     Regulatory Lead. BeiGene shall be the regulatory lead for all Products in the Collaboration Territory and ensure alignment with Amgen’s global strategy with respect to the applicable Product and Amgen shall be the regulatory lead for all Products in the ROW (each of BeiGene and Amgen in such capacity, the “Regulatory Lead” and the other Party, the “Non-Regulatory Lead”). Amgen shall be the Marketing Authorization Holder for all Products in the Collaboration Territory. BeiGene shall be the local legal representative of Amgen for all Products in the Collaboration Territory and BeiGene shall be the main point of contact for the regulatory relationship and communications with Regulatory Authorities within the Collaboration Territory. The nature and objectives of each communication with Regulatory Authorities shall be consistent with the Global Development Plan and Amgen’s manufacturing specifications. Each Party will use Commercially Reasonable Efforts to conduct the activities assigned to it pursuant to the foregoing. BeiGene shall organize and attend meetings with Regulatory Authorities solely with respect to the Products and Development thereof in the Collaboration Territory to identify and review issues as set forth in Section 3.2.5 (Regulatory Meetings). In order to meet Amgen’s requirements for data security, standardization, integrity and compatibility, all activities of BeiGene to generate, review and compile regulatory submissions for the Products will be conducted using Amgen systems, processes and policies, including quality and compliance systems, standard operating procedures, processes and policies, unless otherwise mutually agreed.
3.2.3 Regulatory Communications and Filings.
(a) BeiGene will prepare, submit and maintain Regulatory Filings, leveraging where appropriate global documentation that Amgen has provided, and obtain all Regulatory Approvals for Products in the Collaboration Territory in accordance with the applicable Global Development Plan and Commercialization Plan, and Applicable Law in the Collaboration Territory. The Parties will cooperate with each other with respect to any regulatory matters with respect to Products in a manner sufficient to enable the Parties to satisfy any reporting obligations to Governmental Authorities or other reasonable business purpose related to the Products. All development, review and compilation of Regulatory Filings by BeiGene shall be performed within the Amgen systems.
(b)     With respect to Products and the Collaboration Territory, unless exigent action is required with respect to any Key Regulatory Filings and Material Communications, the Regulatory Lead will provide the Non-Regulatory Lead with copies of all Key Regulatory Filings and Material Communications prior to submission within a reasonable amount of time (but not less than [*]) to allow the Non-Regulatory Lead to review and comment on such Key Regulatory Filings and Material Communications, and the Regulatory Lead will ensure inclusion of all substantive comments and proposed revisions from the Non-Regulatory Lead in good faith prior to submission. In the event of a disagreement between the Parties with respect to such comments and proposed revisions, if the Regulatory Lead’s determination: (i) is consistent with [*], and the applicable regulations in the Collaboration Territory, (ii) [*] and (iii) [*], then the Regulatory Lead’s determination shall prevail; otherwise such disagreement shall be escalated to the JAC.
(c) In the case of an exigent action, the Regulatory Lead shall use reasonable efforts to notify the Non-Regulatory Lead prior to making any such Key Regulatory Filing and Material Communications for the Products in the Collaboration Territory and, thereafter, the Regulatory Lead shall use reasonable efforts to provide the Non-Regulatory Lead with a copy (and if applicable an English translation) of such Key Regulatory Filings and Material Communications within [*] after making such Key Regulatory Filings and Material Communications. For the purpose of this Section 3.2.3, “exigent action” shall mean an action that, in the good faith determination of the Regulatory Lead, requires attention on an expedited basis that doesn’t allow for advance copies of Key Regulatory Filings and Material Communications required by the immediately preceding sentence.
(d)     With respect to Products in the Collaboration Territory, the Regulatory Lead (i.e., BeiGene) will consult with the Non-Regulatory Lead regarding, and keep the Non-Regulatory Lead informed of, the status of the preparation of all Regulatory Filings it submits, Regulatory Authority review of any such Regulatory Filings, and all Regulatory Approvals that it obtains with respect to a Product in the Collaboration Territory. With respect to Products in the Collaboration Territory, the Regulatory Lead will provide to the Non-Regulatory Lead copies of all final Regulatory Filings it submits promptly after submission thereof via the Amgen systems. Additionally, with respect to Products in the Collaboration Territory, the Regulatory Lead will provide to the Non-Regulatory Lead copies of all Key Regulatory Filings and Material Communications from the applicable Regulatory Authority via the Amgen systems.
3.2.4 Modules of the CTD. In the Collaboration Territory, the Regulatory Lead shall be responsible for preparing and submitting the Common Technical Document (CTD) to the Regulatory Authority as agreed in the filing plan.
3.2.5     Regulatory Meetings. In the Collaboration Territory, the Regulatory Lead will consult with the Non-Regulatory Lead reasonably in advance of the date of any anticipated meeting regarding a Product with a Regulatory Authority and will consider any timely recommendations made by the Non- Regulatory Lead in preparation for such meeting. Upon the Non-Regulatory Lead’s reasonable request, at least [*] of the Non-Regulatory Lead shall attend such meetings between the Regulatory Lead and the applicable Regulatory Authority, to the extent permitted by such Regulatory Authority. The Regulatory Lead shall provide to the Non-Regulatory Lead a summary of any meeting with the Regulatory Authority not attended by the Non-Regulatory Lead.
3.2.6     Regulatory Filings and Regulatory Approvals. All Regulatory Filings and Regulatory Approvals will be held in the name of Amgen. On behalf of Amgen, BeiGene shall be responsible for obtaining and maintaining Regulatory Filings and Regulatory Approvals, including any renewal thereof, via the Amgen systems.
3.2.7     Safety Agreement. BeiGene shall be responsible for fulfilling all pharmacovigilance requirements in the Collaboration Territory, including adverse event intake and reporting, post-marketing patient registries, and product complaint reporting, management of local labeling documents, unless, and only to the extent, otherwise required by Applicable Law, and Amgen shall provide any reasonable assistance requested by BeiGene in connection therewith, including incorporating safety monitoring and reporting for the Collaboration Territory in the overall pharmacovigilance activities; provided that with respect to XGEVA®, BeiGene shall only be responsible for the foregoing upon the date of completion of the transition services to be conducted by the Parties for XGEVA® set forth in the Transition Services Agreement. Upon the reasonable request by either Party and, if so requested, as soon as is necessary but no later than thirty (30) days after the Effective Date, the Parties shall enter into a Safety Agreement with respect to Product supplied by Amgen to BeiGene for clinical or commercial use. Any such Safety Agreement shall define the global safety database holder for each Product and define the safety governance process to be used by the Parties and be on commercially reasonable terms and sufficient to enable the Parties to fulfill their respective regulatory reporting obligations under Applicable Law.
3.2.8     BeiGene’s Consulting Support and Advice. BeiGene shall provide reasonable consulting support and advice to Amgen in conjunction with Regulatory Filings and meetings with Regulatory Authorities related to the Products.
Section 3.3    Sharing of Data and Know-How. Each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to promptly share and provide access to (i) all Clinical Study data and results for the Products required to support regulatory requirements and Commercialization in the Collaboration Territory, provided that notwithstanding the foregoing, only Amgen shall be entitled to receive raw data from Clinical Studies and (ii) such other Know-How within the Product Intellectual Property as is reasonably necessary for the other Party to exercise its rights or fulfill its obligations under this Agreement. The JSC may establish reasonable policies to effectuate such exchange of data and Know-How between the Parties. For clarity, Amgen shall not be obligated to share with BeiGene or provide BeiGene with access to Know-How related to any devices used in connection with, or the manufacture of, a Product. If Amgen delegates to BeiGene regulatory responsibilities and/or communications within the Collaboration Territory regarding Product manufacturing, BeiGene will abide by mutually agreed upon standards to ensure sufficient protection of the information and methods to limit and track individuals who have access to the information.
Section 3.4    Cooperation with Audit and Inspection. Amgen and BeiGene shall each respond to any inspection of such Party conducted by a Regulatory Authority, and Amgen and BeiGene, as applicable, shall cooperate with the other Party in response thereto. Amgen shall use reasonable efforts to make data and documents available for such inspection pertaining to Products under this collaboration. For clarity, the foregoing obligations of cooperation are with respect to inspections by a Regulatory Authority related to the storage and distribution of Products and not with respect to an audit or inspection of the Manufacturing of Products. The Parties acknowledge that joint planning for initial audits of the Third Party contractors utilized by each Party in connection with the conduct of Development and Commercialization activities under this Agreement are expected to begin promptly after the Effective Date.

ARTICLE IV.
MANUFACTURING
Section 4.1    Manufacturing Lead. Amgen will be solely responsible for the manufacturing of Products either by its Affiliates (other than an entity that is disregarded as an entity separate from Amgen as described in Treasury Regulation section 301.7701-3(a)) or by Third Party contract manufacturers, pursuant to contracts the terms of which are consistent with the principles of Section 15.13 hereof, in accordance with a Supply Agreement for each Product. Amgen shall have the right to determine whether to recall Products and to control all recalls of the Products in the Collaboration Territory, and BeiGene shall provide any reasonable assistance requested by Amgen in connection therewith.
Section 4.2    Manufacturing and Supply. Amgen will use Commercially Reasonable Efforts to supply Product in a manner sufficient to fulfill commercial demand for the Product in the Collaboration Territory in accordance with the Supply Agreement. BeiGene will pay Amgen for such Products at the Supply Price for such unit of Product within [*] of receipt of the applicable invoice for such Product. All sales of Products will be final (subject to returns for failure of any Product to meet specifications). Notwithstanding the foregoing, Amgen will resupply BeiGene with Products that [*], in each case in accordance with the Supply Term Sheet Schedule. Amgen will have the sole right to determine which manufacturing sites will be used to Manufacture a Product and may transfer the Manufacturing of such Product from one site to another.
Section 4.3    Supply and Quality Agreements. At least [*] prior to the expected First Commercial Sale of a Pipeline Product in the Collaboration Territory (or in the case of the In-Line Products, prior to the First Commercial Sale in the Collaboration Territory of any such In-Line Product by or on behalf of BeiGene), the Parties shall enter into a Supply Agreement and a Quality Agreement with respect to the supply of such Product by Amgen to BeiGene for commercial use. The Supply Agreement shall incorporate the terms set forth in the Supply Term Sheet Schedule and other customary terms and conditions mutually agreed upon by the Parties including (a) the effect of Amgen’s failure to supply BeiGene with its requirements of a Product for commercial use, (b) [*] and (c) the effect of a shortage of supply of any Product, including actions to be taken to ensure that [*]. Amgen and BeiGene shall enter into a Quality Agreement with any Third Party contract manufacturer, warehouse, transportation or a Third Party test laboratory utilized for the Products. The Manufacturing of Products will comply with the Quality and Compliance Standards, Supply Agreement(s) and Quality Agreement(s).
Section 4.4    Distribution. Subject to Amgen’s rights under Section 6.6 (Use of Affiliates and Third Party Contractors), BeiGene will be solely responsible for the Distribution of Products in the Collaboration Territory. The Distribution shall comply with the Quality and Compliance Standards and the requirements set forth in the Quality Agreement. Amgen may perform due diligence and audits of BeiGene’s facilities and those of its Affiliates and Third Parties involved in the Distribution of Products with respect to storage and distribution in accordance with Section 6.6 (Use of Affiliates and Third Party Contractors).
Section 4.5    Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. Practices with respect to brand security will comply with Amgen’s then-current standards, where they define product security features, warehouse/cargo protection requirements, and response and communication process for brand security incidents.
ARTICLE V.
COMMERCIALIZATION
Section 5.1    Commercialization of In-Line Products and Pipeline Products.
5.1.1     Commercialization Plan and Budget. Amgen shall prepare an initial Global Brand Plan for each Product not later than [*] prior to the anticipated Regulatory Approval of the applicable Product in the Collaboration Territory. For each Product, BeiGene shall prepare an initial draft Commercialization Plan, Commercialization Budget and Access and Pricing Plan not later than [*] prior to the anticipated Regulatory Approval of the applicable Product in the Collaboration Territory. Thereafter, the Parties will continue to discuss and refine such initial, draft Commercialization Plan, Commercialization Budget and Access and Pricing Plan. Amgen shall submit the Global Brand Plan to the JSC for review, and BeiGene shall submit the Commercialization Plan, Commercialization Budget and Access and Pricing Plan to the JSC for approval, not later than [*] prior to the anticipated Regulatory Approval of the applicable Product in the Collaboration Territory or as otherwise determined by the JSC. Thereafter, the Global Brand Plan, Commercialization Plan, Commercialization Budget and Access and Pricing Plan for each Product will be updated annually (or such other timeframe determined by the JSC) and submitted to the JSC for approval.
5.1.2 In-Line Products.
(a)    General. BeiGene shall be solely responsible for, and shall use Commercially Reasonable Efforts to conduct, the promotion and sale of the In-Line Products in accordance with the Global Brand Plan, Commercialization Plan, Commercialization Budget and Access and Pricing Plan for the In-Line Product Commercialization Period applicable to such In-Line Product. The “In-Line Product Commercialization Period” shall be the period of time beginning on, (i) with respect to XGEVA®, the date of completion of the transition services to be conducted by the Parties for XGEVA® set forth in the Transition Services Agreement, following [*], including compliance with Applicable Law [*] and (ii) with respect to all other In-Line Products, the date of First Commercial Sale of the other In-Line Products in the Collaboration Territory (as specified on the Products Schedule) and ending five (5) years after commencement of the applicable In-Line Product Commercialization Period; provided, however, that: (x) the In-Line Product Commercialization Period for the In-Line Product [*] will be extended until seven (7) years after commencement of the applicable In-Line Product Commercialization Period; and (y) the In-Line Product Commercialization Period for a Retained In-Line Product selected in accordance with Section 5.1.5 shall extend for so long as such In-Line Product is sold in the Collaboration Territory. On a Product-by-Product basis, following the In-Line Product Commercialization Period applicable for each In-Line Product, all rights to Exploit any and all In-Line Products (other than a Retained In-Line Product) shall revert to Amgen and shall be subject to Section 14.9 (Transition Obligations).
(b)    Initial In-Line Product Transition. Within thirty (30) days after the Effective Date, the Parties shall enter into, execute and deliver a Transition Services Agreement, consistent with the scope of the Initial Product Transition Services Schedule attached hereto, with such changes, if any, as may be mutually agreed by the Parties (the “Transition Services Agreement”), including any changes to the Initial Product Transition Services Schedule as each Party, using its reasonable best efforts, shall negotiate and supplement or finalize; provided that, for clarity, if despite such reasonable best efforts, the Parties are not able to agree in writing on any particular service to be provided or performed thereunder, the Transition Services Agreement shall include only such types of services as are included in the Initial Product Transition Services Schedule that are being utilized in connection with the In-Line Products during the [*] prior to the Effective Date. During the [*] following the later of the date of execution of the Transition Services Agreement and completion of the activities set forth in the Initial Product Transfer Requirements Schedule, the Parties shall cooperate to transition the In-Line Products from Amgen to BeiGene in the Collaboration Territory in accordance therewith. Amgen shall take all actions reasonably requested by BeiGene to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the commercialization of the In-Line Products in the Collaboration Territory, in each case in accordance with the terms and provisions of the Transition Services Agreement. The Parties shall each be responsible for their own costs and expenses incurred in accordance with this Section 5.1.2(b).
5.1.3 Pipeline Products.
(a)    BeiGene shall be solely responsible for, and shall use Commercially Reasonable Efforts for, the promotion and sale of the Pipeline Products in accordance with the Global Brand Plan, Commercialization Plan, Commercialization Budget and Access and Pricing Plan for seven (7) years following Regulatory Approval for promotion and sale of each such Product in the Collaboration Territory (the “Pipeline Product Commercialization Period”); provided, however, that, the Pipeline Product Commercialization Period for each Retained Pipeline Product selected according to the selection methodology set forth in Section 5.1.5 shall be extended for so long as such Pipeline Product is sold in the Collaboration Territory. On a Product-by-Product basis, following the Pipeline Product Commercialization Period for each Product, all rights to Exploit any and all Pipeline Products (other than the Retained Pipeline Product(s)) shall revert to Amgen and shall be subject to Section 14.9 (Transition Obligations).
(b)    BeiGene acknowledges and agrees that, without the prior written consent of Amgen, BeiGene shall not Commercialize a Pipeline Product with [*] until after the First Commercial Sale of such Pipeline Product in (i) any one of [*] and (ii) [*]. If the Applicable Retail Baseline Price for a Pipeline Product in the Collaboration Territory will likely be higher than [*] for such Product then BeiGene shall promptly report to the JSC (including by providing supporting documentation) its business case that [*]. Thereafter, Amgen shall have the right, at its sole discretion, to: (i) [*] or (ii) [*]. If Amgen elects to exercise its option described in the foregoing clause (ii), then the Parties shall discuss and agree in good faith upon [*] and upon such agreement [*] provided that [*]. Notwithstanding the foregoing, if the Parties cannot reach agreement with respect to the foregoing [*], either Party may request such Dispute be arbitrated in accordance with Section 15.4.4. [*].
5.1.4     Reversion of In-Line Products and Pipeline Products. In order to memorialize and effectuate the reversion of Product rights to Amgen pursuant to Sections 5.1.2 and 5.1.3 and Sections 14.6 and 14.9, the Parties shall, within [*] following the Effective Date, enter into, execute and deliver a Master Reverse Transition Services Agreement with Product-specific addendums to be entered into at least [*] prior to the expected Product Reversion date (each a “Reverse Transition Services Agreement”), consistent with the scope of the Product Reversion Transition Services Schedule attached hereto, with such changes, if any, as may be mutually agreed by the Parties, including any changes to the Product Reversion Transition Services Schedule as each Party, using its reasonable best efforts, shall negotiate and supplement or finalize.
5.1.5    Selection of Retained In-Line Product and Retained Pipeline Products.
(a)    Retained In-Line Product. BeiGene shall have the option to select one (1) In-Line Product (provided that such In-Line Product [*]) to retain for the Collaboration Territory for so long as such In-Line Product is sold in the Collaboration Territory (the “Retained In-Line Product”); provided that BeiGene shall provide notice to Amgen of such selection no later than [*].
(b)    Retained Pipeline Product. BeiGene shall have the option to retain rights in the Collaboration Territory for one or more of the Pipeline Products (but excluding AMG 510) based on the number of such Pipeline Products that have received Regulatory Approval in the Collaboration Territory as set forth in the schedule below for so long as such Pipeline Product is sold in the Collaboration Territory (the “Retained Pipeline Product(s)”). The number of such Retained Pipeline Product(s) that are subject to BeiGene’s option and may be designated as Retained Pipeline Product(s) will be determined no later than [*] of the First Commercial Sale of the applicable Pipeline Product in the Collaboration Territory that triggers an increase in the number of Pipeline Products that are subject to BeiGene’s option. For example, BeiGene may select one (1) Retained Pipeline Product from among the first three (3) Pipeline Products that have received Regulatory Approval in the Collaboration Territory [*] following the First Commercial Sale of the third Pipeline Product in the Collaboration Territory; and BeiGene may select an additional Retained Pipeline Product from among the fourth through seventh Pipeline Products that have received Regulatory Approval in the Collaboration Territory within [*] following the date of First Commercial Sale of the seventh Pipeline Product in the Collaboration Territory. The Parties will discuss in good faith any necessary modification to the selection process in this Section 5.1.5(b) due to the timing of Regulatory Approval of the Pipeline Products.

Total Pipeline Product Regulatory Approvals	Number of Pipeline Products BeiGene has Option to Retain	Total Pipeline Product Regulatory Approvals	Number of Pipeline Products BeiGene has Option to Retain
1	0	11	3
2	0	12	3
3	1	13	4
4	1	14	4
5	1	15	4
6	1	16	5
7	2	17	5
8	2	18	5
9	2	19	6
10	3

Section 5.2    Commercial Lead. For each Product, BeiGene will oversee and be responsible for commercialization activities (including [*], sales, marketing, and access and reimbursement) with respect to all indications for such Product in the Collaboration Territory (in such capacity, “Commercial Lead”). Except as expressly set forth herein, only the Commercial Lead (or the authorized person of the Commercial Lead) is authorized to sell Products in the Collaboration Territory, and the Commercial Lead will have the sole right, in its discretion, to take orders for and returns of, issue credits for, sell and book sales for Products in the Collaboration Territory. The non-Commercial Lead will promptly forward to the Commercial Lead all orders for, and requests to order, Products in the Collaboration Territory.
Section 5.3    Allocation of Commercial Responsibility. The JAC will allocate commercial activities (including pricing that is above the Applicable Retail Baseline Price, promotion, marketing access and reimbursement) to BeiGene on a Product-by-Product basis and activity-specific basis in accordance with the Commercialization Plan and this Article V.
Section 5.4    Training. The JAC will establish a process by which the Parties will review, comment on and approve training materials and programs (which will be aligned with Amgen’s global training materials that support the Global Brand Plan), and training of the Parties’ marketing forces for Commercialization of the Products in the Collaboration Territory will be conducted using only training materials and programs approved in accordance with such process. BeiGene shall provide Amgen with any subsequent revisions or updates to the content of such training materials and programs (but BeiGene need not provide any immaterial or clerical revisions or updates), and such training materials and programs will be reviewed and approved or objected to by Amgen promptly and in no event longer than [*] following receipt of such proposed revisions or updates. BeiGene will provide and track participation in training for BeiGene’s sales and marketing representatives with respect to the promotion of a Product (and update such training from time to time as appropriate) which training will include compliance training as appropriate, all in accordance with the applicable Global Brand Plan and Commercialization Plan. Upon request, BeiGene will report to Amgen on the annual and quarterly training participation metrics that it is tracking. Amgen will own all right, title and interest in the training materials developed hereunder for such Product; provided that the Parties agree that BeiGene may retain ownership of training materials developed by BeiGene which are generally applicable to the products marketed and sold in BeiGene’s business (such as general sales and training guidance) and not specific to the collaboration with respect to the Products. BeiGene will execute all documents and take all reasonable actions as are reasonably requested by Amgen to vest title to such training materials in Amgen.
Section 5.5    Information Concerning Products. Each Party will ensure that no claims or representations in respect of a Product in the Collaboration Territory or the characteristics thereof are made by or on behalf of it or its Affiliates (by marketing force members or otherwise) that have not been approved by the JAC and neither Party will make any claim or representation in the Collaboration Territory that does not represent an accurate summary or explanation of the labeling of such Product. Notwithstanding the foregoing, either Party shall be permitted to engage in Scientific Exchange with respect to a Product in the Collaboration Territory.
Section 5.6    Promotional Materials. The JAC will establish a process by which the Parties will review, comment on and approve all written sales, promotion and advertising materials relating to a Product for use in the Collaboration Territory, and other media and materials used to promote the Products or educate the public regarding an indication treated with a Product in the Collaboration Territory (collectively and including translations, “Promotional Materials”). BeiGene will prepare Promotional Materials and give Amgen an opportunity to review such Promotional Materials based on the process established by the JAC. In the event of a disagreement regarding such Promotional Materials, such matter shall be escalated to the JSC and Amgen will, after consultation with the JSC, have the tie-breaking vote if BeiGene’s proposal would reasonably be expected to (i) have a material adverse impact on Amgen’s exploitation of the applicable Product outside the Collaboration Territory, (ii) [*] have a material adverse impact on Amgen’s exploitation of [*], (iii) potentially infringe a Third Party’s intellectual property or other proprietary rights, or (iv) violate Applicable Law. BeiGene shall provide Amgen with an opportunity to review subsequent revisions or updates to the content of such Promotional Materials (but BeiGene need not provide any immaterial or clerical revisions or updates), and to the extent Amgen chooses to review such Promotional Materials will be reviewed and approved or objected to by Amgen promptly and in no event longer than [*] following receipt of such proposed revisions or updates. All Promotional Materials will be consistent on a substantive basis with the Global Brand Plan and Commercialization Plan. All Promotional Materials will include, to the extent permitted by Applicable Law, the Amgen Housemarks and the BeiGene Housemarks. Upon BeiGene’s reasonable request, Amgen will provide BeiGene with copies of global marketing and promotional materials. Other than a Party’s use and distribution of Promotional Materials that are approved in accordance with the foregoing process and used and distributed in connection with BeiGene’s Commercialization of a Product, neither Party will produce or modify (other than as concepts for consideration by the other Party), or distribute or otherwise use any Promotional Material relating to a Product. If so instructed by the JAC, BeiGene will immediately cease to use any Promotional Materials and will collect and destroy any such materials from its marketing representatives (and record and document such collection and destruction (and provide a copy of such documentation to the other Party upon request)). Notwithstanding the foregoing, BeiGene shall not be obligated to use the Promotional Materials unless they are reasonably acceptable to such Party (in which event, such Party shall have the right to decline to use such contested Promotional Materials upon written notice to the other Party). Amgen will own all right, title and interest in and to any and all Promotional Materials; provided that the Parties agree that BeiGene may retain ownership of Promotional Materials developed by BeiGene which are generally applicable to the products marketed and sold in BeiGene’s business and not specific to the collaboration with respect to the Products. BeiGene will execute all documents and take all actions as are reasonably requested by Amgen to vest title to such Promotional Materials in Amgen.
Section 5.7    Commercial Reporting, Records, Costs and Audits.
5.7.1     Reporting. BeiGene will (i) provide Amgen with [*] reports, in the form set forth in the Sales Force and Other Personnel Schedule attached to this Agreement and (ii) conduct a [*] in-person review by Amgen’s Head of Commercial and BeiGene’s China General Manager to discuss Sales Force and Other Personnel efforts and coordinate Sales Force and Other Personnel efforts in the Collaboration Territory with global sales efforts. Notwithstanding the foregoing, the Parties may, by mutual written agreement, modify the timing, frequency or required content of the reports contemplated by this Section 5.7.1 (Reporting). BeiGene covenants and agrees to implement a customer relationship management (CRM) system, which will allow BeiGene to track Sales Force and, if applicable, Other Personnel including, with respect to Sales Force, detail position in the call, no later than [*]. BeiGene shall not be obligated to disclose and shall be permitted to redact information related to products other than Products. In addition to data from the CRM system, information customary for tracking Sales Force and Other Personnel performance in the Collaboration Territory will be kept.  This data can later be used for auditing Sales Force Costs and other Commercialization and Related Costs and activities for the Products in the Collaboration Territory.  If Amgen questions the validity of such reported Sales Force Costs and/or other Commercialization and Related Costs and activity, it will have audit rights in accordance with Section 8.4.3.
5.7.2     Records; Audit Right. BeiGene will maintain complete and accurate records of its Sales Force Costs and other Commercialization and Related Costs and activities related to the Products in the CRM system and in a suitable enterprise reporting package (ERP) in order to permit Amgen to audit Sales Force Costs and other Commercialization and Related Costs and activities related to Products in accordance with Section 8.4.3.
5.7.3     Calculation of Sales Force Costs and Other Personnel Costs. Sales Force Costs and other Commercialization and Related Costs arising from Collaboration Activities performed by BeiGene or any of its Affiliates in the Collaboration Territory will be determined pursuant to the approved Commercialization Plan and Commercialization Budget and by allocation of proportion of Sales Force and Other Personnel activities directed to Products.
5.7.4     Distribution Outside the Collaboration Territory. BeiGene shall not Commercialize the Products outside the Collaboration Territory and shall not transfer or sell Products to any Third Party whom BeiGene knows or should reasonably know will Commercialize the Products outside the Collaboration Territory. Each Party shall notify the other Party if it becomes aware of the exportation of Product from inside the Collaboration Territory to outside the Collaboration Territory (or vice versa).

ARTICLE VI.
PERFORMANCE STANDARDS
Section 6.1    Collaborative Activities. Activities to be undertaken by the Parties hereunder will be conducted in a collaborative manner as determined by the committee or team overseeing such activities, and in accordance with the terms and conditions of this Agreement, as applicable. Notwithstanding any tie-breaking authority that a Party may have under this Agreement, both Parties are entitled to actively collaborate in the compliance, financial oversight, audit, distribution, government affairs, regulatory, development and commercialization activities of the Collaboration.
Section 6.2    Diligence Standards. The Parties shall use, and shall assure that each of its Affiliates and any Third Parties engaged by such Party uses, Commercially Reasonable Efforts to timely and diligently conduct the Collaboration Activities allocated to such Party under this Agreement in accordance with the Global Development Plan, Global Development Budget, Global Brand Plan, Commercialization Plan and Commercialization Budget and such reasonable directions as may be issued by the JSC and JAC from time to time, subject, at all times, to the terms of this Agreement.
Section 6.3    Fair Value Pricing. Amgen and BeiGene each shall not attempt to reduce compensation rightly due to the other Party hereunder by shifting compensation otherwise payable to such Party from a Third Party with respect to a Product to another product or service for which no compensation is payable to the other Party hereunder. In addition, Amgen and BeiGene each shall not divest, restructure, reorganize or reclassify its Affiliates, or conduct its activities hereunder through any Affiliates, with any intent in whole or in part to avoid, reduce or eliminate its or any of its Affiliates’ obligations or commitments set forth in this Agreement. Without limitation of the foregoing, each Party agrees not to enter into any transaction that would result in the shifting of the benefits that would otherwise be due to the other Party hereunder and shall at all times contract in good faith for internally or externally provided services related to the Products.
Section 6.4    Proper Conduct Practices Standards. Each Party will conduct, and ensure that each of its Affiliates and Third Parties engaged by such Party conducts, all of its and their activities with respect to the development, registration, manufacture, distribution, promotion and commercialization of a Product for the Collaboration Territory in accordance with this Agreement, the applicable Global Development Plan, applicable Global Brand Plan, applicable Global Payer Plan, applicable Access and Pricing Plan, applicable Commercialization Plan, the Quality and Compliance Standards, Proper Conduct Practices, and all Applicable Law. The Parties will provide each other with all reasonably requested cooperation to enable each of them to comply with Proper Conduct Practices, Applicable Law and the Quality and Compliance Standards, including permitting each Party to reasonably monitor activities conducted by a Party in connection with this Agreement in order to verify the other Party’s compliance therewith with respect to the Collaboration Scope and market environment of the Collaboration Territory. After the Effective Date, each Party shall review the other Party’s conduct practices which ensure compliance with the Proper Conduct Practices, and, shall implement changes to its conduct practices with respect to the Exploitation of Products in the Collaboration Scope to the extent necessary to meet the standard of the other Party’s conduct practices, if higher. In the event of a disagreement regarding such conduct practices, such matter shall be escalated to the JSC and Amgen will, after consultation with the JSC, have the tie-breaking vote on such matter.
Section 6.5    Violation of Laws. Each Party will promptly notify the other Party of any formal or informal request for information, subpoena, investigation, litigation, penalty or claim from any Governmental Authority, or any Third Party, for violation or potential violation of Applicable Law by its personnel with respect to the conduct of activities under this Agreement. In the event of any such violation, the Parties will promptly confer regarding any such violation and will promptly take remedial or preventative action as may be reasonably required by the JAC with respect thereto. The Parties will have the right to require that any personnel that materially violates Applicable Law or the Quality and Compliance Standards cease to perform activities under this Agreement.
Section 6.6    Use of Affiliates and Third Party Contractors.
6.6.1    Each Party will perform the Collaboration Activities designated to it itself or through any of its Affiliates, and any proposed use of a Third Party to conduct such activities will be subject to the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that (i) the other Party’s consent will not be required for Collaboration Activities that such Party has, prior to the Execution Date, arranged to have performed by Third Parties and which have been disclosed in writing to such other Party prior to the Execution Date (moreover, the other Party’s consent will not be required for activities that a Party has assumed from the other Party that the other Party previously arranged to be performed by Third Parties prior to such transition) and (ii) Amgen will be permitted to engage Third Party contract manufacturers without BeiGene’s prior consent. BeiGene and Amgen shall work together on the engagement of Affiliates and Third Parties for Distribution of Products in the Collaboration Territory in accordance with Section 6.6.2.
6.6.2     BeiGene Distributors. BeiGene shall inform Amgen of its distribution network design, including the criteria and standards for the selection of distributors and a list of distributors that BeiGene has approved based on such criteria and standards. BeiGene shall provide Amgen with any materials Controlled by BeiGene concerning any distributor that BeiGene has approved based on the such criteria and standards and BeiGene anticipates will distribute Products in the Collaboration Territory, and any additional information reasonably requested by Amgen concerning such distributor.
6.6.3     Audits of BeiGene Distributors. Amgen may, from time to time, upon reasonable notice (at least [*]) and at a reasonable frequency ([*]), perform audits of selected sites and downstream distributors to ensure compliance with the Applicable Law, including, but not limited to, Proper Conduct Practices, Anti-Corruption Laws and the Quality and Compliance Standards, including NMPA Good Supply Practice (GSP). If Third Party logistic services are used for storage and distribution of Products, BeiGene shall establish a policy and process to manage such services, including, but not limited to, a quality agreement and operation procedures. Within a reasonable time prior to the expected First Commercial Sale in the Collaboration Territory, Amgen will perform an audit of BeiGene on its management of product distribution in compliance with the Quality and Compliance Standards, including NMPA Good Supply Practice (GSP). Remediation of any discrepancies identified in such initial audit shall be closed prior to Amgen’s supply of Product. BeiGene shall promptly notify Amgen of any significant discrepancies or concerns related to BeiGene’s, an Affiliate’s or any Third Party’s (including sub-distributors, wholesalers and pharmacies) ability to perform any of its obligations related to the Distribution of Products in the Collaboration Territory or to comply with the Quality and Compliance Standards or, if applicable, the Proper Conduct Practices. In the event that Amgen, following good faith consultation with BeiGene regarding any Affiliate or Third Party, raises reasonable concerns over the ability of such Affiliate or Third Party (including sub-distributors, wholesalers and pharmacies) conducting Distribution of Products in the Collaboration Territory to comply with the Quality and Compliance Standards or, if applicable, the Proper Conduct Practices, BeiGene shall not engage (or, if BeiGene has already engaged such Affiliate or Third Party, BeiGene shall promptly agree on corrective action with Amgen), such Affiliate or Third Party for Distribution of Products in the Collaboration Territory. Any dispute regarding the immediately preceding sentence shall be elevated to the JSC for final determination. Amgen shall have the right to audit BeiGene with respect to such Distribution activities, upon reasonable notice (at least [*]) and at a reasonable frequency (no more than once per year absent reasonable evidence of a concern), and BeiGene shall ensure that Amgen has the right to audit any such Affiliates or Third Parties involved in such Distribution, with respect to their respective compliance with the Quality and Compliance Standards or, if applicable, the Proper Conduct Practices. BeiGene shall ensure that agreements entered into with Affiliates or Third Parties with respect to such Distribution include customary anti-bribery and anti-corruption covenants and audit right provisions, in each case consistent with this Agreement. BeiGene shall, and shall cause such Affiliates and Third Parties to, maintain sufficient books and records to enable such audits.
6.6.4     BeiGene shall permit, and use its Commercially reasonable efforts to cause its Affiliates and Third Party distributors (including sub-distributors, wholesalers and pharmacies) to permit, Amgen to accompany any regulatory authority’s officials during an inspection. BeiGene will provide, and will cause its Affiliates and Third Party distributors to provide, Amgen with copies of all reports and communications with such regulatory authority in connection therewith.
6.6.5     Cost overruns resulting from either Party’s use of a Third Party to conduct any such activities will be subject to Section 7.9 (Overruns).
Section 6.7    Management of Personnel. Each Party will have sole authority and responsibility for recruiting, hiring, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation, remuneration and employment taxes), disciplining, firing and otherwise controlling the personnel provided by such Party for performance of its obligations hereunder; provided that each Party will require its personnel to be subject to a confidentiality agreement and Program Intellectual Property assignment commitment prior to, and as a condition of, such personnel performing any such activities hereunder. In the event any remuneration is due to personnel provided by a Party to perform its obligations hereunder (whether pursuant to Applicable Law, contract or otherwise), such Party hereby agrees to pay, at its sole cost and expense, any such remuneration. Each Party will provide the day-to-day management of its representatives and other personnel, including furnishing administrative support, financial resources, equipment and supplies.
Section 6.8    Obligation to Notify. Each Party shall promptly notify the other Party upon becoming aware of any breach or violation by such Party (including through any Representative of such Party or Third Party engaged by such Party) of Sections 6.4 and 6.5 or the Anti-Corruption Laws and such Party shall take such steps as the Parties may reasonably agree to avoid a potential or continuing violation of the Anti-Corruption Laws or a breach of Sections 6.4 or 6.5.

ARTICLE VII.
FINANCIAL CONSIDERATION
Section 7.1    Global Development Cost Sharing.
7.1.1 Reports.
(a)    BeiGene will provide Amgen with a final report within [*] from the end of each calendar quarter of the actual amount of the BeiGene Pipeline Product Development Costs incurred by BeiGene in accordance with the Global Development Plan and Global Development Budget.
(b)    Amgen will provide BeiGene with a final report within [*] from the end of each calendar quarter of the actual amount of the Amgen Pipeline Product Global Development Cost incurred by Amgen under Section 7.1.2 (Global Development Cost Share).
(c)    Amgen will provide BeiGene, on a [*] basis, a good faith estimate of the anticipated Global Development Cost-Share Payments for the following [*] period.
7.1.2 Global Development Cost-Share.
(a)    Subject to the Aggregate Global Development Cost-Share Cap, BeiGene shall pay to Amgen, in connection with the global development of each Pipeline Product, on a [*] basis, [*] of Amgen Pipeline Product Global Development Costs (such payment obligations, “Global Development Cost-Share Payments”) and [*] of Amgen Pipeline Product Global Development Costs above [*]; provided, however, that BeiGene’s Global Development Cost-Share Payments shall be credited for (i) the amount of BeiGene Pipeline Product Development Costs incurred by BeiGene during such period in accordance with the Global Development Plan and Global Development Budget pursuant to Section 3.1.1 and (ii) [*] of the amount of BeiGene Development Cost Savings. The Global Development Budget shall be based on Amgen’s internal cost estimates, reflecting an FTE Rate as defined in Section 1.69.
(b)    Following the Effective Date, BeiGene’s Global Development Cost-Share Payments shall be subject to an aggregate maximum of US$1,250,000,000 (the “Aggregate Global Development Cost-Share Cap”). Once the Aggregate Global Development Cost-Share Cap is met, no further Global Development Cost-Share Payments shall be payable by BeiGene and to the extent that BeiGene is performing Designated BeiGene Activities hereunder, Amgen shall, subject to Section 7.9 (Overruns), reimburse BeiGene for its BeiGene Pipeline Development Costs; provided, however, that, after such time, BeiGene shall no longer be entitled to a credit for any [*]. For the sake of clarity, [*].
(c)    The BeiGene Development Cost Savings will be determined on [*]. Clinical Study Costs that will be eligible for BeiGene Development Cost Savings include: [*]. Costs that are not eligible for BeiGene Development Cost Savings include [*]. BeiGene’s Global Development Cost-Share Payment obligations pursuant to Section 7.1.2(a) shall be credited with [*]. Without limiting the foregoing, [*].
7.1.3     Payment. The Global Development Cost-Share Payments shall be made each calendar quarter and such amount will be included in a final quarterly balancing payments as set forth in Section 7.7 (Final Balancing Payments).
Section 7.2    Profit Sharing. The Parties will share in Profits generated by Products in the Collaboration Scope: (i) with respect to In-Line Products, during the applicable In-Line Product Commercialization Period for such In-Line Product; (ii) with respect to Pipeline Products, during the applicable Pipeline Product Commercialization Period for such Pipeline Product; and (iii) for such longer period as set forth in Section 5.1 for each Retained In-Line Product and each Retained Pipeline Product (i.e., for so long as such Retained In-Line Product or Retained Pipeline Product, as applicable, is sold in the Collaboration Territory); in each case as follows:
7.2.1     BeiGene Costs. Within [*] after the end of each calendar quarter, BeiGene will provide to Amgen a final report of its Commercialization and Related Costs, on a Product-by-Product basis, incurred by BeiGene or its Affiliates in accordance with this Agreement (collectively, “BeiGene Costs”) in such quarter.  BeiGene will initially incur the portion of the Commercialization and Related Costs attributed to its activities hereunder. In addition to the annual Commercialization Budget approved hereunder, prior to the end of each calendar year, BeiGene will provide Amgen with a nonbinding estimate of its Commercialization and Related Costs for the [*] period [*] following the year covered by such approved budgets; provided that the Parties will review and discuss such estimated Costs at the JSC. Notwithstanding the foregoing, BeiGene’s shared portion of the Commercialization and Related Costs incurred in performing any Clinical Studies conducted after Regulatory Approval for In-Line Products in the Collaboration Territory shall be subject to an annual maximum of [*] during each [*] period following the Effective Date and subject to an aggregate maximum of [*]. Within [*] after the end of each calendar quarter, BeiGene will provide Amgen with a report of BeiGene’s product-level profit & loss statements for such calendar quarter, which report will contain a detailed and itemized calculation of Net Revenues for each Product during such calendar quarter. Additionally, [*] after the end of each calendar quarter, BeiGene will provide Amgen with a report of any Recoveries for such calendar quarter.
7.2.2     Amgen Costs. Within [*] after the end of each calendar quarter, Amgen will provide to BeiGene a final report of its Commercialization and Related Costs, on a Product-by-Product basis, incurred by Amgen or its Affiliates in accordance with this Agreement (collectively, “Amgen Costs”) in such quarter.  Amgen will initially incur the Manufacturing Actual Costs and the portion of the Commercialization and Related Costs attributed to its activities hereunder. In addition to the annual Commercialization Budget approved hereunder, prior to the end of each calendar year, Amgen will provide BeiGene with a nonbinding estimate of its Commercialization and Related Costs for the [*] period (detailed on a calendar year basis) following the year covered by such approved budgets; provided that the Parties will review and discuss such estimated costs at the JSC. Within [*] after the end of each calendar quarter, Amgen will provide BeiGene with a report of any Recoveries for such calendar quarter.
7.2.3     FTE Rate. The FTE Rate used for calculation of Costs pursuant to this Article VII (Financial Consideration) with respect to any activity will be the relevant FTE Rate for the calendar year in which such activity was undertaken.
7.2.4     Income Taxes. For the avoidance of doubt, income and withholding taxes imposed on either of the Parties hereunder will not be included in cost sharing hereunder.
7.2.5     Exchange Rate. For purposes of calculating quarterly balancing payments as set forth in Section 7.2.7 (Calculation of Collaboration Profits), Net Revenues, Amgen Costs and BeiGene Costs will be converted from local currency (if different from $US) to $US in accordance with Section 8.3.3 (Conversions).
7.2.6     Net Revenues. Within [*] after the end of each calendar quarter, BeiGene will provide Amgen with a report of Net Revenues for such calendar quarter, which report will contain a detailed and itemized calculation of Net Revenues for each Product during such calendar quarter. Additionally, within [*] after the end of each calendar quarter, each Party will provide the other Party with a report of any Recoveries for such calendar quarter.
7.2.7     Calculation of Collaboration Profits. BeiGene will pay Amgen for units of Product at the Supply Price for such unit of Product and BeiGene will be entitled to book end customer sales. Within [*] after the end of each quarter, Amgen will calculate and provide to BeiGene a report of the Costs each Party is responsible for under this Section 7.2 for such quarter. Based on the [*], a compensating payment (“Compensating Payment”) will be made by Amgen to BeiGene or BeiGene to Amgen, as applicable, in order to achieve a 50/50 Profit split. The resulting amounts will be the “Collaboration Profits” for such calendar quarter.
Section 7.3    Example. The Collaboration Profit Schedule sets forth an example of the Compensating Payment calculation.
Section 7.4    Calculation of Net Revenues. In calculating Net Revenues for the purposes of this Article VII (Financial Consideration):
7.4.1     Free Products. Any disposal of Products for, or use of Products in, clinical or pre‑Clinical Studies, given as free samples, or distributed at no charge to patients unable to purchase Product shall [*].
7.4.2     Non-Monetary Compensation. Upon any sale or other disposal of any Product that should be included within Net Revenues for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Revenues under this Agreement, such Product shall be deemed to be [*].
7.4.3     Multi-Product Offerings. In the event a Product is sold with one or more other products or services for a single price (together, a “Multiple Product Offering”), Net Revenues for such Multiple Product Offering shall be calculated by multiplying actual Net Revenues of such Multiple Product Offering by the fraction A/(A+B) where A is the invoice price of the Product, if sold separately, and B is the total invoice price of the other products in the Multiple Product Offering, if sold separately. If, on a country-by-country basis, the other products in the Multiple Product Offering are not sold separately in said country, Net Revenues for the purpose of determining royalties of the Multiple Product Offering shall be calculated by multiplying actual Net Revenues of such Multiple Product Offering by the fraction A/D, where A is the invoice price of the Product, if sold separately, and D is the invoice price of the Multiple Product Offering. If neither the Product nor the other products are sold separately in a given country, the Parties shall determine Net Revenues for such Multiple Product Offering by mutual agreement based on the relative contribution of the Product (excluding other products) and each other product in the Multiple Product Offering.
Section 7.5    Excluded Losses. The following losses will not be charged to the Collaboration Profit: (i) losses of a Party to the extent attributable to a breach of this Agreement by such Party, or (ii) losses subject to indemnification pursuant to Section 13.1 (Indemnity by BeiGene) or Section 13.2 (Indemnity by Amgen).
Section 7.6    Manufacturing Costs Calculation and True-Up. Manufacturing Standard Costs for a Product manufactured in Amgen’s (or its designee’s) clinical (i.e., non-commercial) manufacturing facility, calculated as part of Amgen Pipeline Product Global Development Costs, will be included in Amgen Pipeline Product Global Development Costs at the time of manufacture of such Product. Prior to Technical Feasibility, Manufacturing Actual Costs for a Product manufactured in Amgen’s (or its designee’s) non-clinical (i.e., commercial) manufacturing facility and intended for use in a Clinical Study, calculated as part of Amgen Pipeline Product Global Development Costs, will be included in Amgen Costs at the time of manufacture of such Product. After Technical Feasibility, Manufacturing Actual Costs for a Product manufactured in Amgen’s (or its designee’s) non-clinical (i.e., commercial) manufacturing facility and intended for use in a Clinical Study and calculated as part of Amgen Pipeline Product Global Development Costs, will be included in Amgen Pipeline Product Global Development Costs at the time such Product is shipped to a site for use of such Product in a Clinical Study. If any Product for commercial use is distributed as samples, lost, unusable due to damage, or otherwise no longer available for commercial sale, then [*]. In addition, due to the fact that Manufacturing Actual Costs may not be known at the time such costs are to be included within the Collaboration Profit, for the purposes of determining Amgen Pipeline Product Global Development Costs for a particular calendar quarter, Amgen will, to the extent any manufacturing costs are to be calculated using Manufacturing Actual Costs, use the then-current estimated Manufacturing Actual Costs for such calendar quarter. By March 31 of each calendar year, Amgen will reconcile any estimated Manufacturing Actual Costs included in Amgen Pipeline Product Global Development Costs in the prior calendar year with the final Manufacturing Actual Costs for such Product and provide such reconciliation to BeiGene. If such reconciliation evidences an over or under payment by either Party, a balancing payment will be made between the Parties in order to maintain the intended revenue and cost sharing allocation set forth in this Agreement within [*]after delivery of such reconciliation report by Amgen and agreement thereon by the Parties.
Section 7.7    Final Balancing Payments. On a quarterly basis, a final balancing payment and report shall be provided by Amgen to BeiGene to give effect to the Development Cost Share Payment pursuant to Section 7.1 and the Calculation of Collaboration Profits pursuant to Section 7.2.7. The net paying Party will make a payment pursuant to this Section 7.7 (Final Balancing Payment) within [*] after delivery of the reports of BeiGene Pipeline Product Development Costs, Amgen Pipeline Product Global Development Costs and Collaboration Profit. Payments pursuant to this Article VII (Financial Consideration) will be made in accordance with the provisions of Article VIII (Payments). On a quarterly basis, on or around [*] prior to calendar quarter end, Amgen and BeiGene shall each provide to the other Party their then current quarterly budget, including (i) the Global Development Budget, (ii) Commercialization Budget, (iii) profit & loss statements (applicable for BeiGene), (iv) royalty forecast, and (v) any other information deemed reasonably necessary for both Parties to reasonably calculate an estimate of their respective obligations set forth in Article VIII for the then current calendar quarter.
Section 7.8    Commercialization Budget Deadlocks. In the event that the JSC is unable to approve an annual Commercialization Budget prior to the expiration of any such budget, then, until approval of such budget by the Parties, each Party will be entitled to continue the Designated Amgen Activities and Designated BeiGene Activities, as applicable, and include its Commercialization and Related Costs, in the calculation of Collaboration Profit for any calendar quarter not covered by an approved budget, until such time as the aggregate Commercialization and Related Costs of such Party included in the calculation of Collaboration Profit for such calendar year is equal to [*].
Section 7.9    Overruns. Each Party will promptly notify the other Party upon becoming aware that the anticipated Costs to be incurred by such Party for activities in or for the Collaboration Territory for a given calendar year will be in excess of the applicable Global Development Budget (portion applicable to the Collaboration Territory) or Commercialization Budget. Unless otherwise agreed by the Parties in advance, in writing, Costs reported by a Party pursuant to Section 7.2.1 (BeiGene Costs) or 7.2.2 (Amgen Costs) incurred with respect to Collaboration Activities in excess of [*] of the aggregate amounts budgeted to be incurred by or on behalf of such Party for its Collaboration Activities in such calendar year in the then-current applicable Global Development Budget (portion applicable to the Collaboration Territory) or Commercialization Budget, respectively, will not be included in the calculation of revenue and costs pursuant to Section 7.2.7 (Calculation of Collaboration Profits); provided that such BeiGene Costs and Amgen Costs in excess of such amount will be included in the calculation of revenue and costs pursuant to Section 7.2.7 (Calculation of Collaboration Profits) to the extent such Costs were attributable to: [*]. In no event shall Costs reported by a Party pursuant to Section 7.2.1 (BeiGene Costs) or 7.2.2 (Amgen Costs) incurred due to gross negligence or willful misconduct with respect to Collaboration Activities be included in the calculation of revenue and costs pursuant to Section 7.2.7 (Calculation of Collaboration Profits).
Section 7.10    Royalties.
7.10.1 Pipeline ROW Royalties.
(a)    Rates. Subject to Section 9.1.4(c) and the remainder of this Section 7.10, during the applicable Global Pipeline Royalty Term, Amgen shall pay to BeiGene royalties on the annual Net Revenues of all Pipeline Products (excluding AMG 510) in the ROW, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental annual Net Revenues of Pipeline Products in the ROW.

Aggregate Annual Net Revenues of Pipeline Products (excluding AMG 510)	Royalty Rate
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW less than or equal to [*] U.S. Dollars (US$[*])	[*]%
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] U.S. Dollars (US$[*]) and less than or equal to [*] U.S. Dollars (US$[*])	[*]%
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] U.S. Dollars (US$[*]) and less than or equal to [*] U.S. Dollars (US$[*])	[*]%
For that portion of aggregate annual Net Revenues of Pipeline Products in the ROW greater than [*] Dollars (US$[*])	[*]%
(b)    Global Pipeline Royalty Term. Amgen shall pay BeiGene royalties as set forth in Section 7.10.1(a) on a country-by-country and Pipeline Product by Pipeline Product basis on Net Revenues in the ROW during the period of time beginning on the First Commercial Sale of such Pipeline Product in such country and expiring on the latest of (i) the date on which the Exploitation of such Pipeline Product is no longer Covered by a Valid Claim of any Patents owned or exclusively Controlled by Amgen in such country; (ii) the expiration of Regulatory Exclusivity in such country; and (iii) the earlier of (x) eight (8) years from the date of First Commercial Sale of such Pipeline Product in such country and (y) twenty (20) years from the date of First Commercial Sale of the Product anywhere in the world (the “Global Pipeline Royalty Term”).
(c)    If during the portion of the applicable Global Pipeline Royalty Term in a particular country where any Pipeline Product is being sold in such country there are Generic/Biosimilar Products with respect to such Pipeline Product marketed in such country and the Generic/Biosimilar Market Entry Threshold is exceeded for such Pipeline Product in such country, then the royalty rates set forth in Section 7.10.1(a) with respect to such Pipeline Product shall be reduced by [*].
(d)    If Amgen enters into an agreement with a Third Party after the Effective Date for a right or license under such Third Party’s Patents that Amgen reasonably believes is necessary in order to Commercialize any Pipeline Product in any country in the ROW, then Amgen may deduct from any royalty payments to BeiGene under Section 7.10.1(a) up to [*].
(e)    In no event shall the royalty reductions or offsets described in Sections 7.10.1(c) or (d), alone or together, reduce the royalties payable by Amgen for a given calendar quarter pursuant to Section 7.10.1(a) to less than [*] of the amounts otherwise payable by Amgen for a given calendar quarter pursuant to Section 7.10.1(a). If Amgen is not able to take the full royalty reductions or offsets under Sections 7.10.1(c) or (d), as applicable, as a result of the foregoing restriction in this Section 7.10.1(e) then Amgen may [*].
7.10.2 Post-Product Return Collaboration Territory Royalties.
(a)    Rates. On a Product-by-Product basis during the periods of time beginning from the return of such Product to Amgen in the Collaboration Territory pursuant to Section 5.1.2 or Section 5.1.3, as applicable, and expiring on the fifth anniversary of the date of return of such Product, Amgen shall pay to BeiGene royalties on the annual Net Revenues of all returned Products sold in the Collaboration Territory, as calculated by multiplying the applicable royalty rates set forth below for each returned In-Line Product or returned Pipeline Product, as applicable, by the corresponding amount of annual Net Revenues of such returned In-Line Product or returned Pipeline Product, as applicable, in the Collaboration Territory during the applicable period of time.

Period Following Return of Product Rights to Amgen	Royalty Rate
	In-Line Product	Pipeline Product
[*] following return of product rights for such Product	[*]%	[*]%
[*] following return of product rights for such Product	[*]%	[*]%
[*] following return of product rights for such Product	[*]%	[*]%
[*] following return of product rights for such Product	[*]%	[*]%
[*] following return of product rights for such Product	[*]%	[*]%
7.10.3     Royalty Payments and Reports. Amgen shall (i) within [*] after the end of each calendar quarter with respect to Net Revenues of Products in such calendar quarter specifying for such calendar quarter (in confirmed figures, or reasonable estimates if firm figures are not available) the amount of Net Revenues, the royalty rate and the amount of royalty payable on such Net Revenues and (ii) make the royalty payments owed to BeiGene hereunder in accordance with such royalty report in arrears, within [*] from the end of the calendar quarter in which such payment accrues. BeiGene shall keep such reports confidential and shall not disclose them to any Third Party other than BeiGene’s consultants and accountants that are obligated to keep such information confidential.
Section 7.11 Payments. Payments pursuant to this Article VII (Financial Consideration) will be made in accordance with the provisions of Article VIII (Payments).

ARTICLE VIII.

PAYMENTS
Section 8.1 Appropriate Measure of Value. Each of the Parties acknowledges that (i) the value provided by the other Party hereunder is comprised of many related items, including performance of various services, access to development, regulatory, manufacturing and commercial expertise, clinical data and other financial and non-financial consideration and that (ii) the amount of the Supply Price and the ratio of cost sharing set forth herein are intended to capture such value as an aggregate. Therefore, the increase, decrease or lapse of any particular items or rights, including Patent rights and allocation of operational responsibilities between the Parties, will not affect the amount of such payment or the ratio of cost sharing, and the Parties agree that both the amount and duration of such payment and the ratio of revenue and cost sharing are reasonable.
Section 8.2 No Other Compensation. Other than as explicitly set forth in this Agreement, neither Party will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to the other hereunder.
Section 8.3 Currency.
8.3.1     Payments. All payments made hereunder between the Parties will be made in United States Dollars (US$) or as otherwise agreed by the Parties. For the avoidance of doubt, the Parties acknowledge that payments to Third Parties may be made in RMB from time to time. Each Party will pay all sums due hereunder by wire transfer, or electronic funds transfer (EFT) in immediately available funds. If the EFT option is chosen by Amgen or BeiGene, a completed electronic funds transfer form will be provided in a timeframe that facilitates timely payment. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. All amounts set forth in any budget established under this Agreement will be expressed in United States Dollars (US$) and, for reference only, also stated in RMB. Notwithstanding anything in this Agreement to the contrary, United States Dollars (US$) shall be the controlling currency for all purposes under this Agreement, including budgeting and cost reimbursement, cost overruns and related calculations.
8.3.2     Invoices. The Parties shall work to ensure that an appropriately detailed invoice is prepared and delivered in connection with the quarterly Final Balancing Payment owed hereunder by one Party to the other. The party receiving the quarterly Final Balancing Payment shall prepare and send the invoice to the paying party. Payment will be made pursuant to the terms in Section 7.7.
Any invoices sent to Amgen shall be addressed to:
Amgen Inc.
Accounts Payable
PO Box 667
Newbury Park, CA 92319-0667
Attention Partnership Accounting

Any invoices sent to BeiGene shall be addressed to:

BeiGene Switzerland GmbH
Accounts Payable
c/o VISCHER AG
Aeschenvorstadt 5,
4051 Basel, Switzerland

With an electronic copy sent to: [*]

8.3.3     Conversions. With respect to amounts required to be converted into another currency for calculation or payment hereunder, such amounts will be converted using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by whichever Party recorded the relevant receipt or expenditure, for the respective reporting period in its books and records that are maintained in accordance with U.S. GAAP or China GAAP, as the case may be. If a Party is not required to perform such a currency conversion for its U.S. GAAP or China GAAP reporting with respect to the applicable period, then for such period such Party will make such conversion using the rate of exchange which corresponds to the noon buying rate as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the calendar quarter (or such other publication as agreed-upon by the Parties) in which such receipt or expenditure was incurred.
Section 8.4 Audits.
8.4.1     Accounting. Each Party will keep complete and accurate records pertaining to the activities to be conducted hereunder in sufficient detail to permit the other Party (the “Auditing Party”) to confirm the accuracy of financial reports, calculation of Costs (including Manufacturing Actual Costs, Amgen Pipeline Product Global Development Costs, BeiGene Pipeline Global Development Costs and Commercialization and Related Costs) and the amount of payments due hereunder, and such records will be open (in such form as may be available or reasonably requested) to inspection during the Term of this Agreement and for an additional [*] following the end of the last period to which they pertain. The Auditing Party will have the right, at its own expense to have an independent, certified public accountant, selected by it, perform a review (once annually unless a significant discrepancy is observed), of the records of the other Party (the “Audited Party”) applicable to the accuracy of financial reports, calculation of Costs (including Manufacturing Actual Costs, Amgen Pipeline Product Global Development Costs, BeiGene Pipeline Global Development Costs and Commercialization and Related Costs) and the amount of payments due hereunder (including any records kept in the ordinary course of the Audited Party’s business) during regular business hours, with not less than [*] advance written notice and under reasonable obligations of confidentiality. The report of such accountant will be made available to both Parties simultaneously, promptly upon its completion. The Auditing Party’s right to perform an audit pertaining to any calendar year will expire [*] after the end of such year and the books and records for any particular calendar year will only be subject to [*]. Should an inspection pursuant to this Section 8.4 (Audits) lead to the discovery of a discrepancy in the accuracy of financial reports, calculation of Costs (including Manufacturing Actual Costs, Amgen Pipeline Product Global Development Costs, BeiGene Pipeline Global Development Costs and Commercialization and Related Costs) and the amount of payments due hereunder, then the appropriate Party will pay to the other the amount of the discrepancy (plus, if the error was in favor of the Auditing Party, interest accrued at the Contract Interest Rate, compounded annually from the day the relevant payment(s) were due). The Auditing Party will pay for any audit under this Section 8.4 (Audits); provided that if a payment discrepancy was greater than [*] of the correct amount for the audited period and the discrepancy was in favor of the Audited Party, then the Audited Party will pay the reasonable out-of-pocket cost of such inspection. This Section 8.4 (Audits) does not apply to or include pharmacovigilance audits, manufacturing audits or regulatory inspections.
8.4.2     Compliance. Each Party will also keep complete and accurate records pertaining to the activities to be conducted hereunder in sufficient detail to permit the Auditing Party to confirm the other Party’s compliance with its obligations under Section 12.4 (Mutual Covenants). Such records will be open (in such form as may be available or reasonably requested) to inspection for [*] following the end of the period to which they pertain; provided that such records shall be subject to audit no more than once per calendar year except in the event that additional compliance issues are identified during such audit or otherwise, in which case additional audits shall be permitted. The Auditing Party will have the right to use its own internal auditing team or, at its own expense, an external auditing team selected by it, to perform a review of the records of the Audited Party. The audits will occur during regular business hours, with not less than [*] advance written notice and under reasonable obligations of confidentiality, unless the audits are requested by a Governmental Authority, in which case the Parties agree such notice period does not apply. The Audited Party will cooperate with the Auditing Party and, if applicable, the Governmental Authority, in these audits.
8.4.3     Sales Force and Other Personnel Audit. During regular business hours, with not less than [*] advance written notice and under reasonable obligations of confidentiality, BeiGene will permit Amgen or its authorized representatives to: (i) have access to the records of Sales Force Costs and Other Personnel Costs and activities maintained by BeiGene for purposes of verifying the accuracy of reports described in Section 5.7.1 (Reporting); and (ii) audit such records; provided that such audits may not be performed by Amgen more than once per calendar year, such records will be open (in such form as may be available or reasonably requested) to inspection for at least [*] following the end of the period to which they pertain, and such records for any particular calendar year will only be subject to [*]. Any and all audits undertaken pursuant to this Section 8.4.3 (Sales Force and Other Personnel Audits) will be performed at the sole and exclusive expense of the Amgen and will not be included in Amgen Costs or BeiGene Costs, as the case may be, for purposes of calculating Collaboration Profit (Loss). If an audit reveals an overstatement of Sales Force Costs or Other Personnel Costs of greater than [*] of the correct amount for the audited period, then BeiGene will pay the reasonable out-of-pocket cost of such inspection.
Section 8.5 Blocked Currency. Notwithstanding anything to the contrary in this Agreement, for any payment to a Party that is due and payable under this Agreement but is not successfully remitted to such Party upon the first application to the remitting bank in the Collaboration Territory by the other Party or other payor (irrespective of whether the failure to remit payment is because of not passing the bank verification process, or because of ad hoc measures adopted by the Governmental Authorities in the Collaboration Territory from time to time, or because approval is required from Governmental Authorities in the Collaboration Territory, or for any other reason), the paying Party shall (i) as a guarantee and not as settlement, make payment of an equivalent amount in local currency to an account in a bank or depository in the Collaboration Territory of the payee Party Affiliate designated by the payee Party in writing, (ii) immediately take all steps that are necessary or appropriate to rectify the inability to pay the payee Party, including but not limited to initiating the proper approval process if applicable, and (iii) at such time as the inability to pay has been rectified, immediately pay to the payee Party the original amount that was due and payable at the time of deposit, notwithstanding any subsequent foreign exchange fluctuations.
Section 8.6 Taxes.
8.6.1 Withholding.
(a)    If Applicable Law requires a Party to pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement, the paying Party will notify the other in writing of such payment or withholding requirements prior to making the payment and provide such assistance to the receiving Party, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in such Party’s efforts to claim an exemption from or reduction of such Taxes. Except as otherwise provided in this Agreement, each Party will withhold any Taxes required by Applicable Law to be withheld from the amount due, remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes promptly following payment thereof. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. In the event that the governing tax authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, and such Party (the “Withholding Party”) remits such withholding Taxes to the tax authority, the Withholding Party will have the right to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the Withholding Party), against future payment obligations of the Withholding Party under this Agreement (or, at the option of the Withholding Party, the Withholding Party will have the right to invoice the other Party for such amount, and the other Party will pay such amount within [*] of the receipt of such invoice); provided that the Withholding Party may also pursue reimbursement by any other available remedy.
(b)    BeiGene hereby represents that it is as of the Execution Date and the Effective Date a tax resident of Switzerland and not a tax resident of China. On the basis of such representation, the Parties acknowledge their mutual understanding that the laws of the United States (and any state thereof) do not, as of the date hereof, require Tax to be withheld on any payment expected to be made by Amgen to BeiGene pursuant to this Agreement (provided that BeiGene delivers to Amgen a properly completed Form W-8BEN-E claiming a royalty withholding tax exemption), and absent a law, change in law, change in facts, or involuntary assessment of Tax by a Governmental Authority of the United States (or any state thereof), Amgen shall not withhold any Tax under the laws of the United States (or any state thereof) with respect to payments made pursuant to this Agreement. BeiGene shall indemnify Amgen for any Loss arising because of a failure to withhold Taxes required to be withheld but not withheld pursuant to this Section 8.6.1(b).
(c)    On the basis of the representation in Section 8.6.1(b), the Parties acknowledge their mutual understanding that BeiGene is a tax resident of Switzerland entitled to the benefits of the tax treaty in effect between the United States and Switzerland and that the laws of China do not, as of the date hereof, require Tax to be withheld on any payment expected to be made by Amgen to BeiGene pursuant to this Agreement, and absent a law, change in law, change in facts, or involuntary assessment of Tax by a Governmental Authority of China, Amgen shall not withhold any Tax under the laws of China with respect to payments made pursuant to this Agreement (provided that BeiGene delivers to Amgen a properly completed Form W-8BEN-E indicating that it is a tax resident of Switzerland).  BeiGene shall indemnify Amgen for Losses arising because of a failure to withhold Taxes required to be withheld but not withheld pursuant to this Section 8.6.1(c).
8.6.2     Indirect Taxes. Unless otherwise mutually agreed by both Parties, all payments made pursuant to this Agreement are exclusive of Indirect Taxes. If BeiGene is liable to value-added tax and related surcharges in the Collaboration Territory (collectively, “China Turnover Tax”) on any payment received from Amgen, BeiGene shall separately list the amount of China Turnover Tax on its invoice to Amgen, calculated at the rates and methods prescribed by Applicable Law, and Amgen shall pay the amount of the China Turnover Tax to BeiGene, which shall be solely responsible for the payment of the China Turnover Tax to the relevant Governmental Authority. If Amgen is liable for the China Turnover Tax on any payment received from BeiGene, Amgen shall separately list the amount of the China Turnover Tax on its invoice to BeiGene, calculated at the rates and methods prescribed by Applicable Law, and BeiGene shall pay the China Turnover Tax to the relevant Governmental Authority as a withholding agent on behalf of Amgen (but shall not withhold such tax from the payment to Amgen). If Indirect Taxes other than China Turnover Tax are chargeable in respect of any payments, the paying party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. The Parties shall cooperate and use all reasonable efforts to obtain exemption, zero-rating, or other preferential treatment in respect of any Indirect Tax. If any amount of Indirect Tax is refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within [*] of receipt. [*]
8.6.3     Employee Taxes. Each Party shall be responsible for taxes based on, imposed on or calculated by reference to any person employed by that Party.
8.6.4 Cooperation and Actions Requiring Consent.
(a)    Each Party shall, with respect to any Taxes for which the other Party may be liable, (i) reasonably assist and cooperate with the other Party in preparing for or filing any Tax claim, Tax audit of, or dispute with any Governmental Authority regarding, and any judicial or administrative proceeding relating to, liability for Taxes, and in the preparation of or conduct of litigation or investigation of claims in connection with the preparation of financial statements or other documents to be filed with any Governmental Authority in relation to Taxes; (ii) make available to the other Party and to any Governmental Authority, as reasonably requested, all information, records and documents relating to Taxes relating to the Agreement; (iii) provide timely notice to the other Party of any pending or threatened Tax audits or assessments relating to the Agreement, and (iv) furnish the other Party hereto with copies of all correspondence received from any Governmental Authority in connection with a Tax audit or information request with respect to a Tax. For the avoidance of doubt, the cooperation noted in this Section 8.6.4 shall include signing any Tax returns, amended Tax returns, claims or other documents with respect to any Tax controversy or proceeding, with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)    A Party (the “First Party”) shall not, with respect to any Tax matter, (i) contest an involuntary tax assessment that may give rise to a Tax for which the other Party may be liable or incur a Loss, without the written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency, (iii) initiate any voluntary disclosure or other communication with any Governmental Authority, or (iv) settle any such Tax matter or contest, unless (with respect to clauses (i), (ii), (iii) or (iv) of this Section 8.6(b), as applicable) the First Party agrees to indemnify the other Party for the amount of any Tax that is imposed on the other Party as a result of the First Party taking any such action.
Section 8.7 Late Payment. Any payments or portions thereof due hereunder which are not paid when due (other than amounts subject to a good faith dispute) will bear interest at the Contract Interest Rate, compounded annually, calculated on the number of days such payment is delinquent; provided that any amounts subject to such good faith dispute that are subsequently determined to be owed shall be subject to such interest calculated from the date such payment was initially due. This Section 8.7 (Late Payment) will in no way limit any other remedies available to either Party.
Section 8.8 Change in Accounting Periods. From time to time, either of the Parties may change its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa. If a Party notifies the other in writing of a change in its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the Parties will cooperate to determine a way to report and reconcile each Party’s accounting periods so as to facilitate payments to be made hereunder.
ARTICLE IX.

DISTRACTING PRODUCTS
9.1.1     General. On a Product-by-Product basis and during the Exclusivity Period with respect to such Product, except as otherwise set forth in Sections 9.1.2 (Mutual Restrictions), 9.1.3 (Amgen Exceptions) and 9.2 (Pre-Clinical Development Programs), each Party shall not itself (and each Party shall ensure that its Affiliates do not), conduct or participate in, or advise, assist or enable any of its Affiliates or any Third Party to conduct or participate in, any Distracting Program (the “Distracting Program Restriction”) in the Collaboration Territory or the ROW as specified in Section 9.1.2 (Mutual Restrictions) below.
9.1.2     Mutual Restrictions. With respect to each Party’s obligations, the Distracting Program Restriction shall apply as follows:
(a)    Collaboration Territory. For a Distracting Product corresponding to a Product, the Distracting Program Restriction shall apply to each Party’s and each of its Affiliates’ activities with respect to such Distracting Program in the Collaboration Territory during the applicable Exclusivity Period.
(b)    ROW. For a Distracting Product corresponding to a Product, the Distracting Program Restriction shall apply to each Party’s and each of its Affiliates’ activities with respect to such Distracting Program in the ROW during the applicable Exclusivity Period with respect to the corresponding Product, provided that each Party shall be permitted to:
(i)    initiate [*] of an [*] Distracting Product in the ROW following [*]; and/or
(ii)    [*] obtain rights to a Distracting Product and thereafter:
(A)    [*] such Distracting Product at any time; and
(B)    on a country-by-country basis, [*] such [*] Distracting Product in such country following the [*] in such country.
Notwithstanding anything to the contrary in this Section 9.1.2(b), except as set forth in Section 9.1.3, in no event shall either Party [*] with respect to a Distracting Product that is a [*] at any time during the Exclusivity Period with respect to such Product.
9.1.3     Amgen Exceptions. Amgen’s Distracting Program Restrictions shall not apply [*]. In addition, notwithstanding anything to the contrary in Sections 9.1.1 or 9.1.2, Amgen shall be permitted to [*] at any time. In the event that Amgen [*], Amgen shall notify BeiGene within [*] of such event, which notice shall include [*]:
(a)    [*].
(b)    [*].

9.1.4 Suspended Products.
(a)    If BeiGene reasonably believes that a Pipeline Product has become a Suspended Product, then BeiGene shall have the right to provide written notice to Amgen of the same. Upon receipt of such written notice, the Parties, acting through the JSC, shall discuss the matter within [*] of such notice.
(b)    Thereafter, Amgen shall have the right within [*] after the JSC meeting to either (i) dispute such notice pursuant to Section 15.4, (ii) provide BeiGene with a reasonable plan of action to restart substantive efforts and activities to Develop such Product and begin such efforts and activities within [*] thereafter or (iii) acknowledge that such Product shall be deemed a Suspended Product hereunder. For any Suspended Product, the Distracting Program Restriction shall no longer apply with respect to activities in the ROW but shall continue to apply with respect to the Collaboration Territory until the end of the applicable Exclusivity Period.
(c)    Notwithstanding the foregoing, if at any time Amgen provides written notice to BeiGene which notice contains a reasonable plan of action to restart substantive efforts and activities to Develop such Suspended Product, the Suspended Product shall no longer be deemed a Suspended Product, provided that [*] and the Agreements shall terminate with respect to such Product in the ROW. If BeiGene notifies Amgen that it will Divest or terminate all activities with respect to such Distracting Program in accordance with Section 9.3.1 or 9.3.2 (provided that all references to closing of the Distracting Transaction shall instead be deemed to refer to Amgen’s notice under this subsection) then such Product shall no longer be a Suspended Product as of the date of such termination or Divestment of the Distracting Product.
Section 9.2    Pre-Clinical Development Activities. Notwithstanding anything in this Article IX (Distracting Products), each Party and its Affiliates will have the right to conduct pre-clinical development activities and non-commercial manufacturing activities for any Distracting Products.
Section 9.3    Distracting Transactions; Notice. Notwithstanding anything to the contrary herein, it shall not be deemed a breach of the Distracting Program Restriction by a Distracted Party if such Distracted Party enters into a Distracting Transaction and such Distracted Party complies with its obligations under this Section 9.3 (Distracting Transactions; Notice). If a Party enters into a Distracting Transaction (in each instance, the “Distracted Party”) then it will provide notice to the other Party (the “Affected Party”), within [*] business days after the first public announcement or disclosure of such Distracting Transaction and if no public announcement or disclosure occurs, [*] business days after the closing of such transaction (the “Distracting Transaction Notice”), describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Distracting Program. During the pendency of any potential Distracting Transaction, and until the provisions of either Section 9.3.1 (Divestiture) or Section 9.3.2 (Termination) are fully implemented, the Distracted Party will Segregate the Distracting Program from programs for the Products. Any notice provided pursuant to this Section 9.3 (Distracting Transactions; Notice) shall include a notification as to whether the Distracted Party intends to Divest or terminate the Distracted Program.
9.3.1     Divestiture of a Distracting Transaction. If the Distracted Party elects to Divest a Distracting Program arising from the Distracting Transaction, then it will Divest such Distracting Program within [*]. If the Distracted Party fails to complete a Divestiture of the Distracting Program within [*], then the Distracted Party will be deemed to have chosen to terminate the Distracting Program, effective as of [*], and will promptly comply with the requirements of Section 9.3.2 (Termination); provided that if at the expiration of such [*] period, the Distracted Party has agreed terms with a Third Party to Divest the Distracting Program arising from the Distracting Transaction then such [*] period will be extended as required for the Distracted Party and such Third Party to consummate the transaction, but in no event will such extension exceed an additional [*].
9.3.2     Termination of a Distracting Transaction. If the Distracted Party elects to terminate a Distracting Program arising from a Distracting Transaction, it will terminate all activities of such Distracting Program within [*] (other than any Clinical Studies or other activities which are being completed solely for ethical, regulatory, or legal obligations to complete the same and not for the purpose of obtaining Regulatory Approval). [*]
Section 9.4    Reasonable Restrictions. The Distracted Party acknowledges the provisions of this Article IX (Distracting Products) are reasonable and necessary to protect the legitimate interests of the Affected Party and to encourage the free sharing of information between the Parties with respect to Products, and the Distracted Party agrees not to contest such limitations in any proceeding. The Distracted Party acknowledges that the Affected Party would not have entered into this Agreement absent the restrictions set forth in this Article IX (Distracting Products) and that a breach or threatened breach of this Article IX (Distracting Products) would be likely to result in irreparable harm to the Affected Party for which there is no adequate remedy at law. Therefore, the Affected Party will be entitled to obtain from any court of competent jurisdiction injunctive relief, specific performance, and an equitable accounting of any earnings, profits or benefits arising out of any such breach. Nothing in this Section 9.4 (Reasonable Restrictions) is intended or will be construed to limit in any way either Party’s right to equitable relief or any other remedy for breach of this or any other provision of this Agreement.
ARTICLE X.
INTELLECTUAL PROPERTY
Section 10.1    Program Intellectual Property Ownership. Except as provided below in this Section 10.1 (Program Intellectual Property Ownership), each Party will solely own all right, title, and interest in and to all Program Intellectual Property that are made by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto, and any Program Intellectual Property that is jointly made will be owned jointly by the Parties. Notwithstanding the foregoing, all right, title and interest in and to any Program Intellectual Property that constitutes improvements, modifications or enhancements to a Product which (i) was generated or conceived by Amgen, BeiGene or their respective Affiliates, whether solely or jointly (or together with a Third Party), during the Term as a result of carrying out the Designated Amgen Activities or the Designated BeiGene Activities, as applicable, (ii) is a modification, derivative, or improvement of the Products or related to the manufacturing or formulating of the Products or (iii) is a new or novel use of the Products (collectively referred to herein as “Amgen Program Intellectual Property”) shall automatically vest solely in Amgen. BeiGene, for itself and on behalf of its Affiliates and their respective sublicensees, subcontractors, employees, consultants and agents, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Amgen all right, title and interest in and to all Amgen Program Intellectual Property. Inventorship will be determined according to United States patent law (without reference to any conflict of law principles). Each Party shall be solely responsible for any compensation or remuneration for its personnel for any Program Intellectual Property generated by such personnel in accordance with the compensation policies of Amgen or BeiGene, as applicable, or as otherwise required in accordance with Section 6.7 (Management of Personnel). Notwithstanding the foregoing, if Amgen agrees to conduct (or allows BeiGene to conduct) one or more Clinical Studies involving the combination of a Product with a BeiGene product, then before initiating any such combination study, the Parties shall negotiate a separate agreement with respect to the same which may, among other things, contain different terms with respect to the supply of Product and the ownership, prosecution, defense and enforcement of any intellectual property arising thereunder.
Section 10.2    Copyright Ownership. Except as expressly provided in this Agreement, each Party will own all right, title, and interest in and to all Copyrights created pursuant to this Agreement that are authored by or on behalf of such Party, solely or independent of the other Party, and all intellectual property rights related thereto. The Parties will jointly own all right, title, and interest in and to all Copyrights created pursuant to this Agreement that are authored by or on the behalf of the Parties jointly, and all intellectual property rights related thereto.
Section 10.3    Product Trademarks. The Parties hereby agree that in the event that BeiGene is permitted to use a product trademark in connection with a Product, BeiGene shall select a product trademark for use in connection with such Product; provided that such Product Trademarks have been accepted by the Regulatory Authority and approved by the JSC for use in the Collaboration Territory and such use is permitted by Applicable Law; and provided further that if a product trademark would reasonably be expected to have a material adverse impact on Amgen’s exploitation of any Product outside the Collaboration Scope, the selection of such product trademark by BeiGene for use in connection with a Product shall be subject to Amgen’s prior written consent. Notwithstanding anything herein to the contrary, Amgen will own all right, title and interest in all Product Trademarks and any goodwill related thereto and BeiGene, for itself and on behalf of its Affiliates and their respective sublicensees, subcontractors, employees, consultants and agents, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Amgen all right, title and interest in and to such Product Trademarks and all goodwill applicable thereto.
Section 10.4    Joint Ownership. Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice or enforce Program Intellectual Property or intellectual property (including Copyrights) owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 10.4 (Joint Ownership) in a particular country, including by promptly executing and recording assignments and other documents consistent with such ownership.
Section 10.5    License Grant by Amgen. Amgen hereby grants and causes its Affiliates to grant to BeiGene and its Affiliates during the Term a co-exclusive (with Amgen), fully-paid, royalty-free license to Amgen Intellectual Property and Program Intellectual Property in each case to the extent Controlled by Amgen, solely (i) to the extent necessary to conduct the Designated BeiGene Activities and (ii) to exercise and perform BeiGene’s other rights and obligations under the terms of this Agreement. Such license is sublicensable by BeiGene or its Affiliates solely in accordance with Section 6.6 (Use of Affiliates and Third Party Contractors).
Section 10.6    License Grant by BeiGene. BeiGene hereby grants and causes its Affiliates to grant to Amgen and its Affiliates a co-exclusive (with BeiGene), fully-paid, royalty-free license to Program Intellectual Property solely (i) to the extent necessary to conduct the Designated Amgen Activities and (ii) to exercise and perform Amgen’s other rights and obligations under the terms of this Agreement. The foregoing license is sublicensable by Amgen or its Affiliates in accordance with Section 6.6 (Use of Affiliates and Third Party Contractors). Additionally, BeiGene hereby grants and causes its Affiliates to grant to Amgen and its Affiliates a non-exclusive, irrevocable, fully-paid, royalty-free, world-wide license with the right to sublicense under any Patent within the BeiGene Pre-Existing Intellectual Property that is used by BeiGene, or provided by BeiGene to Amgen for use, during the Term in the performance of this Agreement solely to the extent necessary to make, have made, sell, offer for sale and import Products for all uses inside and outside the Collaboration Territory.
Section 10.7    Prosecution and Maintenance of Patents.
10.7.1     Amgen Intellectual Property. Subject to Section 10.13, Amgen will have the sole right to control, itself or through outside counsel, and have final decision making authority with respect to the worldwide (including inside and outside the Collaboration Territory) Prosecution and Maintenance of the Patents within (i) the Amgen Intellectual Property in the Collaboration Territory that claim a Product, (ii) the Program Intellectual Property owned solely by Amgen, and (iii) Amgen Program Intellectual Property, and in each case with respect to preparation and filing for any Patent Extensions. Amgen will keep BeiGene informed as to material developments with respect to the Prosecution and Maintenance of such Amgen Intellectual Property including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions. Amgen will also provide BeiGene with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Amgen Intellectual Property prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, BeiGene; provided that BeiGene provides its comments consistent with any applicable filing deadlines. The foregoing rights and obligations shall be subject to the terms and conditions of Amgen’s in-license agreements with Third Parties with respect to any in-licensed Intellectual Property.
10.7.2     BeiGene Intellectual Property. BeiGene will have the sole right at its sole expense to control, itself or through outside counsel, and have final decision making authority with respect to the Prosecution and Maintenance of the Patents within (i) the BeiGene Pre-Existing Intellectual Property in the Collaboration Territory that claim a Product and (ii) the Program Intellectual Property owned solely by BeiGene.
Section 10.8    Defense and Settlement of Third Party Claims of Infringement and Other Proceedings. If a Third Party asserts that Patents, Know-How or other rights owned or controlled by it are infringed by the activities hereunder of either of the Parties, then defense of such claim (an “Infringement or Invalidity Claim”) will be managed in accordance with the provisions of Section 13.4 (Defense of Third Party Claims), with coordination and cooperation between the Parties occurring via the Patent Coordinators. If Amgen seeks to initiate a nullification, declaratory judgment, revocation, or opposition proceeding against any such Patents, Know-How or other rights in response to prospective or actual Infringement or Invalidity Claims, the Parties will coordinate and cooperate in regard to such proceedings in accordance with the procedures set forth in Section 13.4 (Defense of Third Party Claims), with coordination and cooperation between the Parties occurring via the Patent Coordinators. In the event any such nullification, declaratory judgment, revocation, or opposition proceeding is initiated prior to the First Commercial Sale of a Product in the Collaboration Territory, Amgen shall be responsible for all amounts payable to a Third Party in connection with such proceeding. The foregoing rights and obligations shall be subject to the terms and conditions of Amgen’s in-license agreements with Third Parties with respect to any in-licensed Intellectual Property.
Section 10.9    Enforcement. Except as expressly set forth in this Section 10.9 (Enforcement), each Party will retain all its rights to control the enforcement of its own intellectual property. Subject to Section 10.13, Amgen will have the sole right (but not the obligation) to enforce the Amgen Intellectual Property or Program Intellectual Property against any Third Party that is developing, manufacturing, selling, or importing a product or service that competes with a Product; provided that BeiGene will have the right to approve or disapprove in writing any settlement of any claim, suit or action involving intellectual property in the Collaboration Territory that admits the invalidity or unenforceability of BeiGene Pre-Existing Intellectual Property or imposes on BeiGene restrictions or obligations. Amgen shall not be prohibited from entering into a settlement that (i) does not admit the invalidity or unenforceability of BeiGene Pre-Existing Intellectual Property or (ii) involves only one or more countries outside the Collaboration Territory. BeiGene shall reasonably assist Amgen in enforcing any such rights under this Section 10.9 (Enforcement) with respect to any such enforcement in the Collaboration Territory, including, in the event that it is determined that BeiGene is an indispensable party to such action, by being named as a party in such action, and cooperate in any such action at the request of Amgen. Without limiting the foregoing, Amgen will keep BeiGene advised of all material communications, actual and prospective filings or submissions regarding such action in the Collaboration Territory, and will provide BeiGene copies of and an opportunity to review and comment on any such material communications, filings and submissions in the Collaboration Territory (provided that Amgen will have the right to redact any device and manufacturing information and any information relating to any product other than Products from any such materials) and will reasonably consider comments of BeiGene. All Recoveries, after each Party is first reimbursed for any Costs incurred in connection with enforcing or assisting in the enforcement of such intellectual property, will be shared by the Parties at a ratio of [*]. The foregoing rights and obligations shall be subject to the terms and conditions of Amgen’s in-license agreements with Third Parties with respect to any in-licensed Intellectual Property.
Section 10.10    Patent Term Extensions. Each non-filing Party will provide reasonable assistance to the filing Party in connection with obtaining supplementary protection certificates, patent term extensions or similar protection for Patents in the Collaboration Territory (“Patent Extensions”) within the Product Intellectual Property or otherwise licensed or assigned hereunder as determined by the Patent Coordinators. To the extent reasonably and legally required to obtain any such Patent Extensions in the Collaboration Territory, the non-filing Party will make available to the filing Party copies of all necessary documentation to enable the filing Party to use the same for the purpose of obtaining Patent Extensions in the Collaboration Territory. Notwithstanding Section 10.7 (Prosecution and Maintenance of Patents) above, the Amgen Patent Coordinator, subject to good faith discussions with the BeiGene Patent Coordinator, will have the right to make the final decision as to which Patents in the Collaboration Territory within Program Intellectual Property will be extended with respect to the Products; provided that Amgen shall consider the impact of such final decision on the sales of the Products in the Collaboration Territory. The foregoing rights and obligations shall be subject to the terms and conditions of Amgen’s in-license agreements with Third Parties with respect to any in-licensed Intellectual Property.
Section 10.11    Trademarks.
10.11.1     Title. Amgen will own all right, title and interest in and to the Product Trademarks. BeiGene will not, and will ensure that its Affiliates do not: (i) challenge any Product Trademark or the registration thereof in any country; (ii) file, register or maintain any registrations for any trademarks or trade names that are identical or confusingly similar to any Product Trademark in any country without the express prior written consent of Amgen; or (iii) authorize or assist any Third Party to do the foregoing. Amgen will have the sole right to control, itself or through outside counsel, and have final decision making authority with respect to the worldwide (including inside and outside the Collaboration Territory) file, register or maintain the Product Trademarks. Amgen will keep BeiGene informed as to such actions in the Collaboration Territory including by providing copies of all substantive filings, communications or any other substantive documents to or from any trademark office. Amgen will also provide BeiGene with a reasonable opportunity to comment substantively on the filing, registering and maintaining of such Product Trademarks inside the Collaboration Territory prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, BeiGene; provided that BeiGene provides its comments consistent with any applicable filing deadlines. The foregoing rights and obligations shall be subject to the terms and conditions of Amgen’s in-license agreements with Third Parties with respect to any in-licensed Intellectual Property.
10.11.2 Required Use and Compliance.
(a)    Promotional Materials and all packaging, labeling and package inserts for Products in the Collaboration Scope will display the Amgen Housemarks and the BeiGene Housemarks in equal prominence to the extent allowed by Applicable Law and in accordance with the Commercialization Plan. Once approved by the Regulatory Authority, Amgen will as soon as practicable label Product with BeiGene and Amgen logos displayed of equal size with the BeiGene logo positioned on the left or top.
(b)    Each Party agrees that it and its Affiliates will: (i) ensure that each use of the Product Trademarks and the other Party’s Housemarks by such Party is accompanied by an acknowledgement that such Product Trademarks are owned by Amgen and such Housemarks are owned by the other Party; (ii) not use such Product Trademarks or the other Party’s Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of the other Party therein; and (iii) not use any trademarks or trade names so resembling any of such Product Trademarks or the other Party’s Housemarks as to be likely to cause confusion or deception. All use of the other Party’s Housemarks shall be subject to the prior written approval of such other Party. Each Party shall comply with the other Party’s trademark policies and guidelines when using such other Party’s Housemarks and shall upon written request provide samples and specimens of any intended or prior use of such other Party’s Housemarks.
10.11.3    Product Trademark and Housemark Licenses.
(a)    To BeiGene. Amgen hereby grants to BeiGene a non-exclusive, royalty-free license to use the Amgen Housemarks and Product Trademarks solely as set forth in the Promotional Materials and other materials provided to it by Amgen, and solely to develop, manufacture and commercialize Products in the Collaboration Scope in accordance with the Global Brand Plan, the Commercialization Plan and this Agreement.
(b)    To Amgen. BeiGene hereby grants to Amgen a non-exclusive, royalty-free license to use the BeiGene Housemarks solely as set forth in the Promotional Materials and other materials provided to it by BeiGene, and solely to develop, manufacture and commercialize Products in the Collaboration Scope in accordance with the Global Brand Plan, the Commercialization Plan and this Agreement.
10.11.4     Respect of Trademarks. BeiGene will not have, assert or acquire any right, title or interest in or to any Amgen Housemarks or Product Trademarks or the goodwill pertaining thereto, and Amgen will not have, assert or acquire any right, title or interest in or to any BeiGene Housemarks or the goodwill pertaining thereto, in each case by means of entering into or performing under this Agreement, except in each case for the limited licenses explicitly provided in this Agreement. BeiGene shall not use or register any mark or domain name or social media account which is confusingly similar to the Amgen Housemarks or Product Trademarks, without the prior written consent of Amgen, and Amgen shall not use or register any mark or domain name or social media account which is confusingly similar to the BeiGene Housemarks, without the prior written consent of BeiGene.
10.11.5     Notice of Infringement. Amgen and BeiGene each will monitor the Product Trademarks against infringing uses within the Collaboration Scope and each Party will promptly notify the other Party of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware. Amgen will determine what action, if any, to take in response to any such infringement or threatened infringement of any Product Trademark. Upon the reasonable request of Amgen, BeiGene shall provide Amgen with reasonable information and assistance in connection with the potential infringement of the Product Trademarks in the Collaboration Territory.
Section 10.12    Personnel Obligations. Prior to beginning any development or commercialization of any Product under this Agreement, each employee, agent or independent contractor of Amgen or BeiGene or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Amgen or BeiGene, as applicable, in this Section 10.12 (Personnel Obligations), to the extent permitted by Applicable Law, including: (i) promptly reporting any Program Intellectual Property discovery, process or other intellectual property right; (ii) assigning to Amgen or BeiGene, as applicable, all of his or her right, title and interest in and to any Program Intellectual Property, discovery, process or other intellectual property right; provided that, for the avoidance of doubt, the foregoing provision shall not be applicable to an Amgen Third Party contractor manufacturer or partner that develops or co-develops intellectual property related to any such Product; (iii) taking actions Amgen deems reasonably necessary to secure patent protection; (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (v) abiding by the obligations of confidentiality and non-use set forth in Article XI (Confidentiality, Publications and Press Releases). It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.
Section 10.13    No Prejudicial Action. Notwithstanding anything to the contrary in this Agreement, Amgen hereby agrees that it shall not undertake any action, or make any decision, with respect to the Prosecution and Maintenance of Patents pursuant to Section 10.7.1, the defense or settlement of Infringement of Invalidity Claims pursuant to Section 10.8 or the enforcement of Amgen Intellectual Property or Program Intellectual Property pursuant to Section 10.9, in each case, in the Collaboration Territory that would reasonably be expected to [*].
ARTICLE XI.

CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES
Section 11.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] thereafter, the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose any and all information or materials related to the activities contemplated hereunder that is furnished to it by or on behalf of the other Party pursuant to this Agreement and is identified by the disclosing Party as confidential, proprietary or the like or that the receiving Party has reason to believe is confidential based upon its own similar information (collectively, “Confidential Information”). For clarity, except for rights expressly granted herein, both Parties will have no right to and will not utilize any Confidential Information of the other Party for activities outside the Collaboration Scope or for activities related to products other than the Products. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:
11.1.1    was obtained or was already known by the receiving Party or its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that the receiving Party did not know was under an obligation of confidentiality to the disclosing Party with respect to such information;
11.1.2    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no act or omission of the receiving Party or its Affiliates in breach of this Agreement;
11.1.3    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or
11.1.4    was independently discovered or developed by the receiving Party or its Affiliates (without reference to or use of Confidential Information of the disclosing Party).
Section 11.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) as reasonably necessary in conducting the activities contemplated under this Agreement; (ii) to the extent pertaining specifically to a Product, for use by Amgen in connection with a Product outside the Collaboration Scope or disclosure by Amgen to a collaborator or licensee for use with respect to a Product outside the Collaboration Scope; (iii) to the extent such disclosure is to a Governmental Authority, as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending arbitration or litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling regulatory obligations for a Product, or otherwise required by Applicable Law, including, but not limited to, regulations of the Securities and Exchange Commission, the Stock Exchange of Hong Kong Limited or similar regulatory authority, provided that if a Party is required by Applicable Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing exceptions pursuant to this subsection (iii), will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iv) to advisors (including lawyers and accountants) on a need to know basis in support of the purposes of this Agreement, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; (v) to such Party’s [*]; provided further, that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use at least as restrictive as the obligations set forth in this Article XI to maintain the confidentiality thereof and not to use or disclose such Confidential Information except as expressly permitted by this Agreement; and (vi) to the extent mutually agreed to by the Parties. Neither Party will disclose Confidential Information of the other Party to its personnel or to an Affiliate except to the extent such personnel or Affiliate needs to know such information for the performance of such Party’s activities hereunder.
Section 11.3    Confidential Treatment of Terms and Conditions. The Parties agree that the terms and conditions of this Agreement will be Confidential Information of each Party, and such terms and conditions will not be disclosed, except (i) as otherwise permitted under Section 11.2 (Authorized Disclosure) and (ii) if required by Applicable Law (including disclosure of a redacted version of this Agreement in a filing required by the Securities and Exchange Commission, the Stock Exchange of Hong Kong Limited or similar regulatory authority. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties will consult with one another concerning which terms of this Agreement will be requested to be redacted in any public disclosure of this Agreement, and in any event each Party will seek reasonable confidential treatment for any public disclosure by any such Governmental Authority.
Section 11.4    Press Releases. Notwithstanding Section 11.3 (Confidential Treatment of Terms and Conditions), the Parties will each issue a press release to announce the execution of this Agreement, each of which is attached hereto as the Press Release Schedule and is for use in responding to inquiries about this Agreement. Thereafter, BeiGene and Amgen may each disclose to Third Parties (including media interviews and disclosures to financial analysts) the information contained in such press release (but only such information) without the need for further approval by the other; provided that such information is still accurate. Each Party will have the right to issue additional press releases and disclosures in regards to the terms of this Agreement only with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed (or as required to comply with Applicable Law). For any such proposed press release or disclosure, the disclosing Party will provide [*] notice to the other Party and will reasonably consider the other Party’s comments that are provided within [*] after such notice, or such shorter notice and comment periods as are reasonably required under the circumstances or by Applicable Law but not less than [*].
Section 11.5    Confidential Information Exchanged Prior to the Effective Date. All confidential information exchanged between the Parties and their respective Affiliates prior to the Effective Date (including all confidential information exchanged under the Confidential Disclosure Agreement between Amgen and BeiGene, Ltd., dated [*], will be deemed Confidential Information of the disclosing Party disclosed hereunder and will be subject to the terms of this Agreement.
Section 11.6    Publications and Program Information. Subject to Section 5.5 (Information Concerning Products) with respect to Scientific Exchange, Amgen will have the sole right to approve in advance publications and scientific presentations related to the Products, such approval not to be unreasonably withheld, conditioned or delayed, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 11.4 (Press Releases)) or make other public disclosures regarding Products (including with respect to development, commercialization and regulatory matters), and BeiGene will not do so without Amgen’s prior written consent, except as required by Applicable Law; provided that any publication or presentation to be made by Amgen that names BeiGene will require the prior consent of BeiGene. Amgen will keep the relevant committee or team informed of its general publication strategy and presentation calendar for Products. The Parties will establish a review process for publications and presentations related to Products specifically generated for use in the Collaboration Territory (for clarity, excluding global publications and presentations used in the Collaboration Territory). Amgen will consider any reasonable comments regarding such publications and presentations specifically generated for use in the Collaboration Territory. If there is any dispute between the Parties with regard to a proposed publication, presentation or other communication regarding this Agreement, such dispute shall be referred to the JSC for resolution (with Amgen having the final decision).
Section 11.7    Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.
ARTICLE XII.

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 12.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants, as of the Execution Date and the Effective Date to the other Party as follows:
12.1.1     it is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement (and, with respect to BeiGene, BeiGene shall have obtained all necessary approvals to execute and perform this Agreement on or before the Effective Date);
12.1.2     this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement, and compliance with its terms and provisions, and the consummation of the transaction contemplated hereby, by such Party will not conflict, interfere or be inconsistent with, result in any material breach of or constitute a material default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its knowledge violate any Applicable Law. The person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;
12.1.3     neither it nor any of its directors, officers, nor any of its employees has been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;
12.1.4 neither it, nor its officers or directors are Sanctioned Persons;
12.1.5     it has not granted any right to any Third Party relating to any intellectual property or proprietary right licensed, granted or assigned by it to the other Party hereunder that conflicts with the rights licensed, granted or assigned to the other Party hereunder;
12.1.6     to its knowledge, it and each of its Representatives have at all times complied with Proper Conduct Practices in connection with the Products (this Section 12.1.5 shall not apply to matters publicly disclosed by Amgen or its Affiliates in filings with the U.S. Securities and Exchange Commission); and
12.1.7     it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws, International Trade Laws, and other Applicable Law, to the extent applicable to such Party, including healthcare compliance, privacy laws and data protection laws.
Section 12.2    Amgen Representations and Warranties. In addition to the representations and warranties set forth in Section 12.1 (Mutual Representations and Warranties), Amgen hereby represents and warrants to BeiGene that, as of the Execution Date and the Effective Date:
12.2.1     To Amgen’s knowledge, all issued Patents within Amgen Intellectual Property covering the composition of matter of the active ingredient of any Product in the Collaboration Territory have been filed and maintained properly and correctly and Amgen has not failed to pay any applicable fees on or before the expiration of the applicable grace period for such payment.
12.2.2     It has the full right, power and authority to grant the licenses granted under Section 10.5 (License Grant by Amgen) and neither Amgen nor its Affiliates have granted any right or license to any Third Party relating to any of the Amgen Intellectual Property that would conflict with or limit the scope of any of the rights or licenses granted to BeiGene hereunder.
12.2.3     No claim has been issued and served against Amgen or any of its Affiliates that alleges that any Patent in the Amgen Intellectual Property in the Collaboration Territory is invalid or unenforceable.
12.2.4     Neither Amgen nor its Affiliates have received any written notice of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed or misappropriated by the development, manufacture, or commercialization of the Products in the Collaboration Territory.
12.2.5     To Amgen’s knowledge, the development of the Products in the Collaboration Scope by or on behalf of Amgen has been conducted in compliance in all material respects with all Applicable Law.
Section 12.3    BeiGene Representations and Warranties Regarding Blocking IP. In addition to the representations and warranties set forth in Section 12.1 (Mutual Representations and Warranties), BeiGene hereby represents and warrants to Amgen that, as of the Execution Date and the Effective Date, to BeiGene’s knowledge, neither BeiGene nor any of its Affiliates Controls any Patent that Covers a Product. For the purposes of this Section 12.3, “Cover” means with respect to a Patent, a claim that would be infringed by the exploitation of the Product.
Section 12.4    Mutual Covenants. Each Party hereby covenants to the other Party that, during the Term:
12.4.1     it will not grant any right to any Third Party relating to any intellectual property or proprietary right licensed or assigned by it to the other Party hereunder that conflicts with the rights granted to the other Party hereunder;
12.4.2     it will not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;
12.4.3     it shall comply with all Applicable Law (including Applicable Law relating to data protection and privacy), International Trade Laws, Proper Conduct Practices, Anti-Corruption Laws and the Quality and Compliance Standards in connection with the performance of its rights, duties and obligations under this Agreement;
12.4.4     it shall provide the other Party with any information required for that Party or the Parties to comply with International Trade Laws;
12.4.5     it shall for the Term of this Agreement and [*] thereafter maintain complete and accurate books, accounts, invoices and reasonably detailed records related to this Agreement or any work conducted for or on behalf of such Party under this Agreement including all records required to establish compliance with Section 12.4.3 above;
12.4.6     it shall promptly provide the other Party with written notice of the following events:
(a)    upon becoming aware of any breach or violation by a Party of any representation, warranty or undertaking set forth in Section 12.4.3 above or Section 12.4.11 below and in such case it shall cooperate with the other Party in any resulting formal or informal investigation related thereto;
(b)    upon receiving a formal or informal notification that it is the target of a formal or informal request for information, subpoena, investigation, litigation, penalty or claim from any Governmental Authority for violation or potential violation of any Anti-Corruption Law, Proper Conduct Practices, or International Trade Laws;
12.4.7     if either Party requests that the other Party complete a compliance certification certifying compliance with Section 12.4.3 above, which request shall occur no more than once per calendar year, such other Party shall promptly complete and deliver such compliance certification truthfully and accurately in the form set forth in the Compliance Certification Schedule;
12.4.8     if either Party requests that the other Party provide additional information as may be reasonably necessary to verify compliance with the obligations set forth in Section 12.4.3 above, such other Party shall promptly provide such additional information;
12.4.9     prior to beginning any development or commercialization of any Product under this Agreement, each employee, agent or independent contractor of Amgen or BeiGene or of either Party’s respective Affiliates involved in the development or commercialization of any Product shall be required to undergo compliance training with respect to Proper Conduct Practices and Anti-Corruption Laws;
12.4.10     it shall use only legitimate and ethical business practices (including Proper Conduct Practices) in connection with activities conducted in connection with this Agreement whether directly, through the use of Representatives or otherwise, and shall not take any action that would subject any other Party to penalties under any Applicable Law;
12.4.11 it shall comply with all applicable International Trade Laws and their respective regulations and obtain all import, export, re-export approvals and licenses required for any goods, services and technical data exchanged or delivered by it and shall retain documentation to support compliance with those laws and regulations, in each case, in connection with activities conducted in connection with this Agreement;
12.4.12 it will not export, directly or indirectly, any technical information acquired from any other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authorities in accordance with International Trade Laws or other Applicable Law; and
12.4.13 it shall cause its Affiliates and its and their officers, directors, employees and agents to comply with this Agreement, including the covenants in this Section 12.4 (Mutual Covenants).
Section 12.5    Privacy and Data Protection. Without limiting each Party’s respective obligations elsewhere in the Agreement, each Party, as applicable, agrees that where a Party determines the purpose and means of processing personal information, such Party is: (a) acting as a “controller” (as defined under applicable law) of such information; and (b) shall comply with all applicable data privacy and protection laws applicable to a controller, which shall include employing and maintaining appropriate Security (as defined below) to protect such information. “Security” means technological, physical and administrative controls, including, but not limited to, policies, procedures, organizational structures, hardware and software functions, as well as physical security measures, the purpose of which is, in whole or part, to ensure the confidentiality, integrity or availability of personal information. The Parties further agree to cooperate with each other to execute any necessary international data transfer agreements, including the execution of (i) EU Standard Contractual Clauses and (ii) any other data transfer agreements required under China law or other Applicable Law, in each case, as necessary to effectuate the compliant transfer of personal information between countries. Without limiting the foregoing, where either Party is acting as “processor” (as defined under applicable law) of the other Party, such Party shall comply with the terms of the Privacy and Data Protection Schedule attached hereto.
Section 12.6    Information Security. The Parties agree to comply with the Information Security Schedule attached hereto (the “Information Security Schedule”) and the following:
(i)    a mechanism to determine and promptly report suspected Security Breaches in accordance with the Information Security Schedule;
(ii)    controls to ensure the return or destruction, at the other Party’s direction, of Data as required under this Agreement;
(iii)    a process for maintaining the confidentiality, integrity, security and availability of Data; and
(iv)    methods for controlling access to Data, which shall include (a) permitted access methods; (b) an authorization process for users’ access and privileges; and (c) maintenance of a list of authorized users, in accordance with the Data.
Section 12.7    Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE XII (REPRESENTATIONS AND WARRANTIES), BEIGENE AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, PRODUCT INTELLECTUAL PROPERTY, AMGEN HOUSEMARKS, BEIGENE HOUSEMARKS, PRODUCT TRADEMARKS, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
Section 12.8    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, OTHER THAN TO THE EXTENT RESULTING FROM EITHER PARTY’S BREACH OF ARTICLE IX (DISTRACTING PRODUCTS) OR ARTICLE XI (CONFIDENTIALITY, PUBLICATIONS AND PRESS RELEASES) OR EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL BEIGENE OR AMGEN BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE WILL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST SUCH DAMAGES AS ARE AWARDED TO A THIRD PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 13.1 (INDEMNITY BY BEIGENE) OR SECTION 13.2 (INDEMNITY BY AMGEN).

ARTICLE XIII.

INDEMNIFICATION AND INSURANCE
Section 13.1    Indemnity by BeiGene. BeiGene will defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “Amgen Indemnitees”), at BeiGene’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) arising out of any Third Party Claims brought against any Amgen Indemnitee to the extent such Losses result from: (i) the negligence or willful misconduct of BeiGene or its Affiliates (or any employees, agents or representatives of any of them) in performing under this Agreement; (ii) a breach by BeiGene of Applicable Law or this Agreement, including the failure of BeiGene’s representations or warranties in Article XII (Representations and Warranties) to be true in any material respect; or (iii) any product liability claims to the extent arising from the failure by BeiGene, its Affiliates or contractors in connection with the mishandling or improper storage of Products. The indemnification obligations under this Section 13.1 (Indemnity by BeiGene) exclude Losses to the extent they arise from (i), (ii) or (iii) below in Section 13.2 (Indemnity by Amgen) or are subject to a right of indemnification under the Supply Agreement.
Section 13.2    Indemnity by Amgen. Amgen will defend, indemnify, and hold harmless BeiGene, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “BeiGene Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses arising out of any Third Party Claims brought against any BeiGene Indemnitee to the extent such Losses result from: (i) the negligence or willful misconduct of Amgen or its Affiliates (or any employees, agents or representatives of any of them) in performing under this Agreement; (ii) a breach by Amgen of Applicable Laws or this Agreement, including the failure of Amgen’s representations or warranties in Article XII (Representations and Warranties) to be true in any material respect; (iii) any product liability claims to the extent arising from the failure of a Product to conform with the Product specifications at the time of delivery by Amgen, its Affiliates or contract manufacturers. The indemnification obligations under this Section 13.2 (Indemnity by Amgen) exclude Losses to the extent they arise from (i), (ii) or (iii) above in Section 13.1 (Indemnity by BeiGene) or are subject to a right of indemnification under the Supply Agreement.
Section 13.3    Claim for Indemnification. Whenever any Third Party Claim or Loss arises for which a BeiGene Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article XIII (Indemnification and Insurance), the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim or Loss; provided that the failure by an Indemnified Party to give such notice will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party will have exclusive control of the defense and settlement of all Third Party Claims for which it is responsible for indemnification and will assume defense thereof at its own expense promptly upon notice of such Third Party Claim. In no event will the Indemnifying Party settle such Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement: (i) includes a complete release of the Indemnified Party from liability with respect to the Third Party Claim (including any cost sharing under this Agreement); and (ii) does not include any admission of wrongdoing by the Indemnified Party or a stipulation that any intellectual property or proprietary right of the Indemnified Party is invalid or unenforceable; provided that in the event consent is required by the Indemnifying Party for a settlement such consent shall not unreasonably withheld, conditioned or delayed. In the event of a disagreement regarding such settlement, such matter shall be escalated to the JSC. Notwithstanding the foregoing, the Indemnifying Party shall not be prohibited from entering into a settlement that involves one or more countries in addition to Collaboration Territory so long as such settlement does not result in any liability or admission of wrongdoing by the Indemnified Party or a stipulation that any intellectual property or proprietary right of the Indemnified Party is invalid or unenforceable. The Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Third Party Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable. For the avoidance of doubt, any Third Party Claims or Losses, to the extent indemnifiable pursuant to this Section 13.3, shall be excluded from the definition of “Commercialization and Related Costs.”
Section 13.4    Defense of Third Party Claims.
13.4.1     All Third Party Claims except Infringement and Invalidity Claims. Except as otherwise provided in Section 13.3 (Claim for Indemnification) and excluding Infringement or Invalidity Claims, each Party (such Party referred to as the “Defending Party”) will have the sole right, but not the obligation, to defend against any Third Party Claims made against it with respect to its activities hereunder. Each Party will notify the other Party (the “Assisting Party”) as promptly as practicable if any such Third Party Claim is commenced or threatened against it. The Assisting Party will reasonably assist the Defending Party and cooperate in any such litigation at Defending Party’s reasonable request. Without limiting the foregoing, the Defending Party will keep the Assisting Party advised of all material communications and actual and prospective filings or submissions regarding such action, and will provide the Assisting Party copies of and an opportunity to review and comment on any such communications, filings and submissions; provided that each Party will have the right to redact from any information disclosed to the other hereunder any information relating to a product other than a Product or relating to a device used in connection with, or the manufacture of, a Product. The Defending Party will control the defense and settlement of Third Party Claims, with the documented out-of-pocket costs thereof being included in Commercialization and Related Costs, to the extent provided in the definition of “Commercialization and Related Costs.” The Defending Party will not settle such Third Party Claim without the prior written consent of the other Party, unless such settlement: (i) includes a complete release of the Assisting Party from liability with respect to the Third Party Claim (including any cost sharing under this Agreement); and (ii) does not include any admission of wrongdoing by the Assisting Party; provided that in the event consent is required by the other Party for a settlement such consent shall not be unreasonably withheld, conditioned or delayed. In the event of a disagreement regarding such settlement, such matter shall be escalated to the JSC. In the event that a Third Party Claim is brought against both of the Parties (a “Joint Claim”), then the Parties will determine whether to defend against such Joint Claim, which of the Parties should be the Defending Party or whether the Parties should jointly control such defense and the strategy for such defense. This Section 13.4 (Defense of Third Party Claims) will not apply to employment or similar personnel‑related claims.
13.4.2     Infringement or Invalidity Claims. Amgen will have the right to defend against any Infringement or Invalidity Claims brought against either Party or their respective Affiliates in the Collaboration Territory. Each Party will notify the other Party as promptly as practicable if any Infringement or Invalidity Claim is commenced or threatened against it. BeiGene will reasonably assist Amgen and cooperate in any such litigation at Amgen’s reasonable request. Without limiting the foregoing, Amgen will keep BeiGene advised of all material communications and actual and prospective filings or submissions regarding such action in the Collaboration Territory, and will provide BeiGene copies of and an opportunity to review and comment on any such communications, filings and submissions in the Collaboration Territory and will in good faith consider any comments made by, and actions recommended by, BeiGene; provided that BeiGene provides its comments consistent with any applicable filing deadlines; provided further that each Party will have the right to delete from any information disclosed to the other hereunder any information relating to a product other than a Product or relating to a device used in connection with, or the manufacture of, a Product. Subject to this Section 13.4.2, Amgen will control the defense and settlement of Infringement or Invalidity Claims. The documented out-of-pocket costs of defending and settling Infringement or Invalidity Claims shall be included in Commercialization and Related Costs, to the extent provided in the definition of “Commercialization and Related Costs.” Amgen will not settle such Infringement or Invalidity Claim in the Collaboration Territory without the prior written consent of BeiGene unless such settlement: (i) includes a complete release of BeiGene from liability with respect to the Infringement or Invalidity Claim (including any cost sharing under this Agreement); and (ii) does not include any admission of wrongdoing by BeiGene; provided that in the event consent is required by BeiGene for a settlement such consent shall not unreasonably withheld, conditioned or delayed. In the event of a disagreement regarding such settlement, such matter shall be escalated to the JSC. Notwithstanding the foregoing, Amgen shall not need BeiGene’s prior written consent to enter into a settlement agreement that (i) resolves an Infringement or Invalidity Claim in one or more countries in addition to the Collaboration Territory or (ii) resolves an Infringement or Invalidity Claim in one or more countries outside the Collaboration Territory so long as, in the case of either (i) or (ii), such settlement does not result in any admission of wrongdoing by BeiGene. If the Parties cannot agree on the costs of defending and settling Infringement or Invalidity Claims in the event of such settlement without the consent of BeiGene, the Parties shall resolve such dispute in accordance with Section 15.4 (Governing Law; Dispute Resolution). Notwithstanding the foregoing any Infringement or Invalidity Claims relating to a nullification, declaratory judgment, opposition or revocation proceeding against any Product Intellectual Property will be subject to the provisions of Section 10.8 (Defense and Settlement of Third Party Claims of Infringement and Other Proceedings). The coordination and cooperation set forth in this Section 13.4.2 will be accomplished via the Patent Coordinators. Amgen shall be responsible for [*] of all amounts payable to a Third Party under an Infringement or Invalidity Claim in the Collaboration Territory, and BeiGene shall be responsible for [*] of all amounts payable to a Third Party under an Infringement or Invalidity Claim in the Collaboration Territory. Notwithstanding the foregoing, each Party acknowledges and agrees that this Section 13.4.2 is the exclusive remedy for Infringement or Invalidity Claims and, therefore, any Losses arising out of any Infringement or Invalidity Claims subject to this Section 13.4.2 shall be disregarded for the purpose of indemnification under Section 13.1 (Indemnity by BeiGene) and Section 13.2 (Indemnity by Amgen).
Section 13.5    Insurance. Each of the Parties will, at their own respective expense (and not subject to cost sharing hereunder) procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder.
Section 13.6    Guarantee. In connection with this Agreement, BeiGene Parent and BeiGene have entered into that certain Guarantee Agreement, dated as of the date hereof, and attached hereto as a schedule to this Agreement (the “Guarantee Agreement”), under which BeiGene Parent unconditionally guarantees the payment and performance of any and all obligations of BeiGene, and agrees to be jointly and severally liable with BeiGene, for the performance of any and all of BeiGene’s obligations hereunder and under the terms and conditions of any applicable Transition Services Agreement and any applicable Reverse Transition Services Agreement.

ARTICLE XIV.

TERM AND TERMINATION; REVERSION OF PRODUCTS; CAPABILITY BUILD
Section 14.1    Term. Except for the terms and conditions of Article XI and Article XII, which shall become effective on the Execution Date, this Agreement shall become effective on the later of (i) the date on which the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Share Purchase Agreement expires or is terminated, (ii) the date on which BeiGene issues all of the equity contemplated under the Share Purchase Agreement to Amgen or its designated Affiliate after having obtained all necessary consents and approvals (including shareholder approval in accordance with the rules of the Hong Kong Stock Exchange) and (iii) January 1, 2020 (the “Effective Date”). This Agreement will become effective on the Effective Date and will continue until the expiration of the Term for all Products, unless terminated earlier in accordance with this Article XIV.
Section 14.2    Mutual Termination Rights for the Agreement. Either Party may terminate this Agreement in its entirety upon written notice to the other Party:
14.2.1     Material Breach. If the other Party is in material breach of this Agreement, then the non-breaching Party may terminate this Agreement in its entirety by providing written notice to the breaching Party of such material breach (specifying the nature of the breach in reasonable detail) and termination; provided that except as otherwise provided in Section 14.2.3, (i) to the extent that such material breach is with respect to the failure of a Party to comply with its diligence obligations under this Agreement (including in Sections 2.1, 3.1.2, 3.2.1, 5.1.2, 5.1.3 and 6.2) with respect to one or more Products, the non-breaching Party shall only have the right to terminate this Agreement with respect to such Product or Products under Section 14.3 (Mutual Termination Rights for a Product), and (ii) subject to the foregoing, the breaching Party (or its Affiliate) shall have an opportunity to cure (if such breach is capable of cure or remedy and provided that a similar breach has not previously occurred two or more times in the prior [*] period) such material breach within[*] after the receipt of such notice. During any such [*] cure period, either Party may require that the Designated Officers meet and confer in good faith to resolve such breach condition. So long as the breaching Party is demonstrating Commercially Reasonable Efforts to cure such material breach, the breaching Party (or its Affiliate) shall have an additional [*] to cure such material breach.
14.2.2     Insolvency. If the other Party, or an Affiliate which controls such Party (as the term “control” is defined in Section 1.3 (“Affiliate”)), suffers an Insolvency Event, then the non-affected Party may terminate this Agreement in its entirety upon written notice to the other Party.
14.2.3     Breach of Proper Conduct Practices. If either Party reasonably determines that the other Party (including through any Representative or Third Party engaged by the other Party) has failed to comply with the Proper Conduct Practices, such Party shall promptly notify the other Party in writing, and, such Party shall take such actions as are reasonably necessary or as reasonably requested by the other Party in order to mitigate the effects of such failure to comply, and to avoid the continuation or reoccurrence of such failure or similar failures to comply with such Proper Conduct Practices. If the other Party is negligent in undertaking such remedial or mitigating actions, the notifying Party may terminate this Agreement in its entirety by providing written notice to the other Party.
14.2.4     Change in Legal or Political Landscape. If any event, occurrence, fact, condition or change in the legal, regulatory or political landscape in the United States or the Collaboration Territory (each, a “Material External Change”) occurs after the Effective Date that results in a reduction in the Parties’ respective share of the economic return under this Agreement by more than [*] (an “Adverse Economic Impact”), then the affected Party may require that the Designated Officers meet and confer in good faith to consider amendments to this Agreement to address the Adverse Economic Impact in order to achieve the same economics on a pro rata basis as originally contemplated by the Parties hereunder. If the Designated Officers are unable to mutually agree on such actions within [*] after the Designated Officers first meet to consider such matter, then the affected Party may designate the matter for mediation and arbitration pursuant to Section 15.4.3 below, provided, however, if the Adverse Economic Impact cannot reasonably be solved through amendment to the Agreement and such Adverse Economic Impact continues for no less than [*], then the affected Party may terminate this Agreement at the end of such[*] period upon written notice to the other Party; provided that [*] Notwithstanding the foregoing, if the Parties cannot reach agreement with respect to the foregoing [*], either Party may request such Dispute be arbitrated in accordance with Section 15.4.4.
Section 14.3    Mutual Termination Rights for a Product. Either Party may terminate the Agreement on a Product-by-Product basis upon written notice to the other Party if the other Party is in material breach of this Agreement with respect to one or more Products (but less than all Products included in this Agreement), then the non-breaching Party may terminate this Agreement with respect to such one or more such Products by providing written notice to the breaching Party of such material breach (specifying the nature of the breach in reasonable detail) and termination; provided that the breaching Party (or its Affiliate) shall have an opportunity to cure (if such breach is capable of cure or remedy and provided that a similar breach has not previously occurred two or more times in the prior [*] period) such material breach within[*] after the receipt of such notice. During any such [*] cure period, either Party may require that the Designated Officers meet and confer in good faith to resolve such breach condition. So long as the breaching Party is demonstrating Commercially Reasonable Efforts to cure such material breach, the breaching Party (or its Affiliate) shall have an additional [*] to cure such material breach.
Section 14.4    Mutual Termination Rights for Commercial Viability in the Collaboration Territory. In the event either Party has a good faith concern that (i) the launch or continued Commercialization of the Product in the Collaboration Territory is not likely to be commercially viable for the Parties with Commercially Reasonable Efforts, based upon credible evidence, such as any decision by a Regulatory Authority to require significant additional information before or on condition of granting Regulatory Approval, or (ii) the Commercialization of the Product in the Collaboration Territory is not reasonably expected to be commercially viable over the expected or remaining lifecycle of the Product, based upon credible evidence, such as any decision by a Regulatory Authority in the Collaboration Territory regarding Product labeling or reimbursement, or [*], such Party may raise such concern for discussion by the JSC. If after discussion with the JSC and escalation to the Designated Officers the Parties disagree on whether to launch or commercialize the Product in the Collaboration Territory, then the Party that desires to not launch or commercialize the Product shall have the right to terminate this Agreement with respect to such Product upon at least [*] prior written notice to the other Party, provided that if Amgen is the terminating Party, BeiGene shall have the option to continue development and/or commercialization of such Product in the Collaboration Territory pursuant to Section 14.5 (Termination Rights for Suspension of a Pipeline Product).
Section 14.5    Termination Rights for Suspension of a Pipeline Product. Amgen may terminate this Agreement in its sole discretion with respect to a Suspended Product which remains a Suspended Product for at least [*], provided that:
14.5.1 BeiGene can request agreement from Amgen to [*]; or
14.5.2 If Amgen does not agree to [*] subject to [*].
14.5.3     For clarity, a Suspended Product for which BeiGene exercised its right and the Parties have reached an agreement pursuant to Section 14.5.1 or 14.5.2 shall nonetheless be deemed a Product that is terminated from this Agreement in the ROW (and thus no longer subject to the Distracting Program Restriction in the ROW), but shall continue to be a Product under this Agreement in the Collaboration Territory (and thus remains subject to the Distracting Program Restriction in the Collaboration Territory).
Section 14.6    General Effects of Product Reversion, Expiration or Termination. Product Reversion or expiration or termination of this Agreement (whether as a whole or with respect to a particular Product) for any reason shall have the following effects with regard to the relevant Product(s):
14.6.1     any liabilities or obligations previously accrued with respect to the applicable Product(s) shall survive with respect to the applicable Product(s);
14.6.2     BeiGene shall transfer to Amgen and assign all right title and interest in any and all assets and intellectual property owned or Controlled by BeiGene which are exclusively related to the applicable Product(s);
14.6.3     BeiGene shall return to Amgen or destroy (and certify such destruction to Amgen) all Amgen Confidential Information and Amgen shall return to BeiGene or destroy (and certify such destruction to BeiGene) all BeiGene Confidential Information related to the applicable Product(s);
14.6.4     BeiGene shall, to the extent permitted by Applicable Law and as requested by Amgen, assign any Third Party contracts exclusively related to the applicable Products(s) in the Collaboration Territory to Amgen or its designee (including by requesting and using good faith efforts to obtain any required consents);
14.6.5     BeiGene and Amgen shall continue to share in Collaboration Profits and continue to pay Global Development Costs-Share Payments related to the applicable Product(s) incurred prior to the effective date of such expiration or termination;
14.6.6     the Parties shall transition responsibility for Commercialization of the applicable Product(s) to Amgen in accordance with Section 14.9 (Transition Obligations);
14.6.7     except in the event of termination by Amgen pursuant to Section 14.2.1 (Termination for Breach) or Product Reversion, BeiGene shall have a reasonable period (not to exceed [*]) to sell off the inventory of the applicable Product(s);
14.6.8     Amgen shall have the right to reacquire some or all of the inventory of the applicable Product(s), as requested by Amgen, in possession of BeiGene and its Affiliates at [*] of the Manufacturing Actual Cost for such inventory;
14.6.9     all rights granted by BeiGene to its Affiliates or sublicensees (other than those included in a third party contract to be assigned to Amgen pursuant to Section 14.6.4) hereunder shall terminate;
14.6.10     BeiGene shall execute any assignments requested by Amgen to perfect its right, title and interest in all Promotional Materials, training materials, Regulatory Filings and Regulatory Approvals and Product Trademarks for such Product(s) to Amgen and shall take such actions reasonably necessary to ensure such Regulatory Filings and Regulatory Approvals for such Product(s) are in Amgen’s name;
14.6.11 as of the effective date of such termination, BeiGene hereby assigns all of its joint right, title and interest in and to the Joint Development Data related to the applicable Product(s) to Amgen;
14.6.12 the license grant from BeiGene to Amgen pursuant to Section 10.6 (License Grant by BeiGene) shall survive and the license grants from Amgen to BeiGene pursuant to Section 3.1.5 (Ownership of Development and Safety Data) and Section 10.5 (License Grant by Amgen) shall terminate;
14.6.13 Amgen shall have the right to control all recalls of the applicable Product(s) in the Collaboration Territory, and BeiGene shall provide any reasonable assistance requested by Amgen in connection therewith; and
14.6.14 BeiGene shall transition or complete (as set forth in the applicable Reverse Transition Services Agreement) at Amgen’s cost any ongoing Clinical Studies which it or its Affiliates is conducting in the Collaboration Territory.
14.6.15 Any termination or expiration of this Agreement shall be without prejudice to any other right or remedy to which a Party may be entitled. Upon the expiration of this Agreement or the termination of this Agreement (whether as a whole or with respect to a particular Product), all Regulatory Filings, Regulatory Approvals and other proprietary information relating to the applicable Product(s) shall remain Amgen Confidential Information.
14.6.16 If any approval, consent or waiver with respect to any right, contract or asset that is to be assigned pursuant to Section 14.6 or the applicable Reverse Transition Services Agreement shall not have been obtained prior to Product Reversion, termination or expiration, BeiGene shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof. Without limiting the foregoing, until such assignment and transfer is completed or otherwise with respect to any asset or contract which is used or related to but not exclusively used or related to the Product which is subject to the Product Reversion or termination and thus not being assigned and transferred, BeiGene shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to provide to Amgen substantially comparable benefits thereof and enforce, at the request of and for the account of Amgen, any rights of BeiGene or its Affiliates arising under such rights, contracts or assets.
Section 14.7    Product Reinstatement.
14.7.1     If this Agreement is terminated by Amgen with respect to a Product in accordance with Section 14.4 (Mutual Termination Rights for Commercial Viability in the Collaboration Territory) or Section 14.5 (Termination Rights for Suspension of a Pipeline Product) and after such termination with respect such Product, Amgen initiates clinical Development or Commercialization of such Product, then Amgen shall provide written notice to BeiGene within [*] of such event, which notice shall include a data package containing relevant information Controlled by Amgen applicable to the pre-clinical and clinical Development of such terminated Product and its business case for reinstating the Product. Within [*] after receiving the aforementioned notice, BeiGene shall notify Amgen as to whether it desires such terminated Product to be reinstated as a Product under this Agreement (such notification date, the Product Reinstatement Notice Date).
14.7.2     If BeiGene does not timely provide notice that it desires such terminated Product to be reinstated as a Product, the terminated Product shall remain a terminated Product and Amgen shall have no further obligations under this Agreement with respect to such Product.
14.7.3     If BeiGene does timely provide notice that it desires such terminated Product to be reinstated as a Product and is not conducting or participating in, or advising, assisting or enabling any Third Party to conduct or participate in, any Distracting Program corresponding to such reinstated Product, the terminated Product shall be reinstated as a Product under this Agreement provided that if BeiGene does timely provide notice that it desires such terminated Product to be reinstated as a Product but is conducting or participating in, or advising, assisting or enabling any Third Party to conduct or participate in, any Distracting Program corresponding to such reinstated Product (which for purposes of this subsection shall also be deemed to be a Distracting Transaction whether or not internally developed by BeiGene) then BeiGene shall Divest or terminate all activities with respect to such Distracting Program in accordance with Section 9.3.1 or 9.3.2 (provided that all references to closing of the Distracting Transaction shall instead be deemed to refer to the Product Reinstatement Notice Date). Thereafter, such Product shall be reinstated as of the date of such termination or Divestment as a Product per above.
14.7.4     For clarity, a Product for which BeiGene elects to continue a Distracting Product shall remain a terminated Product (and thus no longer subject to the Distracting Program Restriction). Reciprocally, a Product for which BeiGene elects to have reinstated shall once again be deemed a Product under this Agreement (and thus once again become subject to the Distracting Program Restriction).
Section 14.8    Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 14.6 (General Effects of Expiration or Termination), in the event of any expiration or termination of this Agreement (whether as a whole or with respect to a particular Product) the following provisions shall survive: Article I (Definitions), VII (Financial Consideration) (with respect to amounts incurred or earned prior to any such expiration or termination), VIII (Payments) (with respect to amounts incurred or earned prior to any such expiration or termination), XI (Confidentiality, Publications and Press Releases), XIII (Indemnification and Insurance), XIV (Term and Termination) and XV (Miscellaneous) and Sections 2.9.2 (Non-Collaboration Territory Agreements), 3.1.5 (Ownership of Development and Safety Data) (subject to Section 14.6.2), 5.7.2 (Records; Audit Right) (with respect to amounts incurred or earned prior to any such expiration or termination), 10.1 (Program Intellectual Property Ownership), 10.2 (Copyright Ownership), 10.3 (Product Trademarks), 10.4 (Joint Ownership), 10.6 (License Grant by BeiGene), Section 12.5 (Privacy and Data Protection), 12.7 (Disclaimer of Warranties) and 12.8 (Limitation of Liability).
Section 14.9    Transition Obligations.
14.9.1     During the Term, BeiGene shall use commercially reasonable efforts to conduct the Designated BeiGene Activities in a manner that will not reasonably be expected to prevent or materially delay or increase the transitional cost of a Product Reversion under this Agreement. In addition, BeiGene shall use commercially reasonable efforts to ensure that any Third Party contracts related to the applicable Product(s) in the Collaboration Territory are assignable to Amgen without the consent of such Third Party.
14.9.2     During the [*] period following termination of this Agreement, the Parties shall cooperate to transition all of BeiGene’s activities with respect to the applicable Product in the Collaboration Territory from BeiGene to Amgen. BeiGene shall take all actions reasonably requested by Amgen to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the development and commercialization of a Product in the Collaboration Territory. Amgen shall be solely responsible for all costs and expenses incurred in connection with any Product Reversion pursuant to this Section 14.9.2, provided that in the event of any termination by Amgen under Section 14.2.1 (Termination for Breach), Section 14.2.3 (Breach of Proper Conduct Practices) or Section 14.3 (Mutual Termination Rights for a Product), BeiGene shall be solely responsible for all costs and expenses incurred in connection with any such Product Reversion.
14.9.3     During a reasonable period (not less than [*]) before the reversion of Product rights to Amgen pursuant to Section 5.1.2(a) and Section 5.1.3, as applicable (each, a “Product Reversion”) and for a reasonable period thereafter, the Parties shall cooperate to transition all of BeiGene’s activities with respect to the applicable Product in the Collaboration Territory from BeiGene to Amgen in accordance with the applicable Reverse Transition Services Agreement (as may be amended by the Parties as necessary to ensure an orderly transition of the applicable Product). BeiGene shall take all actions reasonably requested by Amgen to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the commercialization of a Product, as well as employees and operations in the Collaboration Territory, in each case in accordance with the terms and provisions of the applicable Reverse Transition Services Agreement. During the transition period, each Party will conduct its business related to the Product Reversion in the ordinary course, consistent with past practice. Without limiting the foregoing, during the period specified in the first sentence, if either BeiGene or Amgen becomes aware that any of the rights, contracts or assets which were to have been assigned or transferred to Amgen pursuant to Section 14.6 have not been so transferred to Amgen, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party consent or approval, to Amgen. Furthermore, if, after the Product Reversion date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Reverse Transition Services Agreement, then the Party receiving such funds shall, within [*] after receipt of such funds, forward such funds to the proper Party.
Section 14.10    Ordinary Course of Business. During the Product Reversion Transition Period with respect to the applicable Product(s), except (i) as otherwise expressly required by this Agreement or any Reverse Transition Services Agreement, (ii) as required by Applicable Law, (iii) as Amgen shall otherwise consent to in writing, which consent shall not be unreasonably withheld, BeiGene shall and shall cause its Affiliates to:
14.10.1     conduct its Development and Commercialization activities with respect to the applicable Product(s) in the ordinary course of business;
14.10.2     use commercially reasonable efforts to preserve the applicable Product(s) business and its goodwill and maintain its relations and goodwill with customers and other Persons having material business relationships with respect to the applicable Product(s);
14.10.3     not encumber, transfer or assign the assets (other than inventory in the ordinary course) which are to be transferred to Amgen pursuant to Section 14.6 or any Reverse Transition Services Agreement;
14.10.4     not (i) transfer, assign, materially modify, materially amend or terminate any contract or waive, release, assign or fail to exercise or pursue any material rights or claims under any contract which is to be assigned to Amgen pursuant to Section 14.6 or any Reverse Transition Services Agreement, (ii) terminate or materially amend any contract with any Governmental Authority relating to the applicable Product(s) in the Collaboration Territory or (iii) enter into any material contract relating to the applicable Product(s) in the Collaboration Territory, other than contracts that (a) are renewals of existing agreements, (b) do not materially and adversely affect the value of the applicable Product(s), or (c) are with respect to the sale of inventory, in each case in the ordinary course of business;
14.10.5     other than in the ordinary course of the applicable Product(s) business, not (i) accelerate the delivery or sale of any units of the applicable Product(s) in the Collaboration Territory, or (ii) modify the price or offer discounts on the sale of units of the applicable Product(s) in the Collaboration Territory;
14.10.6     not take any action that would reasonably be expected to have a material adverse impact on the Regulatory Approvals for the applicable Product(s);
14.10.7     other than in the ordinary course of business, not materially alter its activities and practices with respect to inventory levels (including samples) of the applicable Product(s) maintained at the wholesale distribution, sub-distribution or institutional levels in the Collaboration Territory;
14.10.8     other than in the ordinary course of business, not terminate or alter the duties of any Person performing sales activities with respect to the applicable Product(s) in a manner that would have a material adverse impact on sales of the applicable Product(s); and
14.10.9     not agree, commit or offer (in writing or otherwise) to take any of the actions described above.
Section 14.11    Capability Build Services. In connection with Amgen’s effort to build internal capability within its Affiliates in the Collaboration Territory, beginning [*] prior to the end of the In-Line Product Commercialization Period with respect to the applicable In-Line Products and Pipeline Products, BeiGene covenants and agrees to use commercially reasonable efforts to undertake the actions set forth on the Capability Build Services Schedule.

ARTICLE XV.

MISCELLANEOUS
Section 15.1    Assignment; Change of Control.
(a)    Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Applicable Law, general succession or otherwise) by either Party without the prior written consent of the other Party; provided that (i) either Party may assign this Agreement, and its rights and obligations hereunder, to an Affiliate only with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (ii) Amgen may assign this Agreement and its rights and obligations hereunder (x) in its entirety in connection with the transfer or sale of all or substantially all of the Product(s) to which this Agreement relates or (y) in part on a Product-by-Product basis subject to Section 15.1(b), and (iii) either Party may assign this Agreement, and its rights and obligations hereunder in connection with a Change of Control, which Change of Control, with respect to BeiGene, shall be subject to Section 15.1(c). Any assignment not in accordance with this Agreement will be null and void ab initio. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Additionally, if this Agreement is assigned, in whole or in part, in accordance with its terms, then: (1) any Safety Agreement or Quality Agreement may be assigned, in whole or in part, by the assignor to the permitted assignee of this Agreement; and (2) the assignor’s ongoing and future obligations to the other Party under the Safety Agreement or Quality Agreement will be deemed terminated to the extent commensurate with the assignment of the corresponding obligations under this Agreement.
(b)    If Amgen assigns this Agreement in part with respect to a Product only, Amgen shall provide BeiGene with prompt written notice of such assignment. Such notice shall be provided by Amgen prior to the execution of such assignment, if permitted under Applicable Laws and not prohibited by the terms of any agreement between Amgen and any Third Party, and otherwise as soon as practicable thereafter and, in any event, not later than [*] following the consummation of the transaction contemplated by such agreement. BeiGene shall have the right, in its sole discretion, by providing written notice within [*] of its receipt of such notice to terminate its right and obligation to Develop and Commercialize the Product and upon receipt of such notice such Product shall be deemed terminated from this Agreement, provided that [*]. If BeiGene should fail to give such notice to Amgen within such [*] period, BeiGene shall have no further rights to take the actions set forth in this Section 15.1(b) as a result of such assignment described in the foregoing notice. If the Parties cannot reach agreement with respect to such royalty, either Party shall have the right to refer such dispute to arbitration under Section 15.4.4.
(c)    If BeiGene enters into an agreement that results or that, if the transaction contemplated thereby is completed would result, in a Change of Control of BeiGene, BeiGene shall provide Amgen with prompt written notice describing such Change of Control in reasonable detail (the “BeiGene Change of Control Notice”). The BeiGene Change of Control Notice shall be provided by BeiGene prior to the execution of such agreement, if permitted under Applicable Laws and not prohibited by the terms of any agreement between BeiGene and any Third Party, and otherwise as soon as practicable thereafter and, in any event, not later than [*] following the consummation of the transaction contemplated by such agreement. Amgen shall have the right, in its sole discretion, by providing written notice within [*] of its receipt of the BeiGene Change of Control Notice to elect one or more of the following:
(i)    terminate BeiGene’s right to Develop and Commercialize the Products, provided that [*];
(ii)    terminate BeiGene’s right to participate in any committees established pursuant to Article 2 which committees shall, if Amgen elects, be disbanded and all decisions that were the responsibility of such committees shall thereafter be made by Amgen; and/or
(iii)    no longer provide BeiGene with certain information and reports, including copies of Key Regulatory Filings and Material Communications pursuant to Section 3.2.3, data and Know-How pursuant to Section 3.3.
If Amgen should fail to give such notice to BeiGene within such period [*] period, Amgen shall have no further rights to take the actions set forth this Section 15.1(c)as a result of the Change of Control described in the BeiGene Change of Control Notice. If the Parties cannot reach agreement with respect to the royalty in Section 15.1(c)(i), either Party shall have the right to refer such dispute to arbitration under Section 15.4.4.
Section 15.2    Compliance with Laws. The Parties enter into this Agreement with the intent of conducting their relationship in full compliance with Applicable Law. Notwithstanding any unanticipated effect of any of the provisions herein, neither Party will intentionally conduct itself under the terms of this Agreement in a manner that does our would constitute a violation of Applicable Law. In the event that any Governmental Authority of competent jurisdiction determines that this Agreement or any material provision of this Agreement violates any Applicable Law, the Parties shall negotiate in good faith to amend this Agreement or the relevant provision thereof to remedy such violation in a manner that will not be inconsistent with the intent of the Parties or such provision. If the Parties are unable to so negotiate a modification within [*] of delivery of the notice regarding such violation, then either Party may elect to terminate this Agreement upon written notice to the other.
Section 15.3    Change in Applicable Law. If any change in Applicable Law enacted after the Execution Date could reasonably be expected to have a material adverse effect on the ability of either Party to carry out its obligations, or receive the benefits under, this Agreement, such Party, upon written notice to the other Party (which notice may be given within [*] following enactment of such change in Applicable Law, whether or not such change is effective on the date of such enactment or is effective at a later date), may request renegotiation of this Agreement. Such renegotiation will be undertaken in good faith.
Section 15.4    Governing Law; Dispute Resolution.
15.4.1     This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, U.S.A., without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.
15.4.2     Subject to Sections 15.4.3 and 15.4.4 below, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement (and including the applicability of this Section 15.4 to any such dispute, controversy or claim), but excluding any dispute, controversy or claim subject to Section 2.4.3 (JAC Deadlocks), Section 2.3.2 (JSC Deadlocks) or Section 7.8 (Commercialization Budget Deadlock) (each a “Dispute”), shall be referred to and finally settled under the Rules for Administered Arbitration of the International Institute for Conflict Prevention & Resolution in effect at the time of submitting for arbitration, which rules are deemed to be incorporated by reference in this clause:
(a)    The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators who are experienced in the biopharmaceutical industry. Each Party shall designate one arbitrator and the third arbitrator, who shall serve as chair of the Tribunal, shall be designated by the two party-appointed arbitrators in consultation with the Parties.
(b)    The seat of arbitration shall be New York, New York, and the arbitration proceedings shall be held in English.
(c)    The award of the Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.
(d)    The costs of the Tribunal shall be paid by the non-prevailing Party.
(e)    Neither Party or its Affiliates nor any arbitrator may disclose the existence, content, or results of any arbitration under this Agreement without the prior written consent of the applicable parties, unless and only to the extent such disclosure is necessary to confirm, vacate or enforce the award or is otherwise required by Applicable Law.
(i)    The Tribunal shall not have the power to grant any award or remedy other than such awards or remedies that are available under the governing law set forth in Section 15.4.1.
Notwithstanding anything contained in this Section 15.4 a Party or its Affiliate may seek interim or provisional relief or measures in any applicable courts and tribunals that may be necessary to protect the rights of a Party or its Affiliate pending the establishment of the Tribunal or pending the Tribunal’s determination of the merits of the controversy.
15.4.3     Any Dispute shall first be referred to the Alliance Managers for each of the Parties to facilitate and assist resolution of such Dispute, including scheduling an initial meeting between their respective Designated Officers for attempted resolution within [*] after such referral if such matter had not previously been reviewed by the Designated Officers under Section 2.3.2 (JSC Deadlocks). If such Dispute is not resolved within [*] after such referral to the Alliance Managers and, if applicable, the meeting between the Designated Officers, then either Amgen or BeiGene may commence arbitration under Section 15.4 (Governing Law; Dispute Resolution).
15.4.4 Baseball Arbitration.
(a)    Any Dispute that the Designated Officers are unable to resolve pursuant to Section5.1.3(b), Section 14.2.4, Section 15.1(b), or Section 15.1(c)(i) shall be submitted to a Third Party expert (a “Third Party Expert”) mutually acceptable to the Parties having relevant expertise with respect to the Dispute and who has not had any material business relationship with either Party in the [*] prior to appointment. The Parties shall use reasonable efforts to mutually agree on the Third Party Expert within [*] after either Party designates the Dispute for mediation and arbitration under Section 5.1.3(b), Section 14.2.4, Section 15.1(b), or Section 15.1(c)(i). The Third Party Expert shall initially attempt to resolve the Dispute through non-binding mediation. If the Third Party Expert is unable to resolve the Dispute through non-binding mediation within [*], the Dispute will be resolved through Section 15.4.4(b).
(b)    Within [*] of completion of non-binding mediation, each Party will deliver to both the Third Party Expert and the other Party a detailed written proposal setting forth its proposed terms for the resolution of the Dispute (the “Proposed Terms”) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding [*] in length. The Parties will also provide the Third Party Expert with a copy of this Agreement, as amended through such date. Within [*] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the Third Party Expert (with a copy to the other Party) a response to the other Party’s Proposed Terms and Support Memorandum, such response not exceeding [*] in length. Neither Party may have any other communications (either written or oral) with the Third Party Expert; provided that the Third Party Expert may, in its discretion, convene a hearing to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms and Support Memorandum, at which time each Party shall have an agreed upon time to argue and present witnesses in support of its Proposed Terms.
(c)    Within [*] after the Third Party Expert is appointed, the Third Party Expert shall select [*] Proposed Terms (without modification) provided by the Parties which most closely reflects a commercially reasonable interpretation of the terms of this Agreement. In making its selection, (i) the Third Party Expert shall not modify the terms or conditions of either Party’s Proposed Terms nor shall the Third Party Expert combine provisions from both Proposed Terms and (ii) the Third Party Expert shall consider the terms and conditions of this Agreement, the relative merits of the Proposed Terms, the Support Memorandums and, if applicable, the oral arguments of the Parties. The Third Party Expert shall make its decision known to both Parties as promptly as possible by delivering written notice to both Parties. The decision of the Third Party Expert shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.
Section 15.5    Construction. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “or” is used in the inclusive sense (and/or). The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; (iii) any reference herein to any person will be construed to include the person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (v) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided will be construed to refer to Articles, Sections or Schedules of this Agreement. This Agreement has been executed in English, and the English version of this Agreement will control.
Section 15.6    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.
Section 15.7    Entire Agreement. This Agreement, including the attached Exhibits and Schedules, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior or contemporaneous negotiations, representations, agreements and understandings regarding the same.
Section 15.8    Force Majeure. Neither Party will be liable for delay or failure in the performance of any of its obligations hereunder (other than the payment of money) to the extent such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, hostilities, acts of war, terrorism, civil unrest, national emergencies, or epidemics (each, a “Force Majeure”); provided that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further that the affected Party uses its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed.
Section 15.9    Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
Section 15.10    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
Section 15.11    No Set-Off. Except as expressly set forth in Section 7.2.7 (Calculation of Collaboration Profits), Section 8.6.1 (Withholding) or Section 8.6.2 (Indirect Taxes), neither Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates), whether pursuant to this Agreement or otherwise.
Section 15.12    Notices. Any notice required or permitted to be given by this Agreement will be in writing, in English, and will be delivered by hand, overnight courier with tracking capabilities, mailed postage prepaid by registered or certified mail, or confirmed facsimile addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799 United States Attention: Corporate Secretary Telephone: [*] Facsimile: [*]

If to BeiGene:	BeiGene Switzerland GmbH c/o VISCHER AG Aeschenvorstadt 4, 4051 Basel, Switzerland Attention: Managing Director

With a copy to:	BeiGene USA, Inc. 55 Cambridge Parkway, Suite 700W Cambridge, MA 02142, U.S.A. Attention: General Counsel Facsimile: [*]

If to BeiGene Parent:	BeiGene, Ltd. c/o Mourant Governance Services (Cayman) Limited 94 Solaris Avenue, P.O. Box 1348 Grand Cayman KY1-1108, Cayman Attention: Corporate Secretary
Any such notice will be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 15.12.
Section 15.13    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein will be deemed, for the purpose of any law, to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. The Parties will operate their own businesses separately and independently and they will hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Neither Party shall make any filing or initiate any communication with a Governmental Authority that is inconsistent with this Section 15.13 and each Party shall notify the other Party within [*] of receiving any written communication from a Governmental Authority that asserts a position that is inconsistent with this Section 15.13.
Section 15.14    Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of Applicable Law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect or to any extent, then in such respect and to such extent such provision will be given no effect by the Parties and will not form part of this Agreement. To the fullest extent permitted by Applicable Law, all other provisions of this Agreement will remain in full force and effect and the Parties will use their commercially reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.
Section 15.15    Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or BeiGene Indemnities in Article XIII (Indemnification and Insurance), there are no Third Party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.
Section 15.16    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.

*********
(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BEIGENE SWITZERLAND GMBH		AMGEN INC.
By:	/s/ Guillaume Vignon	By:	/s/ Robert A. Bradway
Name:	Guillaume Vignon	Name:	Robert A. Bradway
Title:	Managing Director	Title:	Chairman of the Board, President & CEO

BEIGENE, LTD. (solely with respect to Section 13.6)
By:	/s/ Scott A. Samuels
Name:	Scott A. Samuels
Title:	Senior Vice President, General Counsel

Schedules and Exhibits Omitted from Collaboration Agreement

Pursuant to Regulation S-K, Item 601(a)(5), the schedules and exhibits to the Collaboration Agreement, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

SCHEDULES
Applicable Retail Baseline Price
Capability Build Services
Collaboration Profit Share Example
Distracting Products
Information Security Requirements
Initial JSC Membership
Initial Product Transfer Requirements
Initial Product Transition Services
Press Releases
Privacy and Data Protection
Products
Product Reversion Transition Services
Supply Price
Supply Term Sheet

EXHIBITS
Compliance Certification
Guarantee Agreement